As filed with the Securities and Exchange Commission on September 7, 2018

Registration No. 333-226324

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1/A

(Amendment No. 2)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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AGEAGLE AERIAL SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Nevada	3721	88-0422242
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

117 South 4th Street
Neodesha, Kansas 66757
(316) 202-2076

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Barrett Mooney, Chief Executive Officer
AgEagle Aerial Systems Inc.
117 South 4th Street
Neodesha, Kansas 66757
Phone: (316) 202-2076

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Tahra Wright, Esq. David J. Levine, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000 - Telephone (212) 407-4990 – Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if smaller reporting company)		Smaller reporting company	☒
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.001 par value per share	4,249,469	$1.86	$7,904,012.34	$984.05

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of Common Stock offered hereby also include such presently indeterminate number of shares of our Common Stock as shall be issued by us to the selling stockholder as a result of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of our common stock reported on the NYSE American on July 20, 2018.
(3) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Preliminary Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2018

PRELIMINARY PROSPECTUS

This prospectus relates to the public offering of up to 4,249,469 shares of common stock, par value $0.001 per share (the “Shares”), of AgEagle Aerial Systems Inc., by the selling stockholder set forth in the Selling Stockholder table on page 55 (the “Selling Stockholder”). The Shares are issuable upon the conversion of outstanding shares of our Series C Convertible Preferred Stock held by the Selling Stockholder. The Shares may be sold from time to time by the Selling Stockholder. The Shares were issued to the Selling Stockholder in private transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

We will not receive any proceeds from the sale of the shares by the Selling Stockholder. See “Use of Proceeds” on page 18. We have agreed to pay the expenses in connection with the registration of these shares.

Our common stock is listed on the NYSE American under the symbol “UAVS.” The closing price of our common stock on September 6, 2018 was $1.94.

INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated , 2018.

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INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus was obtained through Company research, surveys and studies conducted by third parties and industry and general publications. Certain information contained in “Description of Business” is based on studies, analyses and surveys prepared by the United Nations Food and Agriculture Organization, ABI Research, the Association for Unmanned Vehicle Systems International, The Teal Group, CB Insights, Goldman Sachs and Markets and Markets. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding to invest in our units. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” section and other sections of this prospectus.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “we,” “us,” “our,” “Company,” and “AgEagle” refer to AgEagle  Aerial Systems Inc., a Nevada corporation.

Overview

We design, produce, distribute and support technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we offer for sale commercially to the precision agriculture industry. Additionally, we recently announced a new service offering using our UAVs and associated data processing services for the sustainable agriculture industry.

Our first commercially available product was the AgEagle Classic which was followed shortly thereafter by the RAPID System. As we improved and matured our product we launched the RX-60 and subsequently our current products, the RX-47 and RX-48. In February 2016, we signed a worldwide distribution agreement with Raven Industries, Inc. (“Raven”) under which Raven would purchase the RX-60 for the agriculture markets for resale through their network of dealers worldwide. The first shipment of our RX-60 system to Raven occurred in March 2016. In 2017, we amended our agreement with Raven to make it non-exclusive and to allow us to sell our products directly into the market. As a result, we began selling our products directly to farmers and agronomists and we do not anticipate sales to, or through Raven in the near future.

The success we have achieved with our products, which we believe has carried over into the new RX-47 and RX-48, stems from our ability to invent and deliver advanced solutions utilizing our proprietary technologies and trade secrets that help farmers, agronomists and other precision agricultural professionals operate more effectively and efficiently. Our core technological capabilities, developed over five years of innovation, include a lightweight laminated shell that allows the UAV platform to perform under challenging flying conditions, a camera with a Near Infrared (NIR) filter, a rugged foot launcher (RX-60), and high end software provided by third parties that automates drone flights and provides geo-referenced data.

Our UAV is an advanced fixed wing model UAV whose design is based upon the years of experience our management has with aircraft and composite parts construction. We design all of our UAVs to be man-portable, thereby allowing one person to launch and operate them through a hand-held control unit or tablet. All of our UAVs are electrically powered, weigh approximately six pounds fully loaded, are capable of flying over approximately 400 acres (roughly 60 minutes of airtime) per flight from their launch location, and are configured to carry a camera with our NIR filter that uses near infrared images to capture crop data. We believe that these characteristics make our UAVs well suited for providing a complete aerial view of a farmer’s field to help precisely identify crop health and field conditions faster than any other method available.

Our UAVs were initially specifically designed to help farmers increase profits by pinpointing areas where nutrients or chemicals need to be applied, as opposed to traditional widespread land application processes, thus decreasing input costs, reducing the amount of chemicals applied and potentially increasing yields. Our products were designed for busy agriculture professionals who do not have the time to process images on their computers, which some of our competitors require, and our first generation product, the AgEagle Classic used to do. Through a relationship with our strategic partner, Botlink, our UAV can be programmed using a tablet device to overlay a flight path over a farmer’s specific crop area. The software can automatically take pictures from the camera, stitch the photos together through the cloud, and deliver a geo-referenced, high quality aerial map to the user’s desktop or tablet device using specialty precision agriculture software such as SST Software or SMS Software. The result is a prescription or zone map that can then be used in a field computer that can typically be found in a sprayer or applicator that has been designed to drive through fields to precisely apply the amount of nutrients or chemicals required to continue or restore the production of healthy yields.

Research and development activities are integral to our business and we follow a disciplined approach to investing our resources to create new technologies and solutions.

Our Growth Strategy

We intend to grow our business by establishing our leadership position in the growing precision agriculture marketplace, launching a new service targeting the sustainable agriculture marketplace for the 2019 growing season, and by creating new, easier to use and higher value products that enable us to remain a leading platform available to our customers. We may also elect to pursue additional opportunities in different industries outside of agriculture and its related areas. Key components of this strategy include the following:

Build a strong worldwide distribution network to offer a best-in-class precision agriculture platform.

We believe we can establish our flying wing product and systems as leading technologies in the precision agriculture marketplace. We will work to identify and establish relationships with dealers and customers in key agricultural regions worldwide, which will help make it possible for every farmer in those markets to have access to the AgEagle platform. Potential distributors are spread across six continents, covering a majority of the world’s major regions including the U.S., Canada, South America, Eastern and Western Europe, Southeast Asia, and Oceania.

Launch and market our new UAV based monitoring service for large food manufacturers desiring to monitor sustainability practices on their farms

We are in the process of launching a new service for the 2019 grow season targeted towards large food manufacturers that are being pressured by consumers to create food products with less chemicals that are more sustainably sourced. We believe our current technology, combined with other third-party technologies will allow us to offer a product to these food manufacturers and could allow us to accelerate business growth faster than if we just focused on the precision agriculture marketplace.

Continue to explore partnerships with companies that can expand our offerings.

We intend to expand our product offerings by building relationships and partnerships with companies that have vertical, synergistic technologies. In addition, other technology alliances may include the acquisition or development of other electronics, software, sensors or more advanced aerial platforms. We are constantly meeting and in discussions with groups that could fill these roles and help with additional development ideas.

Deliver new and innovative solutions in the precision agriculture space.

Our research and development efforts are the foundation of our Company, and we plan to continue to invest in R&D. We plan to continue innovating new and enhanced products that enable us to satisfy our customers through better, more capable products and services, both in response to and in anticipation of their needs. We believe that by investing in research and development, we can be a leader in delivering innovative products that address market needs within our current target markets, enabling us to create new opportunities for growth.

Pursue the expansion of the AgEagle platform of products into other industries besides agriculture.

We may investigate and pursue opportunities outside of agriculture as we continue to expand and grow the AgEagle platform. We are confident in the UAV product we have today, and believe that this product could provide other industries the same kind of optimization we are currently providing the agriculture industry. These industries have yet to be identified by the AgEagle team, but may include verticals such as land surveying and scanning, insurance, inspections, and search and rescue.

Competitive Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

•	Proprietary Technology and Trade Secrets

We believe our unique design and assembly process differentiates our product from any competition. We are confident that our UAVs are industry-leading in durability due to the lightweight laminated shell of the wing, which is made using a proprietary manufacturing process developed by our President and CEO over five years of innovating. This process, which hardens the material used to build the shell, allows the UAV to perform in harsh weather conditions (with wind speeds up to 30 miles per hour) and bring itself to an unassisted landing, all at a total weight of about six pounds. This design is an important trade secret, and we have non-disclosure agreements with our employees in order to keep it unique to AgEagle.

•	Product Has Global Appeal

We believe that our technology addresses a need for better data in the agriculture industry worldwide. With our new global distribution platform, we believe that we are well-positioned for our advanced products to be a viable solution for farmers worldwide.

•	Increased Margins for Farmers

We believe our UAVs will directly enhance margins of our customers by reducing the amount of nutrients and chemicals needed to manage their farms. The software equipped on our UAVs deliver a high-quality aerial map upon completion of the flight, allowing the user to accurately identify the specific areas that are malnourished. This software is compatible with precision applicator tractors, which assist users in applying a precise amount of nutrients in only the necessary areas.

•	Increased transparency for Food Manufacturers

We believe our UAV’s and the data platform we are building offer a unique opportunity to be one of the first companies to offer major food manufacturers a way to connect to the sustainable efforts being made by the farmers from whom they purchase ingredients for their food products. This could allow food manufacturers to confidently claim their food products are made with less chemicals on their packaging and in their marketing.

•	Empower Customers Through Our Self-Serve Platform

Our UAVs are specially designed to provide users with a portable and easy to operate device, which can be controlled with a hand-held unit or tablet. Through our partnership with Botlink, users will be able to plan and track an efficient flight path for their UAV. The UAVs are equipped with a camera and NIR filter whose images provide a holistic aerial view of the fields along with meaningful data that is uploaded and delivered to the user within a very short time frame. As a result, this platform allows users to quickly detect any issues in their fields, which enables them to address such issues in a timely manner before any damage, or further damage affects their fields.

•	All Manufacturing of our Products is Completed in the United States

As of today, we manufacture all of our products at our manufacturing facility in Neodesha, Kansas, which allows us to avoid many of the potential difficulties that may arise if our manufacturing facilities were otherwise located outside the U.S. In addition, all of our research and development activities are performed in the U.S.

Risks Relating to Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks include, but are not limited to, risks associated with:

•	our need for additional funding;

•	our ability to protect our intellectual property rights;

•	rapid technological changes in the industry;

•	governmental policies and regulations regarding our industry;

•	our ability to maintain strong relationships with our customers, suppliers and distributors, including Raven; and

•	worldwide and domestic economic trends and financial market conditions, including an economic decline in the agricultural industry.

Recent Development

On March 26, 2018, EnerJex Resources, Inc. (“EnerJex”), a Nevada company, consummated the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated October 19, 2017, pursuant to which AgEagle Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of EnerJex, merged with and into AgEagle Aerial Systems, Inc., a privately held company organized under the laws of the state of Nevada (“AgEagle Sub”), with AgEagle Sub surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). In connection with the Merger, EnerJex changed its name to AgEagle Aerial Systems Inc. (the “Company, “we,” “our,” or “us”) and AgEagle Sub changed its name to “Eagle Aerial Systems, Inc.” Our common stock will continue to trade on the NYSE American under its new symbol “UAVS” commencing on March 27, 2018. As a result of the Merger, through AgEagle Sub, we are now engaged in the business of designing, developing, producing, distributing and supporting technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we supply to the precision agriculture industry.

Our Corporate Information

We were incorporated in the State of Nevada on April 22, 2015. Our principal executive offices are located at 117 S. 4th Street, Neodesha, Kansas 66757 and our telephone number is (316) 202-2076. Our website address is http://www.ageagle.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

This prospectus relates to the sale by the Selling Stockholder of up to 4,249,469 shares of our common stock.

Common stock offered by Selling Stockholder	4,249,469 shares
NYSE American Symbol	UAVS
Risk Factors	See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our units. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the combined company’s ability to achieve its business objectives, including the successful development of its products. If we are not able to achieve these objectives, the anticipated benefits of the Merger may not be realized fully, may take longer to realize than expected, or may not be realized at all.

Prior to the consummation of the Merger, EnerJex and AgEagle operated independently. Any delays in the integration process or inability to realize the full extent of the anticipated benefits of the Merger could have an adverse effect on the business prospects and results of operations of the combined company. Such an adverse effect may impact the value of the shares of the combined company’s common stock after the completion of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;
•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company; and
•	performance shortfalls as a result of the diversion of management’s attention that was caused by completing the Merger.

We have a limited operating history and there can be no assurance that we can achieve or maintain profitability.

Through our wholly-owned subsidiary, AgEagle Sub, we have been operating for approximately eight years. However, AgEagle Sub has only been in the UAV business for half of that time. We are currently in the business development stage and have limited commercial sales of our products and, accordingly, we cannot guarantee that we will become profitable. Moreover, even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and its failure to do so would adversely affect its business, including its ability to raise additional funds.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts on product development. We will require additional funds to support continued research and development activities, as well as the costs of commercializing, marketing and selling any new products resulting from those research and development activities. We have based this estimate, however, on assumptions that may prove to be wrong, and we could spend available financial resources much faster than we currently expect.

Until such time, if ever, that we can generate a sufficient amount of product revenue and achieve profitability, we expect to seek to finance future cash needs through equity or debt financings or corporate collaboration and strategic arrangements. We currently have no other commitments or agreements relating to any of these types of transactions and cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital, we may have to delay, curtail or eliminate commercializing, marketing and selling one or more of our products.

Product development is a long, expensive and uncertain process.

The development of both UAV software and hardware is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. We might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development and certification process. We anticipate making significant investments in research and development relating to our products and services, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the research and development process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect our results of operations.

Successful technical development of our products does not guarantee successful commercialization.

Although we have successfully completed the technical development of our two original UAV systems, as well as the new RX-60 and RX-47 and RX-48 systems, we may still fail to achieve commercial success for a number of reasons, including, among others, the following:

•	failure to obtain the required regulatory approvals for their use;

•	rapid evolvement of the product due to new technologies;

•	prohibitive production costs;

•	competing products;

•	lack of product innovation;

•	unsuccessful distribution and marketing through our sales channels;

•	insufficient cooperation from our supply and distribution partners; and

•	product development that does not align with or meet customer needs.

Our success in the market for the products and services we develop will depend largely on our ability to properly demonstrate their capabilities. Upon demonstration, our platform of systems may not have the capabilities they were designed to have or that we believed they would have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with a competitor, or may not feel there is a significant need for the products we develop. As a result, significant revenue from our current and new product investments may not be achieved for a number of years, if at all.

Our software platform, offered through our partnership with Botlink, is at risk of unexpected technical failure due to the unavailability of a cellular connection or other technical issues with the software.

Botlink’s technology is relatively new and has only been active in the field for less than one year. As a result, our UAV products may experience technical difficulties that prevent customers from collecting and processing the crop data in real-time. The most common technical problem our customers may experience is the unavailability of a cellular connection, which is necessary in order to wirelessly process the collected data through the cloud. While this will not affect the performance of the UAV or the collection of the data, it could potentially prevent customers from being able to access their completed crop analysis in real-time. While these technical difficulties may be an issue for our customers in the U.S., customers outside of the U.S. will not be subject to such technical difficulties, as their product will be designed for the manual removal and downloading of files through a memory card due to the unavailability of cellular connections in certain areas of the world. We are currently in the final stages of integrating our manual and cellular connected products so that our U.S. customers will be able to access their data at all times, even in the absence of a cellular connection.

If we fail to protect our intellectual property rights, we could lose our ability to compete in the marketplace.

Our intellectual property and proprietary rights are important to our ability to remain competitive and successful in the development of our products and our business. Patent protection can be limited and not all intellectual property can be patented. We expect to rely on a combination of patent, trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures, non-competition agreements and other contractual provisions to protect our intellectual property, other proprietary rights and our brand. As we currently do not have any granted patent, trademark or copyright protections, we must rely on trade secrets and nondisclosure agreements, which provide limited protections. Our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors.

Furthermore, our competitors may independently develop technologies and products that are substantially equivalent or superior to our technologies and products, which could result in decreased revenues. Litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and substantial diversion of management attention. If we do not adequately protect our intellectual property, our competitors could use it to enhance their products. Our inability to adequately protect our intellectual property rights could adversely affect our business and financial condition, and the value of our brand and other intangible assets.

Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

We do not believe that our technologies infringe on the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. If we are required to obtain licenses to use any third party technology, we would have to pay royalties, which may significantly reduce any profit on our products. In addition, any such litigation could be expensive and disruptive to its ability to generate revenue or enter into new market opportunities. If any of our products were found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease production of such products altogether.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnification.

We have developed and sold products and services in circumstances where insurance or indemnification may not be available; for example, in connection with the collection and analysis of various types of information. In addition, our products and services raise questions with respect to issues of civil liberties, intellectual property, trespass, conversion and similar concepts, which may create legal issues. Indemnification to cover potential claims or liabilities resulting from the failure of any technologies that we develop or deploy may be available in certain circumstances but not in others. Currently, the unmanned aerial systems industry lacks a formative insurance market. We may not be able to maintain insurance to protect against all operational risks and uncertainties that our customers confront. Substantial claims resulting from an accident, product failure, or personal injury or property liability arising from our products and services in excess of any indemnity or insurance coverage (or for which indemnity or insurance coverage is not available or is not obtained) could harm our financial condition, cash flows and operating results. Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

We may incur substantial product liability claims relating to our products.

As a manufacturer of UAV products, and with aircraft and aviation sector companies under increased scrutiny, claims could be brought against us if use or misuse of one of our UAV products causes, or merely appears to have caused, personal injury or death. In addition, defects in our products may lead to other potential life, health and property risks. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel when needed, with specific qualifications, on acceptable terms and with an ability to maintain positive relationships with our partners, might impede our ability to continue to develop, commercialize and sell our products and services. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. The loss of any members of our management team may also delay or impair achievement of our business objectives and result in business disruptions due to the time needed for their replacements to be recruited and become familiar with our business. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

If our proposed marketing efforts are unsuccessful, we may not earn enough revenue to become profitable.

Our future growth depends on our gaining market acceptance and regular production orders for our products and services. Our marketing plan includes attendance at trade shows, making private demonstrations, advertising, promotional materials and advertising campaigns in print and/or broadcast media. In the event we are not successful in obtaining a significant volume of orders for our products and services, we will face significant obstacles in expanding our business. We cannot give any assurance that our marketing efforts will be successful. If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

Our operating margins may be negatively impacted by reduction in sales or products sold.

Expectations regarding future sales and expenses are largely fixed in the short term. We maintain raw materials and finished goods at a volume we feel is necessary for anticipated distribution and sales. Therefore, we may not be able to reduce costs in a timely manner to compensate for any unexpected shortfalls between forecasted and actual sales.

We face a significant risk of failure because we cannot accurately forecast our future revenues and operating results.

The rapidly changing nature of the markets in which we compete makes it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•	the timing of sales of our products;

•	unexpected delays in introducing new products;

•	increased expenses, whether related to sales and marketing, or administration; and

•	costs related to possible acquisitions of businesses.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties internally or in conjunction with key vendors and partners that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

Our products are subject to regulations of the Federal Aviation Administration (the “FAA”).

In August 2016, regulations from the FAA relating to the commercial use of UAVs in the United States became law. As a result, users of systems like ours are only required to take a knowledge exam at an approved FAA testing station similar to an automobile driver’s license exam. Prior to the new law, users had to hold a pilot’s license, have an observer present and file various documents before flights. We saw a decrease in revenues of approximately 52% during 2016, which we believe may have been partially due to the uncertainty of the FAA regulations prior to the enactment of the new law. In the event new FAA rules or regulations are promulgated or current rules are revised that may negatively affect commercial usage of our UAVs, such rules and laws could adversely disrupt our operations and overall sales.

Our future results may be affected by various legal and regulatory proceedings and legal compliance risks, including those involving product liability, antitrust, intellectual property, environmental, regulations of the FAA, the U.S. Foreign Corrupt Practices Act and other anti-bribery, anti-corruption, or other matters.

The outcome of any future legal proceedings may differ from our expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead us to change current estimates of liabilities and related insurance receivables where applicable, or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on our results of operations or cash flows in any particular period. We are not currently involved in or subject to any such legal or regulatory proceedings, but we cannot guarantee that such proceedings may not occur in the future.

If we do not receive the governmental approvals necessary for the sales or export of our products, or if our products are not compliant in other countries, our sales may be negatively impacted. Similarly, if our suppliers and partners do not receive government approvals necessary to export their products or designs to us, our revenues may be negatively impacted and we may fail to implement our growth strategy.

A license may be required in the future to initiate marketing activities. We may also be required to obtain a specific export license for any hardware exported. We may not be able to receive all the required permits and licenses for which we may apply in the future. If we do not receive the required permits for which we apply, our revenues may be negatively impacted. In addition, if government approvals required under these laws and regulations are not obtained, or if authorizations previously granted are not renewed, our ability to export our products could be negatively impacted, which may have a negative impact on our revenues and a potential material negative impact on our financial results.

We may pursue additional strategic transactions in the future, which could be difficult to implement, disrupt our business or change our business profile significantly.

We intend to consider additional potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses, products or technologies that expand, complement or otherwise relate to our current or future business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and its business, results of operations and financial condition could be adversely affected.

These activities, if successful, create risks such as, among others: (i) the need to integrate and manage the businesses and products acquired with our own business and products; (ii) additional demands on our resources, systems, procedures and controls; (iii) disruption of our ongoing business; and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of our existing shareholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income or other returns, and any resources we committed to such activities will not be available to us for other purposes. Moreover, if we are unable to access the capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. Our inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect our operating results.

Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce our earnings. Future acquisitions or joint ventures may not result in their anticipated benefits and we may not be able to properly integrate acquired products, technologies or businesses with our existing products and operations or successfully combine personnel and cultures. Failure to do so could deprive us of the intended benefits of those acquisitions.

Breaches of network or information technology security could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage we maintain. Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material adverse effect on our business, operating results and financial condition.

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with generally accepted accounting principles in the United States require the use of estimates, judgments, and assumptions that affect the reported amounts. Different estimates, judgments, and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments, and assumptions are likely to occur from period to period in the future. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required.

Our results could be adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.

Natural disasters, such as hurricanes, tornadoes, floods, earthquakes, and other adverse weather and climate conditions; unforeseen public health crises, such as pandemics and epidemics; political crises, such as terrorist attacks, war, labor unrest, and other political instability; or other catastrophic events, such as disasters occurring at our manufacturing facilities, could disrupt our operations or the operations of one or more of our vendors. In particular, these types of events could impact our product supply chain from or to the impacted region and could impact our ability to operate. In addition, these types of events could negatively impact consumer spending in the impacted regions. Disasters occurring at our manufacturing facilities could impact our reputation and our customers’ perception of our brands. To the extent any of these events occur, our operations and financial results could be adversely affected.

Worldwide and domestic economic trends and financial market conditions, including an economic decline in the agricultural industry, may adversely affect our operating performance.

We intend to distribute in a number of countries and derive revenues from both inside and outside the United States. We expect our business will be subject to global competition and may be adversely affected by factors in the United States and other countries that are beyond our control, such as disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, elevated unemployment levels, sluggish or uneven recovery, in specific countries or regions, or in the agricultural industry; social, political or labor conditions in specific countries or regions; natural and other disasters affecting our operations or our customers and suppliers; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations in the jurisdictions in which we operate. Unfavorable global or regional economic conditions, including an economic decline in the agricultural industry, could adversely impact our business, liquidity, financial condition and results of operations.

For certain of the components included in our products there are a limited number of suppliers we can rely upon and if we are unable to obtain these components when needed we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacture of our products from suppliers and subcontractors. We have not entered into any agreements or arrangements with any potential suppliers or subcontractors. Suppliers of some of the components may require us to place orders with significant lead-times to assure supply in accordance with its manufacturing requirements. Our present lack of working capital may cause us to delay the placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Disruptions of its manufacturing operations would ensue if we were required to obtain components from alternative sources, which would have an adverse effect on our business, results of operations and financial condition.

We indemnify our officers and directors against liability to us and our security holders, and such indemnification could increase our operating costs.

Our bylaws allow us to indemnify our officers and directors against claims associated with carrying out the duties of their offices. Our bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors or control persons, the SEC has advised that such indemnification is against public policy and is therefore unenforceable.

Risks Associated with our Capital Stock

One of our stockholders beneficially owns a majority of our outstanding capital stock and will have the ability to control our affairs.

Our Chairman of the Board and President, Bret Chilcott, currently owns approximately 57.1% of our issued and outstanding capital stock. By virtue of his holdings, he may influence the election of the members of our board of directors, our management and our affairs, and may make it difficult for us to consummate corporate transactions such as mergers, consolidations or the sale of all or substantially all of our assets that may be favorable from our standpoint or that of our other stockholders.

We do not know whether an active, liquid and orderly trading market will develop for our common stock.

An active trading market for our securities may not develop. The lack of an active or liquid market may impair your ability to sell our securities at the time you wish to sell them or at a price that you consider reasonable.

The market price of our securities may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our securities may experience substantial volatility as a result of a number of factors, including, among others:

•	sales or potential sales of substantial amounts of our common stock;

•	announcements about us or about our competitors or new product introductions;

•	developments concerning our product manufacturers;

•	the loss or unanticipated underperformance of our global distribution channel;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the UAV industry;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	changes in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	foreign currency values and fluctuations; and

•	overall political and economic conditions.

Many of these factors are beyond our control. The stock markets have historically experienced substantial price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our securities, regardless of our actual operating performance.

We do not intend to pay cash dividends. As a result, capital appreciation, if any, will be your sole source of gain.

We intend to retain future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing and future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, our common stock will be your sole source of gain for the foreseeable future.

Provisions in our articles of incorporation, our by-laws and Nevada law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our articles of incorporation, our by-laws and Nevada law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include:

•	the inability of stockholders to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in the shares, resulting in fewer broker-dealers may be willing to make a market in our shares, potentially reducing a stockholder’s ability to resell our securities.

We are eligible to be treated as an “emerging growth company,” as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any March 31 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, after which, in each case, we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, the price of our securities and trading volume could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analyst’s cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, the price of our securities could decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

•	our goals and strategies;

•	our future business development, results of operations and financial condition;

•	our ability to protect our intellectual property rights;

•	projected revenues, profits, earnings and other estimated financial information;

•	our ability to maintain strong relationships with our customers and suppliers;

•	our planned use of proceeds; and

•	governmental policies regarding our industry.

These statements may be found under “Prospectus Summary,” “Risk Factors,” Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements typically are identified by the use of terms such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to the factors referenced above.

These risks and uncertainties are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any portion of the net proceeds by the Selling Stockholder from the sale of its shares of common stock.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

Our common stock trades on the NYSE American under the symbol “UAVS.” The following table lists the quotations for the high and low sales prices of our common stock for each quarter during the years ended December 31, 2016 and December 31, 2017, and through July 17, 2018.

Year Ended December 31, 2016	High	Low
Quarter ended March 31, 2016	$6.25	$6.00
Quarter ended June 30, 2016	$7.45	$6.75
Quarter ended September 30, 2016	$11.02	$9.25
Quarter ended December 31, 2016	$7.61	$7.25
Year Ended December 31, 2017
Quarter ended March 31, 2017	$9.48	$8.55
Quarter ended June 30, 2017	$8.38	$7.13
Quarter ended September 30, 2017	$7.57	$7.50
Quarter ended December 31, 2017	$5.75	$4.95
Year Ended December 31, 2018
Quarter ended March 31, 2018	$5.65	$3.55
Quarter ended June 30, 2018 (through July 17, 2018)	$1.88	$1.75

Holders

As of June 30, 2018, there were 349 holders of record of our common stock and one holder of our Series C preferred stock.

Dividends

We do not intend to pay cash dividends to our stockholders in the foreseeable future. We currently intend to retain all of our available funds and future earnings, if any, to finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of the fiscal year ended December 31, 2017 regarding outstanding options granted under our stock option plans and options reserved for future grant under the plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a) (c)
Equity compensation plans approved by stockholders	560,100	$9.76	439,900

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition since the Company’s inception should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Prospectus. All statements, other than statements of historical facts, included in this report are forward-looking statements. When used in this report, the words “may,” “will,” “should,” “would,” “anticipate,” “estimate,” “possible,” “expect,” “plan,” “project,” “continuing,” “ongoing,” “could,” “believe,” “predict,” “potential,” “intend,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, availability of additional equity or debt financing, changes in sales or industry trends, competition, retention of senior management and other key personnel, availability of materials or components, ability to make continued product innovations, casualty or work stoppages at our facilities, adverse results of lawsuits against us and currency exchange rates. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Readers of this report are cautioned not to place undue reliance on these forward-looking statements, as there can be no assurance that these forward-looking statements will prove to be accurate and speak only as of the date hereof. Management undertakes no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. This cautionary statement is applicable to all forward-looking statements contained in this report.

Overview of Business

On March 26, 2018, EnerJex Resources, Inc. (“EnerJex”), a Nevada company, consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated October 19, 2017, pursuant to which AgEagle Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of EnerJex, merged with and into AgEagle Aerial Systems, Inc., a privately held company organized under the laws of the state of Nevada (“AgEagle Sub”), with AgEagle Sub surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). In connection with the Merger, EnerJex changed its name to AgEagle Aerial Systems Inc. (the “Company, “we,” “our,” or “us”) and AgEagle Sub changed its name to “AgEagle Aerial, Inc.” Our common stock will continue to trade on the NYSE American under its new symbol “UAVS” commencing on March 27, 2018. As a result of the Merger, through AgEagle Sub, we are now engaged in the business of designing, developing, producing, distributing and supporting technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we supply to the precision agriculture industry.

We are headquartered in Neodesha, Kansas, and are a manufacturer of unmanned aerial vehicles focused on providing actionable data to the precision agriculture industry. We design, produce, distribute and support technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we offer for sale commercially to the precision agriculture industry. Additionally, we recently announced a new service offering using our UAVs and associated data processing services for the sustainable agriculture industry.

Historically, AgEagle’s derived the majority of its revenue from the sale of our AgEagle Classic and RAPID Systems. However, as a result of the development of our new product, the RX-60, RX-47 and RX-48, we will no longer manufacture and distribute our previous two systems. We believe that the UAV industry is currently in the early stages of development and has significant growth potential. Additionally, we believe that some of the innovative potential products in our research and development pipeline will emerge and gain traction as new growth platforms in the future, creating market opportunities.

In February 2016, we signed a worldwide distribution agreement with Raven Industries, Inc. (“Raven”) under which Raven would purchase the RX-60 for the agriculture markets for resale through their network of dealers worldwide. The first shipment of our RX-60 system to Raven occurred in March 2016. In 2017, we amended our agreement with Raven to make it non-exclusive and to allow us to sell our products directly into the market. As a result, we began selling our products directly to farmers and agronomists and we do not anticipate sales to, or through Raven in the near future.

The success we have achieved with our products, which we believe has carried over into the new RX-47 and RX-48, stems from our ability to invent and deliver advanced solutions utilizing our proprietary technologies and trade secrets that help farmers, agronomists and other precision agricultural professionals operate more effectively and efficiently.

Our core technological capabilities, developed over five years of innovation, include a lightweight laminated shell that allows the UAV platform to perform under challenging flying conditions, a camera with a Near Infrared (NIR) filter, a rugged foot launcher (RX-60), and high end software provided by third parties that automates drone flights and provides geo-referenced data. We design all of our UAVs to be man-portable, thereby allowing one person to launch and operate them through a hand-held control unit or tablet. All of our UAVs are electrically powered, weigh approximately six pounds fully loaded, are capable of flying over approximately 400 acres (roughly 60 minutes of airtime) per flight from their launch location, and are configured to carry a camera with our NIR filter that uses near infrared images to capture crop data. We believe that these characteristics make our UAVs well suited for providing a complete aerial view of a farmer’s field to help precisely identify crop health and field conditions faster than any other method available.

We believe the success that has been achieved with our products, stems from its ability to invent and deliver advanced solutions utilizing our proprietary technologies and trade secrets that help farmers, agronomists and other precision agricultural professionals operate more effectively and efficiently. Our UAVs were initially specifically designed to help farmers increase profits by pinpointing areas where nutrients or chemicals need to be applied, as opposed to traditional widespread land application processes, thus decreasing input costs, reducing the amount of chemicals applied and potentially increasing yields. Our products were designed for busy agriculture professionals who do not have the time to process images on their computers, which some of our competitors require, and our first generation product, the AgEagle Classic used to do. Our UAVs can be programmed using a tablet device to overlay a flight path over a farmer’s specific crop area. The software can automatically take pictures from the camera, stitch the photos together through the cloud, and deliver a geo-referenced, high quality aerial map to the user’s desktop or tablet device using specialty precision agriculture software such as SST Software or SMS Software. The result is a prescription or zone map that can then be used in a field computer that can typically be found in a sprayer or applicator that has been designed to drive through fields to precisely apply the amount of nutrients or chemicals required to continue or restore the production of healthy yields

Research and development activities are integral to our business and we follow a disciplined approach to investing our resources to create new technologies and solutions.

In November 2017, we entered into a multi-agreement arrangement with Agribotix, LLC (“Agribotix”), headquartered in Boulder, Colorado, a leading agricultural information processing company providing actionable data to the agriculture industry. See Note 5 to the [unaudited financial statements] further details about the transaction.

Off-Balance Sheet Arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities. We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our unaudited condensed financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates include, but are not limited to: collectability of receivables, realizability of inventories, warranty accruals, valuation of share-based transactions, and valuation of deferred tax assets. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

See Note 2 in the accompanying audited and unaudited financial statements for a listing of our critical accounting policies.

Revenue Recognition

Revenue is recognized when earned. AgEagle’s revenue recognition policies are in compliance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, and the Securities and Exchange Commission Staff Accounting Bulletin No. 101 and 104.

AgEagle recognizes revenues for the sale of its products in the period when persuasive evidence of an arrangement with a customer, distributor or dealer exists, product delivery and acceptance have occurred and title has transferred to the customer, dealer or the distributor, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

AgEagle generally ships FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. AgEagle assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. AgEagle assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history. Additionally, dealers are required to place a deposit on each drone ordered. AgEagle has executed various agreements to sell its products, including one exclusive worldwide distributor agreement 2016 whereby both the dealers and distributor agreed to purchase AgEagle drones and other related products. Under the terms of the dealer agreements except the recently executed agreement with its distributor, the dealer takes ownership of the products, and AgEagle deems the items sold upon release of shipment to the dealer. This distributorship agreement was made non-exclusive in 2017. Prior to the execution of the distributor agreement in February 2016, AgEagle sold its products through various dealers in the United States and Canada; all these agreements have since been terminated.

RESULTS OF OPERATIONS

Year ended December 31, 2017 compared to year ended December 31, 2016

During the year ended December 31, 2017, we recorded revenues of $116,035 compared to revenues of $373,324 for the same period in 2016, a 69% decrease. The decrease was the result of the worldwide distribution agreement with Raven Industries, Inc. (“Raven”) not resulting in increased sales growth as anticipated. Also we launched a newer more competitive UAVS model the RX-48 later than projected. The RX-48 is able to compete with the popular drone copters models that are easier to use in smaller farms and provide a lower price point versus the RX-60 model that is used for larger farms with a higher price point. During 2017, we sold or converted 24 UAVs, resulting in lower revenue per unit compared to the 50 UAVs sold in 2016.

During the year ended December 31, 2017, cost of sales totaled $111,811, a $226,433 or 67% decrease as compared to $338,244 in the year ended December 31, 2016. We had a gross profit of $4,224 or 4% during the year ended December 31, 2017 compared to $35,080 or 9% for the comparable period in 2016, resulting in a decrease in our profit margin. The decrease in our gross margin in comparison to the prior year is due to an inventory valuation that was conducted as part of our year-end observation procedures that resulted in the recording of $15,359 to cost of goods sold a slow-moving obsolescence reserve for sensors, cameras and other parts due to the development of the UAVS models resulting in the replacement of these items for more technologically advanced parts.

We recorded total operating expenses of $671,087 during 2017, a 60% decrease as compared to operating expenses of $1,675,545 in the same period of 2016. General and administrative expenses totaled $219,164 in 2017 compared to $363,787 in 2016, a decrease of 40%, due to decreases in wages, office expenses, and insurance expense. Selling expenses in 2017 were $31,004 compared to $56,340 in 2016. The decrease was driven by less advertising, and expenses relating to less industry shows as a result of the execution of the Raven agreement it was expected they market our product as our exclusive dealer at the time. Consulting fees – related party totaled $7,992 for 2017 as a result of the no new awards of common stock and stock options compared to $694,356 in 2016 where stock awards and options were granted. Professional fees totaling $402,706 in 2017 were expenses incurred for legal and accounting, compared to $554,043 in 2016 which related to increased legal, audit, accounting, financial filing and underwriter fees associated with the filing of the Company’s prior registration statement on Form S-1 with the Securities and Exchange Commission (the “Commission”).

Dealer termination expense for the year ended December 31, 2017 was ($12,458), as compared to $114,727 which was mainly due to termination costs in the prior year as a result of entering the Raven exclusive distributor agreement. The agreement triggered termination costs with our existing U.S. and Canadian dealers at that time which required us to buyback or convert various UAVS systems that the dealers were holding in inventory. These termination requirements were all completed in 2017 and any remaining accrued liability was reversed.

Interest expense for year ended December 31, 2017 was $142,810 as compared to $53,575 in the prior year. The increase was due to (i) a convertible note of $300,000 issued by us in February 2017 to a new holder, (ii) various promissory notes totaling $131,050 issued to related parties throughout 2017, and (iii) two promissory notes for $185,005 from existing investors.

Our net loss was $797,215 in 2017. This represents a $1,015,300 decrease from our net loss of $1,812,515 in 2016, due mainly to less salary, professional, consulting, accounting expenses, dealer terminations costs offset by reduced sales and lower gross margins.

Cash Flows

December 31, 2017 compared to December 31, 2016

Cash on hand was $35,289 at December 31, 2017, an increase of $19,402 compared to the $15,887 on hand at December 31, 2016. Cash used in operations for 2017 was $328,878 compared to $896,829 of cash used by operations for 2015. The decrease was driven by less legal, audit, accounting, financial filing and underwriter fees associated with the filing of our prior registration statement on Form S-1 with the Commission (which was subsequently abandoned), as well as stock and option compensation expense associated with a strategic consulting agreement-with a related party.

Cash used by investing activities during 2017 was $12,775 for the purchase of new machinery needed to make the RX-48 model compared to cash provided by investing activities during 2016 of $5,341 from the sale of a competitor UAV. We also issued notes receivable totaling $75,000 to Enerjex for working capital purposes.

Cash provided by financing activities during 2017 was $436,055 as a result of (i) a promissory noted executed with a face value of $175,000 resulting in proceeds of $150,000, (ii) $185,005 in promissory notes from existing investors, and (iii) various promissory notes from related parties for $131,050 to us for working capital purposes.

Results of Operations

Three and Six Months ended June 30, 2018 and 2017

For the three months ended June 30, 2018 and 2017, we recorded revenues of $24,517 compared to revenues of $47,192 for the same period in 2017, representing a 48% decrease. For the six months ended June 30, 2018 and 2017, we recorded revenues of $53,707 compared to revenues of $82,391 for the same period in 2017, a 35% decrease. The decrease was due to a shift in the drone industry from do-it-yourself, early adopter farmers to a more services oriented model whereby independent agronomists provided prescriptions for the application of chemicals based on data they collect through aerial imagery and drones. The Company is in the process of addressing this change in the market through strategic acquisitions and the launch of a service oriented model toward sustainable markets as result of the recent infusion of operating capital and significant reduction of debt.

For the three months ended June 30, 2018 and 2017, cost of sales totaled $18,174 and $36,905, respectively, a decrease of 50%. Costs of sales totaled $41,971 and $43,183, for the six months ended June 30, 2018 and 2017, respectively, reflecting a decrease in our cost of goods sold of 3%. For the three months ended June 30, 2018, and 2017 we had a gross profit of $6,343 or 26% and $10,287 or 22% representing an increase of 4% in our profit margins. For the six months ended June 30, 2018 and 2017, we had a gross profit of $11,736 or 22% and $39,208 or 48%, a decrease in our profit margins of 26%. For the three months ended June 30, 2018, our cost of sales decreased while increasing our gross margin as we did not sell our slow-moving inventory during the period and instead focused on our UAVS sales. The decrease in our gross margin and increase in our costs of goods sold for the six months ended June 30, 2018 in comparison to the comparable prior periods is due to the increase of slow-moving inventory due to the innovation of our products which resulted in raw-materials being sold at a discount such as sensors, cameras and other parts.

For the three months ended June 30, 2018, and 2017 we had a gross profit of $6,343 or 26% and $10,287 or 22% representing an increase of 4% in our profit margins. For the six months ended June 30, 2018 and 2017, we had a gross profit of $11,736 or 22% and $39,208 or 48%, a decrease in our profit margins of 26%. For the three months ended June 30, 2018, our cost of sales decreased while increasing our gross margin as we did not sell our slow-moving inventory during the period and instead focused on our UAVS sales. The decrease in our gross margin and increase in our costs of goods sold for the six months ended June 30, 2018 in comparison to the comparable prior periods is due to the increase of slow-moving inventory due to the innovation of our products which resulted in raw-materials being sold at a discount such as sensors, cameras and other parts

We recorded total operating expenses of $688,012 and $107,913, respectively, for the three months ended June 30, 2018 and 2017, resulting in an 538% increase. For the three months ended June 30, 2018 and 2017 we recorded $428,044 and $15,578 in professional fees, respectively, a 2,648% increase. The increase is mainly due to more professional fees related to legal, accounting and consulting services in connection with the Merger completed on March 26, 2018 and the on-going expenses related to us being publicly traded such as legal, audit and consulting services. General and administrative expenses also increased 208% as we had $233,797 of expenses for the current period versus $75,999 in the comparable prior period. This was mainly due to an increase in salaries, financial service fees, investor relations costs and stock compensation expense due to the issuance of shares and options to directors and employees. Lastly included in operating expenses was selling costs that increased 222% to $27,005 versus $8,377 in the prior comparable period due to attendance to various trade shows in that propel our sustainable market initiatives.

We recorded total operating expenses of $884,544 and $272,897, respectively, for the six months ended June 30, 2018 and 2017, a 224% increase. For the six months ended June 30, 2018 and 2017 we recorded $578,629 and $101,550 in professional fees, respectively, a 470% increase. The increase is mainly due to more professional fees related to legal, accounting and consulting services in connection with the reverse merger completed on March 26, 2018 and the on-going expenses related to us being publically traded such as legal, audit and consulting services. General and administrative expenses also increased 89% as we had $269,823 of expenses for the current period versus $142,625 in the comparable prior period. This was mainly due to an increase in salaries, financial service fees, investor relations costs and stock compensation expense due to the issuance of shares and options to directors and employees. Lastly included in operating expenses was selling costs that increased 146% to $36,460 versus $14,850 in the prior comparable period due to attendance to various trade shows in that propel our sustainable market initiatives.

Other income for the three months ended June 30, 2018 and 2017 was $(189) and $(35,848), respectively representing a 99% decrease and $16,711 and $5,189, respectively for the six months ended June 30, 2018 and 2017, representing a 83% decrease. The other income is a result of dealer termination costs being accrued in prior periods that were reversed as a result of all liabilities having been satisfied.

Interest expense for the three months ended June 30, 2018 and 2017 was $0 and $36,383, respectively and $27,414 and $77,554, for the six month ended June 30, 2018 and 2017, respectively. The decrease is mainly due to the conversion of all debt as of the date of the merger with EnerJex except for the promissory note assumed as a result of the merger and the amortization of debt discounts in 2017 totaling $18,621 that was not recorded in 2018.

Our net loss was $712,210 and $133,474 for the three months ended June 30, 2018 and 2017, respectively and $915,707 and $306,054, for the six month ended June 30, 2018 and 2017, respectively. This represents a $578,736 or 434% increase for the three months ended June 30, 2018 and $609,653 or 199% increase for the six months ended June 30, 2018 and 2017. Overall the increase in net loss is due to more costs and less sales and the recording of the loss from the unconsolidated investee of $30,352.

Cash Flows

June 30, 2018 compared to December 31, 2017

Cash on hand was $2,560,062 at June 30, 2018 compared to the $35,289 at December 31, 2017, an increase of $2,524,773. Cash used in operations for the six months ended June 30, 2018 was $(1,683,498) compared to $(245,983) of cash used in operations for the six months ended June 30, 2017. The increase was driven mainly by a significant amount of accounts payable assumed by us in the amount of $950,258 from EnerJex in connection with the Merger and added insurance expenses that were prepaid of $ 101,282. We also recorded non-cash expenses of $135,600 for stock issued in exchange for services and investment in unconsolidated investee of $30,352.

Cash provided by investing activities during the six months ended June 30, 2018 was $221,255 compared to cash used in investing activities during the six months ended June 30, 2017 of $12,775, the increase was mainly due to the $265,255 of cash acquired in connection with the Merger and . a payment to Agribotix of $35,000 related to the investment made in Agribotix..

Cash provided by financing activities during the six months ended June 30, 2018 was $3,987,016 compared to $248,050 as of June 30, 2017. This was as a result of $4,000,000 net of $20,000 in fees invested in the company in exchange for common and preferred shares. Cash was also used to repurchase shares from a shareholder for $210,642 and make payments of $32,341 on the promissory note assumed from Enerjex offset by additional cash that was received in connection with issuance of the Series C Preferred Stock.

Liquidity and Capital Resources

On November 21, 2017, Alpha Capital Anstalt (“Alpha”) signed a binding commitment letter with EnerJex to provide prior to or at the closing of the Merger a minimum of $4 million in new equity capital (the “Private Placement”). The Private Placement was consummated on March 26, 2018. In connection with the Private Placement, Alpha purchased an additional 4,000 shares of Series C Preferred Stock at a purchase price of $1,000 per share for total aggregate consideration of $4 million. The Series C Preferred Stock is convertible into 2,612,245 shares of our common stock. In addition, as consideration for their funding commitment, Alpha received a fee equal to 408,552 shares of our common stock.

On May 11, 2018, we issued an additional 250 shares of our Series C Convertible Preferred Stock, convertible into 163,265 shares of our common stock. received a cash payment of $250,000 for the issuance of the Series C Preferred Stock. The Series C Convertible Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Convertible Preferred Stock into more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Convertible Preferred Stock.

Each share of Series C Preferred Stock is convertible into a number of shares of our common stock equal to the quotient determined by dividing (x) the stated value of $1,000 per share, by (y) a conversion price of $1.53. Until the volume weighted average price of our common stock on NYSE exceeds $107.50 with average trading volume of 200,000 shares per day for ten consecutive trading days, the conversion price of our Series C Preferred Stock is subject to full-ratchet, anti-dilution price protection. Under that provision, if, while that full-ratchet, anti-dilution price protection is in effect, we issue shares of our common stock at a price per share (the “Dilutive Price”) that is less than the conversion price, then the conversion price of our Series C Preferred Stock is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of shares of common stock at a Dilutive Price, the Series C Preferred Stock would be convertible into a greater number of shares of our common stock.

The Series C Preferred Stock was issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, in reliance on the recipient’s status as an “accredited investor” as defined in Rule 501(a) of Regulation D.

As of June 30, 2018, we had working capital of $2,307,361 and a loss from operations of $900,203 for the period then ended. While there can be no guarantees, we believe cash on hand, in connection with cash from operations and this offering, will be sufficient to fund operations for the next year of operations. In addition, we intend to pursue other opportunities of financing with outside investors.

Off-Balance Sheet Arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities. We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF BUSINESS

Organizational History

AgEagle Aerial Systems Inc. (“AgEagle,” the “Company,” “we” or us”), headquartered in Neodesha, Kansas, is a leading manufacturer of unmanned aerial vehicles focused on providing actionable data to the precision agriculture industry. The Company was founded in 2010 by Bret Chilcott, our President and Chairman of the Board as Solutions by Chilcott, LLC, a Kansas limited liability company. In April 2015, Solutions by Chilcott was converted into a corporation and then merged into AgEagle, a newly-formed Nevada corporation.

Our history is rooted in advanced composite parts manufacturing, first for commercial trucks and then as a vendor to the government manufacturing micro wind turbine blades. Around 2011, we also began applying our expertise in composite parts manufacturing on a research project at Kansas State University that was attempting to use model airplanes to monitor and analyze crops. After several months, Mr. Chilcott and the university agreed to continue the commercialization phase of this project under the auspices of the Company, and in 2012, we completed the first prototype of our UAV. Over the next year, Mr. Chilcott traveled throughout the mid-western United States meeting with farmers and agronomists, compiling test data, operating history, market information, and then in early 2014 we sold our first commercial UAV.

Our Products and Services

We design, produce, distribute and support technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we offer for sale commercially to the precision agriculture industry. Our first commercially available product was the AgEagle Classic which was followed shortly thereafter by the RAPID System. As we improved and matured our product we launched the RX-60 and subsequently our current products the RX-47 and RX-48. In February 2016, we signed a worldwide distribution agreement with Raven Industries, Inc. (“Raven”) under which Raven would purchase the RX-60 for the agriculture markets for resale through their network of dealers worldwide. The first shipment of our RX-60 system to Raven occurred in March 2016. In 2017, we amended our agreement with Raven to make it non-exclusive and to allow us to sell our products directly into the market. As a result, we recently changed our focus to a more direct sales model targeting agronomists in the precision agriculture market as well as providing aerial imagery services to the sustainable agriculture market, and we do not anticipate sales to, or through Raven in the near future.

Our UAV is an advanced fixed wing model UAV whose design is based upon the years of experience our management has with aircraft and composite parts construction. We design all of our UAVs to be man-portable, thereby allowing one person to launch and operate them through a hand-held control unit or tablet. All of our UAVs are electrically powered, weigh approximately four to six pounds fully loaded, are capable of flying over approximately 400 acres (roughly 60 minutes of airtime) per flight from their launch location, and are configured to carry a camera with our NIR filter that uses near infrared images to capture crop data. We believe that these characteristics make our UAVs well suited for providing a complete aerial view of a farmer’s field to help precisely identify crop health and field conditions faster than any other method available.

Our UAVs were specifically designed to help farmers increase profits by pinpointing areas where nutrients or chemicals need to be applied, as opposed to traditional widespread land application processes, thus decreasing input costs and increasing yields. The RX-60 and RX-48 systems, were designed for busy agriculture professionals who do not have the time to process images on their computers, which some of our competitors require. Through a relationship with our strategic partner, our UAV can be programmed using a tablet device to overlay a flight path over a farmer’s specific crop area. The software can automatically take pictures from the camera, stitch the photos together through the cloud, and deliver a geo-referenced, high quality aerial map to the user’s desktop or tablet device using specialty precision agriculture software such as SST or SMS. The result is a prescription or zone map that can then be used on a field computer in a spray and precisely apply the amount of nutrients or chemicals required to continue or restore the production of healthy crops for farmers.

Map 1 Layers
✓ Fertilizing Prescription
Target Rate (Mass)
Transparency - 100 %
Target Rate (Mass)
(lb/ac)
60.00 (23.34 ac)
50.00 (31.13 ac)
40.00 (15.63 ac)
30.00 (0.65 ac)
Statistics(Selected / All)
Minimum ---- / 30.00 lb/ac
Maximum ---- / 60.00 lb/ac
Average ---- / 50.91 lb/ac
Total ---- / 3,601.3 lb
Area ---- / 70.74 ac
Length ---- / 94,301 ft
Count ---- / 34
4300
4300
6400 Rd
6400 Rd
0 200ft

Figure 1: Figure 1: Prescription Map

Partnership with Raven

In February 2016, we signed a worldwide, exclusive distribution agreement with Raven Industries. Under this initial three-year distribution agreement, Raven would private label and purchase our fixed wing UAVs, exclusively for the agriculture markets over the initial term, for resale through their network of Ag Retailers worldwide. Raven has the right to renew the agreement after the expiration of the initial term. In 2017, we amended our agreement with Raven to make it non-exclusive and to allow us to sell our products directly into the market. The agreement contains other standard termination provisions, covenants and warranties, as more fully set forth therein. We recently changed our focus to a more direct sales model targeting agronomists in the precision agriculture market as well as providing aerial imagery services to the sustainable agriculture market, and we do not anticipate sales to, or through Raven in the near future.

On the date we entered into the distribution agreement with Raven, we also simultaneously entered into a stock purchase agreement with Raven whereby we sold 200,000 shares of our common stock to Raven for an aggregate purchase price of $500,000. In connection with the financing, Raven was entitled to designate one director to serve on our board of directors. In March 2016, Raven exercised this right and we appointed Lindsay Edwards to the board. Ms. Edwards subsequently resigned as a director in May 2018 after we became a public company. Raven is a publicly traded corporation (NASDAQ: RAVN) based in Sioux Falls, South Dakota that is a leading provider of precision agriculture products designed to reduce operating costs, decrease inputs and improve yields of farmers through their Applied Technology division.

Agribotix – Data and SAAS Agreements

In November 2017, AgEagle entered into a multi-agreement arrangement with Agribotix, LLC (“Agribotix”), headquartered in Boulder, Colorado, a leading agricultural information processing company providing actionable data to the agriculture industry. Agribotix’s platform delivers agricultural intelligence to increase yields and profits using drone-enabled technologies. Agribotix was founded in 2013 by Dr. Tom McKinnon, its Chief Technology Officer.

AgEagle believes that developing a strong working relationship with Agribotix will benefit AgEagle and its shareholders in developing important vertically integrated products and services. Agribotix’s primary product is FarmLens™, a subscription cloud analytics service that processes data, primarily collected with a drone such as AgEagle’s, and makes such data usable by farmers and agronomists. FarmLens is currently sold by Agribotix as a subscription and offered either standalone or in a bundle with major drone platforms manufactured by leading drone providers like AgEagle, DJI, and senseFly.

Agribotix extends the reach of its FarmLens platform by partnering with and directly integrating into offerings by leading agricultural companies like John Deere’s Operations Center and The Climate Corporation’s FieldView. To date, Agribotix has processed agricultural imagery for over 50 different crop types from over 50 countries around the world.

The agreements reached between AgEagle and Agribotix include:

•	Dealer Agreement whereby AgEagle appointed Agribotix as a non-exclusive dealer of AgEagle’s products on a worldwide, best efforts basis. The term of the agreement is for twelve months with marketing and sales commencing on or after January 1, 2018, and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 30 days’ written notice. Both parties agree to provide standard reporting and support services. Agribotix is required to maintain proper insurance and is obligated to standard confidentiality clauses. AgEagle has the right to audit Agribotix on an annual basis for its business under this agreement. Both parties agreed to standard indemnification clauses.
•	Distribution and Resale Agreement whereby Agribotix appointed AgEagle as a non-exclusive distributor of Agribotix products and analytic services including FarmLens on a worldwide, best efforts basis. The term of the agreement is for twelve months and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 90 days’ written notice. Both parties agree to provide standard reporting and support services. AgEagle is required to maintain proper insurance and is obligated to standard confidentiality clauses. Both parties agree to standard indemnification clauses.
•	Exchange Agreement whereby, to further align interests between the parties, AgEagle has agreed to exchange shares of the Company’s common stock it receives in the Merger equal to an aggregate value of $1,000,000 for 20% of the equity membership interests of Agribotix. As of the date of the closing of the Merger, 200,000 shares of EnerJex were issued to Agribotix as outlined per the Exchange Agreement. The shares did not affect the Merger exchange ratio, and therefore was not additionally dilutive to the EnerJex shareholders.

•	As part of the signing of the exchange agreement, three promissory notes totaling $110,000 with a 6% per annum interest payable were executed between Agribotix and the Company in exchange for exclusive dealing rights until the later of 120 days after the signing date, or the termination date as defined in the exchange agreement, has been recorded as part of our investment in unconsolidated investee as of the closing date of the Merger.

On July 25, 2018, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Eagle Aerial Systems, Inc., our wholly-owned subsidiary, Agribotix and the other parties named therein. Pursuant to the Purchase Agreement, we shall, upon the closing, acquire all right, title and interest in and to all assets owned by Agribotix utilized in Agribotix’s business of providing integrated agricultural drone solutions and drone-enabled software technologies and services for precision agriculture, except for certain excluded assets as set forth in the Purchase Agreement (the “Purchased Assets”). At closing, we shall also assume certain liabilities under various third party contracts, accounts payable and indebtedness pursuant to the terms of the Purchase Agreement. We anticipate that the closing of the transaction will occur within the next 30 days in accordance with the terms of the Purchase Agreement, subject to the closing conditions described therein.

The consideration for the Purchased Assets includes the following to be made at closing: (a) a cash payment of $150,000 (of which $110,000 was previously paid), (b) 200,000 shares of our common (the “Common Stock”) at a value of $5.00 per share (all of which shares were issued to Agribotix pursuant to the Exchange Agreement, (c) an amount payable at closing equal to the sum of: (i) the number of shares of Common Stock that is calculated by dividing $1,000,000 by the average closing daily price per share of the Common Stock on the NYSE, for each of the 20 trading days ending on the date immediately preceding the closing date (the “Average Price”), provided that in no event shall the Average Price be less than $2.00 (the “Closing Shares”); and (ii) $450,000 in cash.

In addition, Agribotix shall pay an amount on the 90th day following the closing equal to the sum of: (i) the number of shares of Common Stock that is calculated by dividing $2,000,000 by the Average Price (calculated as if the 20-trading day period ends on the 89th day following the closing), provided that in no event shall the Average Price be less than $2.00 (the “Post-Closing Shares”); and provided further that in the event that the Average Price so calculated is more than the Average Price calculated in the preceding paragraph, the Average Price shall be the Average Price calculated as set forth in the preceding paragraph); and (ii) $400,000 in cash.

If revenue of the business for the one year period ending on the first anniversary of the closing date is at least $1,000,000, plus the Capital Investment Multiplier (as defined below), then Agribotix shall earn the number of shares of Common Stock that is calculated by dividing $250,000 by the Average Price (calculated as if the 20–trading day period to which reference is made above ends on such first anniversary), provided that in no event shall the Average Price be less than $2.00. “Capital Investment Multiplier” means 1.5 times the amount of capital invested by us or our affiliates in Agribotix to support and advance the business, inclusive of loans or other investments provided to Agribotix prior to the closing, less $250,000.

The Purchase Agreement contains customary representations, warranties and covenants, including covenants obligating Agribotix to continue to conduct its business in the ordinary course. In addition, the Purchase Agreement contains provisions for indemnification in the event of any damages suffered by either party as a result of, among other things, breaches of representations and warranties contained therein. An aggregate amount equal $75,000 in cash, 50% of the number of Closing Shares and 25% of the number of Post-Closing Shares shall be deposited in an escrow account with a third party escrow agent to secure the indemnification obligations of Agribotix pursuant to the terms of the Purchase Agreement.

Consumer Products and Services

UAV Market Overview

Unmanned aerial vehicles, or UAVs, have been in use for decades, whether it be a drone for military surveillance by the U.S. Government, a commercial UAV used to scan and survey property, or by hobbyists who fly their personal devices simply to get a different view of the world. All three of these examples fall under the same burgeoning industry, one that is increasing in number and effectiveness as aircrafts, sensors and automation technologies mature. As the potential benefits of UAV technology extend beyond its traditional military use, commercial customers have started to shift resources into the drone opportunity so as to reach levels of efficiency not previously experienced. Despite the obstacles the industry will continue to face and be required to maneuver through, the first operational rules for routine commercial use of UAVs went into effect on August 20, 2016. The current landscape and targeted industries in the UAV marketplace can be seen below:

Figure 2: Industries in the UAV Marketplace

The military’s use of drones is recognized and have been around for many years. The participants in this market are well entrenched at this point, with companies such as Boeing, Lockheed Martin and AeroVironment providing surveillance and attack drones to the U.S. military and Department of Defense. The growth of unmanned systems for military and civil use is projected to continue through the next decade. It is estimated that UAV spending in the civil market will increase substantially over the next decade, from $2.8 billion worldwide in 2017 to $11.8 billion in 2026, and the segment is expected to generate $73.5 billion over the next 10 years, according to The Teal Group. Commercial use is expected to be the fastest growing civil segment, rising more than twelvefold from $512 million in 2017 to $6.5 billion in 2026. This growth is forecasted to be fueled, in part, by the estimated $1.3 billion in investments in the sector by technology companies and venture capitalists since 2013.

As compared to the relatively mature military drone sector, the hobbyist and consumer market has been growing steadily over the past five years. Market leaders include companies such as Dajiang Innovation Technology (“DJI”) and Parrot EPA with many smaller, lessor known companies jumping into the fray. Should consumers continue to adopt this technology, not only do we believe the industry will experience its projected growth, but it will provide for a significant number of purchasing options as competition increases.

The segment of the UAV industry that has received the most attention recently is the commercial market, which was brought into the spotlight in early 2015 when the FAA released its new proposed guidelines for commercial UAV use, and then in June 2016, when the FAA announced it had finalized the first operational rules for routine commercial use of UAVs. These rules went into effect on August 20, 2016. According to CB Insights, 2016 saw a record number of investments in the drone industry, topping $454 million across 100 transactions, due to venture firms and technology companies moving into the drone space with sizable investments. In Q1 of 2017, the sector saw a quarterly deals record of 32 investments worth $113 million giving 2017 a funding run-rate of 122 deals worth over $506 million, both new records. While regulatory uncertainty has kept many on the sidelines, the new clarity from the FAA has started to help investors get more comfortable. The primary segments in the commercial market, as seen in the above chart, include Precision Agriculture, Inspection/Surveillance, Mapping/Surveying, Film/Photo/Video and Public Safety/First Responders. AgEagle falls under the precision agriculture segment, which as an industry is relatively new and ripe with opportunity for those innovative solutions that solve today’s current problems.

DRONES ANNUAL GLOBAL FINANCING HISTORY
2012 - 2017 YTD (6/7/17)
122 (Full-Year Projection)
$506 (Full-Year Projection)
100
78
41
52
18
11
$42
$111
$164
$479
$454
$216
2012
2013
2014
2015
2016
2017 YTD (6/7/2017)
Disclosed Funding ($M)
Deals
CBINSIGHTS

Figure 3: Global UAV Investment History

Precision Agriculture Industry Overview

Precision agriculture is a farming management concept based on observing, measuring, and responding to inter and intra-field variability in crops. Over the years, as farmers have been increasingly under pressure to increase profit margins and comply with new governmental regulations, entrepreneurs have been searching for solutions that present the prospect of new operational efficiencies. This has led to a number of changes in the agricultural industry, with precision agriculture being recognized by some as one of the largest technological opportunities in agriculture since the introduction of hydraulics in the 1940’s. As agriculture and technology companies realize the potential benefits from this new technology, many are introducing innovative products and services to the agriculture arena, focused on helping farmers capitalize upon this new technology.

Precision agriculture technologies provide the information and systems that allow a farmer to optimize and customize the timing, amount, and placement of inputs (seed, fertilizer, pesticides, irrigation, etc.) for any given section of a field. This allows the farmer to produce the maximum yield from the entire field at the lowest possible cost. The concept has been enabled by technologies that include:

•	Crop yield monitors mounted on GPS-equipped combines;

•	variable rate technology, like seeders, sprayers, etc.;

•	an array of real-time vehicle mountable sensors that measure everything from chlorophyll levels to plant water status; and

•	multi- and hyper-spectral aerial and satellite imagery, from which products like Normalized Difference Vegetation Index (“NDVI”) maps can be made.

The total value of U.S. crops in 2014 was estimated at $195 billion. While 2015 and 2016 saw slight downturns due to commodity pricing, even a modest improvement in yield would have a substantial aggregate economic impact for the roughly $200 billion industry. There are a few trends that drive where we believe the precision agriculture marketplace is heading: the increased use of auto steering and variable rate controls for inputs, advanced sensors and Big Data, the push into the food and grocery industry by Walmart and Amazon, and customers who are realizing their return on investment.

The first trend is possibly the most important. Guidance and auto steering have provided farmers with significant benefits by reducing costly application overlaps by field equipment. This, combined with variable rate application equipment, will allow farmers to break their fields into specific sections based on criteria such as soil type and historical yield. With this information available on a section by section basis, farmers are then able to minimize their costs and increase profitability across the farm as a whole.

However, we believe it is the data behind the equipment that is going to drive the ag industry forward. Advanced sensors and filters allow the farmer to not only view weather and soil data, but through use of a device such as a drone, it would allow that information to be coupled with real time plant health data for in-depth analysis. This analysis supports real time predictive decision-making to drive costs lower and improve crop yields.

Finally, as farmers have begun to adopt this new technology, we believe the returns on their investments are beginning to materialize. By having this increased functionality and the expanded offerings of precision agriculture devices, integrated software, analytics, and cloud services, the hope is that the adoption rates of these new solutions continue to grow over the coming years

Figure 4: AgEagle Crop Health Map

As the demographic for farmers shift to a younger, more technologically-minded group, many are forecasting an increase in the rate of growth of precision agriculture. A current estimate of the precision agriculture market by Markets and Markets projects a roughly $7.9 billion global marketplace by 2022, with an estimated compound annual growth rate of 13.5% from 2016 to 2022. The growth rate outside the U.S., including developing countries where the need to improve productivity is even greater, is expected to be higher. More companies, ranging from large public companies (e.g., Monsanto (biotech, seeds, chemicals) and John Deere (equipment)), to small privately owned or venture backed companies, are expected to begin focusing on this opportunity with the goal of providing specialty farm management software, cloud services, sensors, data analytics, and even drone imaging services.

Precision Agriculture UAV Market

While precision agriculture is beginning to transform traditional farming methods, we believe that the commercial UAV market is strategically placed to play a substantial role in this transformation. UAVs have many commercial applications, as described above, and many industry experts now expect one of the biggest impacts to be on the agriculture industry. Drone technology, if executed properly, can make farming more efficient, lower operating costs and reduce farming’s environmental impact. Current estimates from Zion Market Research expect the industry for drones used in agriculture to reach more than $3.0 billion by 2021, up from approximately $674 million in 2015. These estimates are in spite of the ban that was previously in place by the FAA prior to the announcement in June 2016 that the FAA finalized the first operational rules for routine commercial use of UAVs, which went into effect on August 20, 2016.

The use of drones for agriculture can add real time high definition imagery collected on demand to help farmers see what is happening in the field without having to walk through the field. UAVs costs a fraction of what an airplane or a satellite costs, and at the same time, they can provide a superior set of images with a potential resolution equivalent of taking a picture while standing next to the plant. These small, unmanned rotary and fixed wing aircrafts can fly at low altitudes and be programmed to fly a certain pattern using a variety of software. They can take high definition images with visual and multi spectral cameras, providing specific plant health information in real time. This new imagery would need to be integrated with all the other data a farmer collects to increase productivity. Successful entrants in the UAV space will be the ones who can integrate the existing data and the science of agronomy into the images through partnering or acquisitions.

Market Size

We believe that the precision agriculture sector of the UAV market presents robust opportunities for our products. The United Nations Food and Agriculture Organization (“FAO”) projects that the world will require 70% more food production by 2050 in order to keep up with population growth. That number is nearly 100% when looking at just developing countries. To accomplish this, the agriculture sector will need to become more efficient, producing an average of 250 bushels per acre (“bpa”), possibly as much as 300, from the approximately 200 bpa that are currently produced. Farmers and agronomists are seeking ways to increase yields while lowering input costs and overall environmental impact of chemicals and water consumption. In collaboration with the precision agriculture products already available today, we believe our UAVs can help to accomplish this goal with the actionable data we provide to growers.

Recent estimates from a report published by Goldman Sachs in March 2016 further estimates the total addressable market for precision agriculture to be $1.4 billion in the U.S. and $5.9 billion globally over the next five years. Such market size translates to approximately 47,000 UAV units in the U.S. and 197,400 UAV units around the world. In addition, Goldman Sachs suggests that the commercial UAV industry has a $21 billion total addressable market with an estimated triple-digit compound annual growth rate from 2016 to 2020.

Other research firms have published their estimates for the precision agriculture market over the last couple years as well. PricewaterhouseCoopers pegs the addressable market for agriculture drones to be worth $32.4 billion, second only to the infrastructure sector. Global Market Insights sees the market surpassing $1.0 billion by 2024, with global shipments exceeding 200,000 UAV units by 2024. Markets and Markets expects the agriculture drone market to grow from $864 million in 2016 to $4.2 billion in 2022, representing a 30%+ CAGR during that period.

Our Growth Strategy

Build a distribution network to offer a best-in-class precision ag platform.

We believe we can establish our UAV product and systems as leading technologies in the precision agriculture marketplace. Through organic growth we believe we can identify and build relationships with dealers and customers in key agricultural regions worldwide, which will help make it possible for farmers in those markets to have access to the AgEagle platform. We intend to target the U.S. initially and then target Australia and South America as we grow our operations.

Continue to explore partnerships with companies that can expand our offerings.

We intend to expand our product offerings by building relationships, partnerships and possibly acquisitions of companies that have vertical, synergistic technologies. Our first venture into this concept has been and will continue to be to integrate our UAV system with various precision agriculture products in order to connect the data and improve the effectiveness and efficiency of this data for farmers. In addition, other technology alliances may include the acquisition or development of other electronics, software, sensors or more advanced aerial platforms. We are constantly meeting and in discussions with groups that could fill these roles and help with additional development ideas. We see the potential to acquire such synergistic companies to be an exciting potential growth strategy for AgEagle, especially as the number of companies in the market start to consolidate over the coming years.

Deliver new and innovative solutions in the sustainable agriculture markets.

In an effort to help farmers and agribusinesses better identify sustainability opportunities we intend to use our expertise in high resolution imagery capture to verify and validate best management practices. With the application of precision imagery and analytics, we will offer value from the farm gate to the retail outlet for sustainability measurement. While less than 20% of companies in the S&P 500 reported on their sustainability initiatives in 2011, that number has increased significantly to 85% today. Many companies, including Fortune 500 corporations and major food manufactures, are experiencing increased pressure from consumers to manage their businesses in a sustainable manner. Most food manufacturers are not set up to monitor how the ingredients they purchase from farmers are treated and handled in the field, yet consumers are demanding full transparency and accountability on the chemical treatment of their food. That is where we come in. Using the same suite of imagery capture and data analytics we developed for the precision agriculture market, we intend to help food manufacturers meet their sustainable farming initiatives by helping them reduce water usage and the chemicals that go into our food. Management believes that our product and data platform is uniquely designed to support different corporations’ sustainability goals by tracking and documenting sustainability efforts on the farm.

Pursue the expansion of the AgEagle platform of products into other industries besides agriculture.

We may investigate and pursue opportunities outside of agriculture as we continue to expand and grow the AgEagle platform. We are confident in the UAV product we have today, and believe that this product could provide other industries the same kind of optimization we are currently providing the agriculture industry. These industries have yet to be identified by the AgEagle team, but may include verticals such as land surveying and scanning, insurance, inspections and search and rescue.

Competitive Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

Proprietary Technology and Trade Secrets. We believe our unique design and assembly process differentiates our product from our competitors. We are confident that our UAVs are industry-leading in durability due to the lightweight laminated shell of the wing, which is made using a proprietary manufacturing process developed by our founder over five years of innovating. This process, which hardens the material used to build the shell, allows the UAV to perform in harsh weather conditions (with wind speeds up to 30 miles per hour) and bring itself to an unassisted landing, all at a total weight of about four to six pounds. This design is an important trade secret and we have non-disclosure agreements with our employees in order to keep it unique to AgEagle.

Product Has Global Appeal. We believe that our technology addresses a need for better data in the agriculture industry worldwide. With our new global distribution platform, we believe that we are well-positioned for our advanced products to be a viable solution for farmers worldwide.

Increased Margins for Farmers. We believe our UAVs will directly enhance margins of our customers by reducing the amount of nutrients and chemicals needed to manage their farms. The software equipped on our UAVs will deliver a high-quality aerial map upon completion of the flight, allowing the user to accurately identify the specific areas that are malnourished. This software is compatible with precision applicator tractors, which assist users in applying a precise amount of nutrients in only the necessary areas.

Empower Customers Through Our Self-Serve Platform. Our UAVs are specially designed to provide users with a portable and easy to operate device, which can be controlled with a hand-held unit or tablet. The UAVs are equipped with a camera and near infrared filter whose images provide a holistic aerial view of the fields along with meaningful data that is uploaded and delivered to the user within a very short time frame. As a result, this platform allows users to quickly detect any issues in their fields, which enables them to address such issues in a timely manner before any damage, or further damage affects their fields.

All Manufacturing of our Products is Completed in the United States. As of today, we manufacture all of our products at our manufacturing facility in Neodesha, Kansas, which allows us to avoid many of the potential difficulties that may arise if our manufacturing facilities were otherwise located outside the U.S. In addition, all of our research and development activities are performed in the U.S.

Government Regulation

Our products are subject to regulations of the FAA. On June 21, 2016, the announced it had finalized the first operational rules for routine commercial use of small UAS, which for purposes of the regulations are unmanned aircraft weighing less than 55 pounds that are conducting non-hobbyist operations. UAS operators-for-hire will have to pass a written test and be vetted by the TSA, but no longer need to be airplane pilots as current law requires. The rules went into effect on August 20, 2016. Among other things, the new regulations require

•	preflight inspection by the remote pilot in command;

•	minimum weather visibility of 3 miles from the control station;

•	visual line-of-sight to the aircraft from the pilot and person manipulating the controls;

•	prohibit flying the aircraft over any persons not directly participating in the operation, not under a covered structure or not inside a covered stationary vehicle;

•	daylight or civil twilight operations (30 minutes before official sunrise to 30 minutes after official sunset, local time);

•	maximum groundspeed of 100 mph (87 knots); and

•	maximum altitude of 400 feet above ground level or, if higher than 400 feet above ground level, the aircraft must remain within 400 feet of a structure.

The new regulations also establish a remote pilot in command position. A person operating a small unmanned aircraft must either hold a remote pilot airman certificate with a small unmanned aircraft system rating or be under the direct supervision of a person who does hold a remote pilot certificate (remote pilot in command). A pilot’s license is no longer required. To qualify for a remote pilot certificate, a person must: demonstrate aeronautical knowledge by either passing an initial aeronautical knowledge test at an FAA-approved knowledge testing center, or hold a part 61 pilot certificate other than student pilot, complete a flight review within the previous 24 months, and complete a small UAS online training course provided by the FAA. The person must also be vetted by the TSA and be at least 16 years old. Applicants will obtain a temporary remote pilot certificate upon successful completion of TSA security vetting. The FAA anticipates that it will be able to issue a temporary remote pilot certificate within 10 business days after receiving a completed remote pilot certificate application.

The regulations do not require the use of a visual observer. In addition, FAA airworthiness certification is not required. However, the remote pilot in command must conduct a preflight check of the small UAS to ensure that it is in a condition for safe operation.

Most of the restrictions can be waived by the FAA if the applicant demonstrates that his or her operation can safely be conducted under the terms of a certificate of waiver. The FAA maintains an online portal where a company or individual can apply for a certificate of waiver.

Manufacturing

As of today, we manufacture all of our products at our manufacturing facility in Neodesha, Kansas. We believe our current facilities are sufficient to adapt to our growth plans for the next two to three years and we have no current plans to expand our manufacturing capabilities.

Suppliers

Currently, we have strong relationships established with companies that provide many of the parts and services necessary to construct our advanced fixed wing and newly introduced UAVS drones, such as Botlink, MicaSense and 3DR. We have relationships with these suppliers and hope to continue to build and find new relationships from which we can source cheaper and better supplies to stay ahead of the needs of the market.

Our flight planning and photo stitching software is provided by Botlink, a private company in North Dakota. We have worked closely with Botlink to optimize their software to work with our platforms. We consider our relationship with Botlink to be good; however, a loss of this relationship could have a materially adverse effect on our product offerings and results of operations.

Research and Development

Research and development activities are part of our business and we follow a disciplined approach to investing our resources to create new technologies and solutions. A fundamental part of this approach is a well-defined screening process that helps us identify commercial opportunities that support current desired technological capabilities in the precision agriculture space. Our research includes the expansion of our wing products so as to build a portfolio of UAVs, as well as other solutions to problems with which agriculture professionals struggle.

Employees

As of March 31, 2018, we had a total of four employees, which includes two part-time employees. We plan to increase the number of employees as we execute on our new growth strategy. We have not experienced a work stoppage since we commenced operations. None of our employees are represented by employee union(s). We believe relations with all of our employees are good.

Intellectual Property

We currently have a registered trademark on the AgEagle name and logo. We have also filed provisional patents on certain aspects of our current and future technology. Finally, we consider our UAV manufacturing process to be a trade secret, and have non-disclosure agreements with current employees so as to protect those and other trade secrets held by the Company.

Property

We have one leased facility located at 117 South 4th Street, Neodesha, Kansas 66757. This serves as the corporate headquarters and manufacturing facility. The facility is a lease of 4,000 square feet at a cost of $200 per month. Monthly rent increases of $100 every year until the expiration of the lease in September 30, 2018 which we plan on extending.

Legal Proceedings

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth information concerning our directors, executive officers and other key employees as of as of the date of this prospectus.

Name	Age	Positions Held
Barrett Mooney	33	Chief Executive Officer
Bret Chilcott	57	Chairman of the Board, President and Secretary
Nicole Fernandez-McGovern	45	Chief Financial Officer
Grant Begley (1)(2)(3)	65	Director
Scott Burell (1)(2)(3)	53	Director
Thomas Gardner (1)(2)(3)	43	Director
Corbett Kull	50	Director

———————

(1)       Member of the Audit Committee

(2)       Member of the Compensation Committee

(3)       Member of the Nominating and Corporate Governance Committee

Barrett Mooney. Mr. Mooney joined as Chief Executive Officer as of July 18, 2018. Mr. Mooney brings an extensive track record of growing agriculture and sustainability businesses. From May 1, 2017 to July 18, 2018, he served as Group Product Lead for The Climate Corporation, a subsidiary of Monsanto (recently acquired by Bayer), where he led the satellite imagery team, managed a team focused on using artificial intelligence to enhance crop yield production an introduced a new organizational structure to improve sales efficiency. Prior to The Climate Corporation, from July 1, 2012 to May 1, 2017, Mr. Mooney co-founded and was CEO and president of HydroBio, a software company that used satellite-driven image analytics to conserve water and maximize crop yields. In May 2017, he sold HydroBio to The Climate Corporation. Mr. Mooney holds a Doctor of Philosophy in Agricultural and Biological Engineering from the University of Florida. He is also a member of the American Society of Agricultural and Biological Engineers.

Bret Chilcott. Mr. Chilcott has served as a member of our board of directors and as President since the inception of the Company in April 2014 and as Chief Executive Officer since February 2016. As of July 18, 2018, Mr. Chilcott stepped down as Chief Executive Officer and currently serves as President, Secretary and Chairman of the Board. The path to AgEagle started when Mr. Chilcott established his advanced composite manufacturing company, Solutions by Chilcott, LLC, whose manufacturing processes led the way to the initial AgEagle fixed wing design. Previously, Mr. Chilcott spent over 12 years with Cobalt Boats in Neodesha, Kansas, where he held a variety of positions from Director of Product Development and Engineering to Director of Sales and Marketing. In those positions, he was responsible for developing strategic product plans for the company as well as the management of regional sales managers. Prior to Cobalt Boats, Mr. Chilcott also spent a number of years working at the Cessna Aircraft Company and Snap-on Tools. It was at Snap-on Tools, acting as a national accounts manager, that Mr. Chilcott first established his blueprint for a dealer network, a model which he carried over successfully to AgEagle when AgEagle began selling its product. Mr. Chilcott graduated from Kansas Community College in 1982 with a degree in Sales and Marketing. We believe that Mr. Chilcott’s background and experience in composite parts manufacturing provides him with a broad familiarity of the range of issues confronting our company in the market, which makes him a qualified member of our board.

Nicole Fernandez-McGovern. Ms. Fernandez-McGovern has served as our Chief Financial Officer since April 2016. From April 2013 to January 2016, Ms. Fernandez-McGovern served as the CEO and CFO of Trunity Holdings, Inc. (OTCQB: TNTY), where she was able to lead a successful restructuring of the company by acquiring a new compounding pharmacy business and finalizing the spin-out of the legacy educational business into a newly formed private company. From January 2011 to April 2013, Ms. Fernandez-McGovern was President of RCM Financial Consulting, a consulting firm where she provided interim accounting and financial services to small and medium sized companies. Ms. Fernandez-McGovern was also a financial manager at Elizabeth Arden, Inc. (NASDAQ: RDEN) from July 2001 to October 2010, where she was involved in all aspects of the SEC and financial reporting process. Her career began with KPMG LLP in the audit and assurance practice where she managed various large scale engagements for both public and privately held companies. Ms. Fernandez-McGovern has a Master of Business Administration with a concentration in Accounting and International Business and a Bachelor of Business Administration with a concentration in accounting, both from the University of Miami. She is also a Certified Public Accountant in the State of Florida, serves on the boards of the South Florida Chapter of Financial Executives International and Pembroke Pines Charter Schools Advisory Board and is fluent in Spanish.

Grant Begley. Mr. Begley has served as a member of our board of directors since June 2016. Since July 2011, Mr. Begley has served as President of Concepts to Capabilities Consulting LLC, which advises global executive clients on competitive positioning and performance in aerospace. From August 2010 to September 2011, Mr. Begley was Corporate Senior Vice President for Alion Science and Technology. Prior to Alion, Mr. Begley served as Pentagon Senior Advisor to the Office of the Under Secretary of Defense, for Unmanned Systems, advising on critical issues and leading development of DoD’s 2011 Unmanned Systems Roadmap. Mr. Begley’s career includes defense industry leadership positions for the development of advanced capabilities with Raytheon and Lockheed Martin where he initiated and led cross-corporation unmanned systems and robotics successes. Mr. Begley served in the United States Navy for 26 years, where his duties included operational assignments flying fighter aircraft, designated Top Gun, followed by acquisition assignments for the development and management of next generation manned and unmanned aircraft systems, weapon systems and joint executive acquisition assignments. Mr. Begley holds Master’s degrees in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a Bachelor’s degree in General Engineering from the U.S. Naval Academy. We believe that Mr. Begley’s 20 plus years of experience as a UAV industry expert, focused on UAV technologies, regulations and commercial applications, will be an invaluable resource to our board.

Scott Burell. Mr. Burell has served as a member of our board of directors since June 2016. Concurrently from November 2006 until November 2017, he served as the Chief Financial Officer, Secretary and Treasurer of CombiMatrix Corporation (NASDAQ: CBMX), a publicly traded diagnostics laboratory that was acquired in November 2017 by Invitae Corporation (NYSE: NVTA). Mr. Burell served as CombiMatrix’s Vice President of Finance since November 2001 and as Controller from February 2001 to November 2001. From May 1999 to February 2001, Mr. Burell was the Controller for Network Commerce, Inc. (NASDAQ: SPNW), a publicly traded technology and information infrastructure company located in Seattle, Washington. Prior to this, Mr. Burell spent nine years with Arthur Andersen’s Audit and Business Advisory practice in Seattle. During his tenure in public accounting, Mr. Burell worked with many clients, both public and private, in the high-tech and healthcare markets, and was involved in numerous public offerings, spin-offs, mergers and acquisitions. Mr. Burell has been a licensed C.P.A. in the State of Washington since 1992 (currently inactive). Mr. Burell also serves on the Board of Directors of Microbot Medical, Inc. (NASDAQ: MBOT), an Israeli-based medical device company specializing in the researching, designing, developing and commercializing of transformational micro-robotics medical technologies. He also is a member of the Board of Directors of CollPlant, as well as CollPlant (TLV: CLPT), a regenerative medicine company focused on development and commercializing tissue repair products, initially for orthobiologics and advanced would care markets. He is a member of the National Association of Corporate Directors, the Orange County chapter of the Forum for Corporate Directors and is a member of the American Institute of Certified Public Accountants. He holds Bachelor of Science degrees in both Accounting and Business Finance from Central Washington University. We believe that Mr. Burell’s background in accounting and experience as a chief financial officer of a public company, coupled with his corporate governance expertise, qualify Mr. Burell as a valuable member of our board.

Thomas Gardner. Mr. Gardner has served as a member of our board of directors since June 2016 and he and his firm has been engaged as a consultant to AgEagle. Since May 2010, Mr. Gardner has served as COO and Director at NeuEon, Inc., a technology advisory consulting firm, where he oversees operations and provides strategic technology and business guidance to select clients. Mr. Gardner has extensive experience in the areas of business and technology leadership across many industries, including financial services, manufacturing, telecommunications and consumer goods. Within these sectors, Mr. Gardner has specific expertise in the areas of process improvement, digitization and standardization, mergers and acquisitions, system implementations, enterprise resource planning and work-force optimization. Mr. Gardner holds a dual Bachelor of Science in Accounting and Management from Bryant University. We believe that Mr. Gardner’s experience as a data analytics expert, along with his strategic technology and business expertise, brings a unique perspective to our board.

Corbett Kull. Mr. Kull has served as a member of our board of directors since July 2018. Since December 8, 2014, Mr. Kull has served as senior director of marketing for The Climate Corporation, a subsidiary of Monsanto (now Bayer), which provides software, hardware and insurance products to farmers worldwide. Prior to his role at The Climate Corporation, in 2013. Kull co-founded 640 Labs, an agribusiness that leveraged the power of analytics, mobile technologies and cloud computing to help farmers capture and store in-field data. In December 2014, he sold 640 Labs to The Climate Corporation. Kull received his Master in Business Administration, with an emphasis in Marketing, from the Illinois Institute of Technology. He earned Bachelors of Science in Electrical Engineering from Rose-Hulman Institute of Technology. We believe that Mr. Kull’s business expertise regarding analytics, mobile technologies and cloud computing qualify Mr. Kull as a valuable member of our board.

CORPORATE GOVERNANCE

Director Independence

The board of directors has reviewed the independence of our directors based on the listing standards of the NYSE American. Based on this review, the board of directors determined that each of Messrs. Begley, Burell, Gardner and Kull are independent within the meaning of the NYSE American. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable NYSE American rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Committees of the Board

Our board of directors has established a standing audit committee, compensation committee, and nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

Audit Committee

The audit committee is responsible for assisting our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The members of the audit committee are Messrs. Begley, Burell and Gardner. Mr. Burell serves as chair of the audit committee. Each member of the audit committee qualifies as an independent director under the corporate governance standards of the NYSE American and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. Burell qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NYSE American. The audit committee has adopted a written charter that satisfies the applicable standards of the SEC and the NYSE American, which is available on our website.

Compensation Committee

The compensation committee approves the compensation objectives for the company, approves the compensation of the chief executive officer and approves or recommends to our board of directors for approval the compensation of other executives. The compensation committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

The members of the compensation committee are Messrs. Begley, Burell and Gardner. Mr. Begley serves as chair of the compensation committee. Each member of the compensation committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director as defined by Section 162(m) of the United States Internal Revenue Code of 1986, as amended, or the Code, and each is an independent director as defined by the NYSE American. The compensation committee has adopted a written charter that satisfies the applicable standards of the SEC and the NYSE American, which is available on our website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the structure and composition of our board and the board committees. In addition, the nominating and corporate governance committee will be responsible for developing and recommending to our board corporate governance guidelines applicable to the company and advising our board on corporate governance matters.

The members of the nominating and corporate governance committee are Messrs. Begley, Burell and Gardner, and Mr. Gardner will serve as chair of the nominating and corporate governance committee. Each member of the nominating and corporate governance committee will be an independent director as defined by the NYSE American. The nominating and corporate governance committee has adopted a written charter that satisfies the applicable standards of the NYSE American, which is available on our website.

Board Leadership Structure

With the new appointment of Mr. Mooney as our Chief Executive Officer, Mr. Chilcott no longer has the dual role of Chief Executive Officer and Chairman of the board.

Risk Oversight

Our board of directors oversees a company-wide approach to risk management. Our board of directors assists management to determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors has ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors is responsible for overseeing the management of risks associated with the independence of our board of directors.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is posted on our website. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and Exchange Act requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an officer or employee of the company. None of our executive officers serves, or has served since inception, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

EXECUTIVE COMPENSATION

In connection with the Merger, all of the EnerJex executive officers and directors resigned from their positions with EnerJex, and the officers and directors of AgEagle Sub were appointed to serve as officers and directors of the Company post-merger. EnerJex’s named executive officers for the fiscal years ended December 31, 2017 and 2016 are no longer current executive officers of AgEagle. As a result, and for ease of reference we have included a separate executive compensation section to reflect the prior years’ compensation for the EnerJex executive officers and directors.

EXECUTIVE COMPENSATION – AGEAGLE (POST-MERGER)

Summary Compensation Table

The following summary compensation table indicates the total compensation received by, or earned by Mr. Bret Chilcott in his role as Chief Executive Officer and President of AgEagle Sub during the years ended December 31, 2017 and 2016. Mr. Chilcott was our only named executive officer during the years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus	Equity Awards	All Other Compensation	Total
Bret Chilcott (1)	2016	$31,200	$-0-	$-0-	$-0-	$31,200
	2017	$31,200	$-0-	$-0-	$-0-	$31,200
Barrett Mooney (2)	2016	$--	$--	$--	$--	$--
	2017	$--	$--	$--	$--	$--
Nicole Fernandez-McGovern(3)	2016	$10,000	$-0-	$-0-	$-0-	$10,000
	2017	$20,000	$-0-	$11,320	$-0-	$31,320

______________________________
(1) Mr. Chilcott served as Chief Executive Officer and President of AgEagle Sub, and of the Company until April 18, 2018.

(2) Mr. Mooney was not a named executive officer of the Company during 2017 and 2016. Mr. Mooney was appointed as Chief Executive Officer of the Company effective as of July 18. 2018.

(3) Ms. Fernandez-McGovern was appointed as Chief Financial Officer effective April 6, 2016.

Employment Agreements

Barrett Mooney

Pursuant to an employment offer letter dated July 9, 2018, Mr. Mooney will receive as compensation for his services as Chief Executive Officer a base salary of $220,000 per year, which shall be subject to annual performance review by the Compensation Committee of the Board and may be revised by the Board, in its sole discretion. Mr. Mooney received an initial grant of 75,000 shares of restricted common stock of the Company which is fully vested. Mr. Mooney shall also be eligible to receive an award of 75,000 shares of restricted common stock of the Company which shall fully vest as of January 1, 2019 if, and only if, the stock price of the Company reaches $3.55 per share and the closing price per share is at or above such price at the end of the day on January 1, 2019. In addition, Mr. Mooney is eligible to receive an award of 20,000 nonqualified stock options under the Company’s 2017 Omnibus Equity Incentive Plan (the “Equity Plan”) upon securing one sustainability pilot program on or before October 31, 2018, and an additional award of 30,000 nonqualified stock options under the Equity Plan upon securing a second sustainability pilot program on or before January 31, 2019. Both awards shall provide for immediate vesting and exercisability at an exercise price equal to the fair market value of the Company’s shares of common stock underlying the options as of the date of grant. Mr. Mooney will also be eligible receive an award of up to 55,000 nonqualified stock options under the Equity Plan based upon the results of his annual performance review in the first quarter of 2019.

Nicole Fernandez-McGovern

As the Chief Financial Officer of AgEagle Sub and now of AgEagle (Post-Merger), Ms. Fernandez earns a salary of $66,000 per year, payable in monthly installments of $5,500. As of December 31, 2017, Ms. Fernandez was owed $71,000 for deferred compensation for services rendered in 2017 and part of 2016. As part of her compensation, Ms. Fernandez shall also receive ten-year stock options to purchase 265,032 shares of common stock at an exercise price of $0.06 per share, of which half of the options vest upon issuance and the remainder will vest equally over two years. Ms. Fernandez will be awarded additional stock options to purchase 12,500 shares of common stock on a quarterly basis at an exercise price per share equal to the market price of our common stock at the time of issuance during the term of her employment.

We have no other formal employment agreements with our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of our named executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. However, it is possible we will enter into formal employment agreements with our executive officers in the future.

Outstanding Equity Awards At Fiscal Year-End

Mr. Chilcott did not have any equity-based compensation outstanding at the fiscal year ended December 31, 2017.

Non-Employee Director Compensation

Pursuant to their respective offer letters all independent directors, except Mr. Corbett Kull, are entitled to receive for their service on the board: (1) an initial grant of five year options to purchase 77,356 shares of common stock as accrued for time served as a board member since 2016, at an exercise price of $0.06 per share that vested half upon issuance and the remainder is vesting equally over 2 years and (2) additional five year options to purchase 16,500 shares of common stock issuable per calendar quarter of service at an exercise price per share equal to the market price of our common stock at the time of issuance that will vest equally over two years.

Pursuant to his offer letter Mr. Corbett Kull is entitled to receive for his service on the board: (1) an initial grant of five year options to purchase 41,250 shares of common stock upon appointment, which was at an exercise price of $1.77 (equal to the market price of our common stock on the date of grant) that will vest in equal installments every calendar quarter over a one year period, and (2) five year options to purchase 16,500 shares of common stock per calendar quarter of service at an exercise price per share equal to the market price of our common stock at the time of issuance that will vest in equal installments every calendar quarter for the two year period after date the grant.

Company 2017 Omnibus Equity Incentive Plan

The 2017 Omnibus Equity Plan is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, the Company The purpose of the Plan is to help us attract, motivate and retain such persons and thereby enhance shareholder value. The Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares , restricted shares, restricted stock units, performance stock, performance units, SARs, tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to key management employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (each a “participant”) (however, solely Company employees or employees of the Company’s subsidiaries are eligible for incentive stock option awards). We have reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made under the Plan.

Types of Stock Awards

The Plan, provides for the grant of incentive stock options and non-qualified stock options. Stock options may be granted to employees, including officers, non-employee directors and consultants of the company or our affiliates, except that incentive stock options may be granted only to employees.

Share Reserve

The aggregate number of shares of our common stock that have been reserved for issuance is 2,000,000 shares. The number of shares of our common stock available for future issuance is 919,475, in addition to the 1,080,525 shares to be granted pursuant to the authorized option grants described above. If a stock option award expires, terminates, is canceled or is forfeited for any reason, the number of shares subject to the stock option award will again be available for issuance. In addition, if stock awards are settled in cash, the share reserve will be reduced by the number of shares of common stock with a value equal to the amount of the cash distributions as of the time that such amount was determined and if stock options are exercised using net exercise, the share reserve will be reduced by the gross number of shares of common stock subject to the exercised portion of the option. As of the date of this prospectus, 1,080,525 shares will be granted under the Plan and 207,055 shares have been granted outside of the Plan.

Administration

Our board of directors or a duly authorized committee thereof, has the authority to administer the Plan. Subject to the terms of the Plan, our board of directors or the authorized committee, referred to herein as the committee, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock option awards, including the period of exercisability and vesting schedule applicable to a stock option award. Subject to the limitations set forth below, the committee will also determine the exercise price and the types of consideration to be paid for the award. The committee has the authority to modify outstanding awards under the Plan. The committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan and to perform all other acts, including delegating administrative responsibilities, as it deems advisable to construe and interpret the terms and provisions of the Plan and any stock option award granted under the Plan. Decisions and interpretations or other actions by the committee are in the discretion of the committee and are final binding and conclusive on the company and all participants in the Plan.

Stock Options

Incentive stock options and non-qualified stock options are granted pursuant to stock option award agreements adopted by the committee. The committee determines the exercise price for a stock option, within the terms and conditions of the Plan, provided that the exercise price shall not be less than (i) in the case of a grant of any NQSO or an ISO to a key employee who at the time of the grant does not own stock representing more than ten percent (10%) of the total combined voting power of all classes of our stock or of any subsidiary, one hundred percent (100%) of the fair market value of a share of common stock as determined on the date the stock option award is granted; (ii) in the case of a grant of an ISO to a key employee who, at the time of grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of our stock or of any subsidiary, one hundred ten percent (110%) of the fair market value of a share of common stock, as determined on the date the stock option award is granted. The fair market value of the common stock for purposes of determining the exercise price shall be determined by the Committee in accordance with any reasonable method of valuation consistent with applicable requirements of Federal tax law, including, as applicable, the provisions of Code Section 422(c)(8) and 409A as applicable. Stock options granted under the Plan will become exercisable at the rate specified by the committee and may be exercisable for restricted stock, if determined by the committee.

The committee determines the term of stock options granted under the Plan, up to a maximum of ten years. The option holder’s stock option agreement shall provide the rights, if any, that such holder has to exercise the stock option at such time that such holder’s service relationship with us, or any of our affiliates, ceases for any reason, including disability, death, with or without cause, or voluntary resignation. All unvested stock option awards are forfeited if the participant's employment or service is terminated for any reason, unless our compensation committee determines otherwise.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the committee and may include (i) check, bank draft or money order, or wire transfer, (ii) if the company's common stock is publicly traded, a broker-assisted cashless exercise, or (iii) such other methods as may be approved by the committee, including without limitation, the tender of shares of our common stock previously owned by the option holder or a net exercise of the option.

Unless the committee provides otherwise, options generally are not transferable except by will, the laws of descent and distribution. The committee may provide that a non-qualified stock option may be transferred to a family member, as such term is defined under the applicable securities laws.

Tax Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as non-qualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Adjustments for Changes in Capital Structure and other Special Transactions

In the event of a stock dividend, stock split, or recapitalization, or a corporate reorganization in which we are a surviving corporation (and our shareholders prior to such transaction continue to own at least 50% of our capital stock after such transaction), including without limitation a merger, consolidation, split-up or spin-off, or a liquidation, or distribution of securities or assets other than cash dividends, the number or kinds of shares subject to the Plan or to any stock option award previously granted, and the exercise price, shall be adjusted proportionately by the committee to reflect such event.

In the event of a merger, consolidation, or other form of reorganization with or into another corporation (other than a merger, consolidation, or other form of reorganization in which we are the surviving corporation and our shareholders prior to such transaction continue to own at least 50% of the capital stock after such transaction), a sale or transfer of all or substantially all of the assets of the Company or a tender or exchange offer made by any corporation, person or entity (other than an offer made by us), all stock options held by any option holder shall be fully vested and exercisable by the option holder.

Furthermore, the committee, either before or after the merger, consolidation or other form of reorganization, may take such action as it determines in its sole discretion with respect to the number or kinds of shares subject to the Plan or any option under the Plan.

Amendment, Suspension or Termination

The committee may at any time amend, suspend, or terminate any and all parts of the Plan, any stock option award granted under the Plan, or both in such respects as the committee shall deem necessary or desirable, except that no such action may be taken which would impair the rights of any option holder with respect to any stock option award previously granted under the Plan without the option holder’s consent.

EXECUTIVE COMPENSATION – ENERJEX (PRE-MERGER)

The following table sets forth summary compensation information for the fiscal year ended December 31, 2017, and the year ended December 31, 2016, for our former chief executive officer, former chief financial officer and other former highly compensated executive officers. We did not have any other executive officers as of the end of 2017 or 2016, whose total compensation exceeded $100,000. We refer to these persons as the EnerJex Pre-Merger Named Executive Officers elsewhere in this report.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other compensation ($)	Total ($)
Louis G. Schott, Former Interim Chief Executive Officer and Secretary(1)	2016	—		—		—	—	—	—
	2017	$75,000		—		—	—	—	$75,000
Robert Schleizer, Former Chief Financial Officer(4)	2016	—		—		—	—	—	—
	2017	$75,000		$—		$—	$—	$—	$75,000
Robert G. Watson, Jr., Former President, Chief Executive Officer (2)	2016	$234,375	$			$—	$—	$—	$234,375
	2017	$15,000		$—		$—	$—	$—	$15,000
Douglas M. Wright, Former Chief Financial Officer (3)	2016	$192,708		$—	$		$—	$—	$192,708
	2017	$96,000		$—		$—	$—	$—	$96,000
David L. Kunovic, Former Executive Vice President, Exploration (54)	2016	$229,167		$—		$—	$78,907	$—	$297,711
	2017	$108,865		—			—	—	108,865
Kent A. Roach, Former Executive Vice President, Engineering (54)	2016	$229,167	$			$—	$—	$—	$297,711
	2017	108,865		$—			$—	$—	$108,865

(1)	Mr. Schott joined the Company as Interim CEO on February 10, 2017 and resigned in connection with the Merger.
(2)	Mr. Watson resigned as a director and officer of the Company on February 10, 2017.
(3)	Resigned on February 10, 2017.
(4)	Mr. Schleizer joined the Company as Chief Financial Officer on August 17, 2017 and resigned in connection with the Merger.
(5)	Resigned in connection with the Merger.

Employment Agreements

Louis G. Schott. — Former Interim Chief Executive Officer

On February 10, 2017, the Company entered into an employment agreement with Louis G. Schott, as interim chief executive officer of the Company. The employment agreement provides an annual base salary of $225,000. Mr. Schott resigned from his position as interim chief executive officer in connection with the Merger.

Option Exercises for Fiscal 2017 and 2016

There were no options exercised by the EnerJex Pre-Merger Named Executive Officers in fiscal years 2017 and 2016.

Grants of Plan-Based Awards in Fiscal Year 2017 and 2016

We granted to Mr. Wright an option expiring on July 31, 2017, to purchase 50,000 shares of our common stock at a cash exercise price equal to $10.50. One third of the options vest on the first anniversary of the date of grant, and the remaining options vest in twenty-four (24) equal tranches each month for the next two (2) year period. Mr. Wright’s employment with the company ended effective February 17, 2017, and therefore pursuant to the 2013 Plan he must exercise the options within three (3) months of employment termination (May 17, 2017) or forfeit them. The options were not exercised

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table lists the outstanding equity incentive awards held by the EnerJex Pre-Merger Named Executive Officers as of the fiscal year ended December 31, 2017.

	Option Awards
	Fiscal Year Granted	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David L. Kunovic	2013	50,000	—	—	$10.50	12/31/2023
Kent A. Roach	2014	39,743	10,417	—	$10.50	12/31/2019

DIRECTOR COMPENSATION

For the fiscal year ended December 31, 2017, the EnerJex Pre-Merger non-employee directors received no compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 7, 2018 by:

•	each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock;

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under such rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Except as otherwise indicated, each stockholder named in the table is assumed to have sole voting and investment power with respect to the number of shares listed opposite the stockholder’s name.

As of September 7, 2018, there were 10,164,001 shares of common stock outstanding.

Name and Address of Beneficial Owner (1)(2)	Amount and Nature of Beneficial Ownership (2)	Percentage Ownership

Bret Chilcott, Chairman of the Board, President and Director	5,800,321	57.07%

Barrett Mooney, Chief Executive Officer (3)	75,000	*

Nicole Fernandez-McGovern, Chief Financial Officer (3)	182,210	1.79%

Grant Begley, Director (3)	55,245	*

Thomas Gardner, Director (3)	112,185	1.10%

Scott Burell, Director (3)	55,245	*

Corbett Kull (3)	859	*

All directors and executive officers as a group (seven individuals)	6,281,065	61.80%

5% Stockholder

GreenBlock Capital, LLC 420 Royal Palm Way Palm Beach, Florida 33480 (4)	846,569	8.33%

Alpha Capital Anstalt Pradafant 7, Furstentums 9490 Vaduz, Liechtenstein (5)	1,006,236	9.99%

———————

* Less than 1%

(1)	Unless otherwise indicated, such individual’s address is c/o AgEagle, 117 South 4th Street, Neodesha, Kansas 66757.

(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from July 17, 2018, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares, although such shares are not taken into account in the calculations of the total number of shares or percentage of outstanding shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of July 17, 2018.

(3)	All shares are comprised of options that have vested or will vest within 60 days.

(4)	Excludes options to purchase 207,055 shares of common stock which are subject to vesting and ownership limitation provisions. Mr. Chris Spencer, a Partner of GreenBlock Capital, LLC, has sole investment and voting power with respect to the shares. The address for GreenBlock Capital, LLC is 420 Royal Palm Way, Palm Beach, Florida 33480.

(5)	Alpha owns 462,390 shares of common stock and owns 6,507 shares of Series C Preferred Stock, which are currently convertible into 4,249,469 shares of common stock. The table includes only 1,006,236 of the shares of common stock that Alpha is deemed to be the beneficially owner because under the terms of the Series C Certificate of Designation, the holder thereof may not own in excess of 9.99% of the Company’s voting (i.e., common) stock. The address for Alpha Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AgEagle is a party to a consulting agreement dated as of March 1, 2015 with GreenBlock Capital, LLC, or GreenBlock, which beneficially owns approximately 8.33% of our common stock. Under the terms of the agreement, the Company agreed to issue 368,099 (post-split) shares of the Company’s common stock on May 1, 2015, an additional 368,099 (post-split) shares of common stock on January 15, 2016 and 207,055 (post-split) stock options exercisable for five years from the issuance date at an exercise price per share of $0.06 pursuant to the consulting agreement. As of December 31, 2015, no shares had been issued to the consultant. The Company recognized $1,250,000 of consulting expense during 2015 and 2016 related to the value of the shares earned, which was based on the estimated fair value of the stock as of December 31, 2015, based on the terms of a transaction which ultimately closed in February 2016, as there was no dis-incentive for non-performance. No additional expense was recorded for the nine months September 30, 2017 for the common shares granted in connection with the strategic consulting agreement executed in March 2015. During 2015, AgEagle recorded $69,528 of non-cash compensation expense related to the vested stock options granted to GreenBlock. The consulting agreement terminated by mutual agreement of the parties on August 31, 2016. During 2016, AgEagle recognized $138,802 related to the stock options. During the nine months ended September 30, 2017, the Company recognized $6,397 of additional consulting expense related to the issuance of the common stock for the stock options as a result of the modification of the exercise price of the options from $2.60 per share to $0.10 per share.

On (i) December 15, 2016, the Company issued a promissory note with an aggregate principal amount of $30,000 to GreenBlock Capital, a related party, (ii) January 24, 2017, AgEagle issued a 2nd promissory note with an aggregate principal amount of $30,000 to GreenBlock, and (iii) June 14, 2017, a 3rd promissory note with an aggregate principal amount of $16,050 was issued to GreenBlock (the “Related Party Notes A”). The Related Party Notes A accrue interest at an annual rate of 2% and matured on November 6, 2017. On or about August 1, 2017, GreenBlock entered into extension and modification agreements with AgEagle whereby they agreed to extend the maturity date of the Related Party Notes A to February 28, 2018, and in exchange a conversion feature was added whereby the debt can be converted into AgEagle common stock at $2.00 per share, and amended the interest rate on the note retroactively to accrue at a rate of 8% annually.

Between the dates of March 15 and July 12, 2017 AgEagle issued seven new promissory notes totaling an aggregate amount of $55,000 to Bret Chilcott, who is our Chairman of the Board and President, and at the time was also our CEO. The promissory notes (the “Related Party Notes B”) accrue interest at an annual rate of 2% and matured on November 6, 2017. On or about August 1, 2017, Mr. Chilcott entered into extension and modification agreements with AgEagle whereby they agreed to extend the maturity date of the Related Party Notes B to February 28, 2018, and in exchange a conversion feature was added whereby the debt can be converted into AgEagle common stock at $2.00 per share, and amended the interest rate on the note retroactively to accrue at a rate of 8% annually.

AgEagle from time to time retains Thomas Gardner, its Director, to provide consulting and strategic planning services for the company. Mr. Gardner has been compensated previously through the issuance of stock options. There is no formal agreement between the parties.

Policies and Procedures for Related Person Transactions

While the Company has not adopted a written related party transaction policy for the review, approval and ratification of transactions involving “related parties,” related parties are deemed to be directors and nominees for director, executive officers and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock. The policy covers any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, in which the Company was, is or will be a participant and the amount exceeds $120,000, and in which a related party has any direct or indirect interest.  The policy is administered by the Audit Committee.

In determining whether to approve or ratify a related party transaction, the Audit Committee will consider whether or not the transaction is in, or not inconsistent with, the best interests of the appropriate company.  In making this determination, the Audit Committee is required to consider all of the relevant facts and circumstances in light of the following factors and any other factors to the extent deemed pertinent by the committee:

•	The position within or relationship of the related party with the Company;

•	The materiality of the transaction to the related party and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	The business purpose for and reasonableness of the transaction, taken in the context of the alternatives available for attaining the purposes of the transaction;

•	Whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms and conditions offered generally to parties that are not related parties;

•	Whether the transaction is in the ordinary course of business and was proposed and considered in the ordinary course of business; and

•	The effect of the transaction on the business and operations, including on internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transactions.

The policy contains standing pre-approvals for certain types of transactions which, even though they may fall within the definition of a related party transaction, are deemed to be pre-approved by the Company given their nature, size and/or degree of significance to the company. These include compensation arrangements with directors and executive officers for which disclosure is required in the proxy statement and sales of products or services in the ordinary course of business.

In the event the Company inadvertently enters into a related party transaction that requires, but has not received, pre-approval under the policy, the transaction will be presented to the appropriate Board for review and ratification promptly upon discovery. In such event, the committee will consider whether such transaction should be rescinded or modified and whether any changes in our controls and procedures or other actions are needed.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to the sale of up to 4,249,469 shares of Common Stock by the selling stockholder. The total amount of shares consists of 4,249,469 shares of Common Stock which are issuable upon conversion of Series C Convertible Preferred Stock.

Authorized Capital Stock

Our authorized capital stock consists of 275,000,000 shares, of which 250,000,000 shares are designated as common stock par value $.001 per share, and 25,000,000 shares are designated as preferred stock, par value $.001 per share of which (i) 1,764 shares have been designated as Series B Preferred Stock, and (ii) 10,000 shares have been designated as Series C Preferred Stock.  As of the date hereof, we have 10,164,001 shares of common stock, no shares of Series B Preferred Stock, and 6,507 shares of Series C Preferred Stock outstanding.

Common Stock

Holders of shares of common stock have the right to cast one vote for each share of common stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We do not plan to declare any dividends in the foreseeable future.

Holders of shares of our common stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our Board and management.  The holders of our common stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the Board.  Our articles of incorporation allow our Board to issue additional shares of our common stock and new series of preferred stock without further approval of our stockholders.  The existence of authorized but unissued shares of common stock and preferred could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions.  We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above.  We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

SELLING STOCKHOLDER

We are registering shares of common stock beneficially owned by the Selling Stockholder listed below to be sold under this prospectus.

The following table sets forth the name of the Selling Stockholder, the number of shares of common stock owned by the Selling Stockholder immediately prior to the date of this prospectus and the number of shares to be offered by the Selling Stockholder pursuant to this prospectus. Percentage of beneficial ownership before this offering is based on 10,164,001 shares of our common stock outstanding as of July 17, 2018. Beneficial ownership is based on information furnished by the Selling Stockholder.

The Selling Stockholder is not a broker dealer or an affiliate of a broker dealer. The Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholder will sell all of the Shares offered for sale. The Selling Stockholder is under no obligation, however, to sell any of the Shares pursuant to this prospectus.

On November 21, 2017, Alpha Capital Anstalt signed a binding commitment letter with us to provide prior to or at the closing of the Merger a minimum of $4 million in new equity capital. The private placement was consummated on March 26, 2018. In connection with the private placement, we issued 4,626 shares of our Series C Convertible Preferred Stock, convertible into 3,021,061 shares of our common stock. The number of shares of Series C Convertible Preferred Stock issued in the private placement also includes shares of Series C Convertible Preferred Stock issued as a funding commitment equal to 2.5% of the outstanding shares of our common stock on a fully diluted basis.

On March 26, 2018, we issued to Alpha Capital Anstalt 1,631 shares of our Series C Convertible Preferred Stock in connection with the Merger. These shares of our Series C Convertible Preferred Stock are convertible into 1,065,142 shares of our common stock. Also on March 26, 2018, we issued 225 shares of Series C Convertible Preferred Stock in exchange for the retirement of $225,000 in debt. These 225 shares were converted into 146,946 shares of common stock and disposed of by the selling stockholder.

During the month of April 2018, the selling stockholder converted 8.25 shares of Series B Preferred Stock, representing the last outstanding Series B shares, into 5,388 shares of common stock, and 396.86 shares of Series C Preferred Stock into 259,184 shares of common stock at a conversion price of $1.53.

On May 11, 2018, we issued an additional 250 shares of our Series C Convertible Preferred Stock, convertible into 163,265 shares of our common stock. The Series C Convertible Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Convertible Preferred Stock into more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Convertible Preferred Stock.

	Beneficial Ownership Before Offering(1)			Beneficial Ownership After Offering
Selling Stockholder	Number	Percentage	Number of Shares Offered	Number	Percentage
Alpha Capital Anstalt (2)	4,711,859	9.99%	4,249,469	462,390	4.5%

*Less than one percent

(1)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned and the percentage ownership of a Selling Stockholder, shares underlying options held by the Selling Stockholders that are either currently exercisable or exercisable within 60 days from May 23, 2018 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other Selling Stockholders.

(2)	Alpha Capital Anstalt holds 6,507 shares of Series C Convertible Preferred Stock which are currently convertible into an aggregate of 4,249,469 shares of our common stock. Under the terms of the Series C Preferred Certificate of Designation, the holder thereof may not own in excess of 9.9% of the Company’s common stock, which currently is equal to 1,006,236 shares of common stock. The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackermann holds voting and dispositive power over such shares.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when disposing of the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	to or through underwriters;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Stockholder, rather than under this prospectus. The Selling Stockholderhas the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholder may pledge their shares to its brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to or through underwriters and broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating underwriters broker-dealers and the compensation arrangements relating to such sales.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, the Selling Stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses it incurs.

We and the Selling Stockholder have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of New York and of Nevada with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements of AgEagle Aerial Systems Inc. (f/k/a EnerJex Resources, Inc.) and its subsidiaries as of December 31, 2017 and 2016 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements audited by RBSM, are the financial statements of EnerJex Resources. Inc., prior to the consummation of the Merger.

The financial statements of Eagle Aerial Systems, Inc. (f/k/a AgEagle Aerial Systems, Inc.), as of December 31, 2017 and 2016 incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K, filed with the Commission on March 29, 2018, have been audited by D. Brooks and Associates CPA's, P.A. (“D. Brooks”), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements audited by D. Brooks are the financial statements of AgEagle Aerial Systems, Inc., prior to the consummation of the Merger.

The financial statements of Agribotix, LLC as of and for the fiscal years ended December 31, 2017 and 2016 included in this prospectus and in the registration statement have been audited by EKS&H LLLP and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of

EnerJex Resources Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EnerJex Resources, Inc. (the “Company”), as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2017 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the accompanying consolidated financial statements, the Company has suffered recurring losses from operations, generated negative cash flows from operating activities, has an accumulated deficit and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM, LLP

New York, New York

March 23, 2018

We have served as the Company’s auditor since 2014

New York | Washington, DC | California | Nevada

China | India | Greece

Member ANTEA INTERNATIONAL with offices worldwide

EnerJex Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2017	2016

Assets
Current Assets:
Cash unrestricted	$677,936	$128,035
Restricted cash	—	50,000
Accounts receivable	143,799	600,255
Derivative receivable	—	10,570
Inventory	—	185,733
Marketable securities	—	210,990
Deposits and prepaid expenses	223,648	493,384
Total current assets	1,045,383	1,678,967

Non-current assets:
Fixed assets, net of accumulated depreciation of $618,661 and $1,817,711	178,115	2,077,055
Oil & gas properties using full cost accounting, net of accumulated DD&A of $8,597,539 and $15,189,716	1,411,225	3,437,030
Other non-current assets	—	798,809
Total non-current assets	1,589,340	6,312,894
Total assets	$2,634,723	$7,991,861

Liabilities and Stockholders’ (Deficit)

Current liabilities:
Accounts payable	$217,941	$294,241
Accrued liabilities	1,034,827	1,535,165
Current portion of long term debt	4,876,903	17,925,000
Total current liabilities	6,129,671	19,754,406

Non-Current Liabilities:
Asset retirement obligation	1,611,845	3,314,191
Other long-term liabilities	6,919,579	3,401,149
Total non-current liabilities	8,531,424	6,715,340
Total liabilities	14,661,095	26,469,746

Commitments and Contingencies

Stockholders’ (Deficit):
10% Series A Cumulative Redeemable Perpetual Preferred Stock, $.001 par value, 25,000,000 shares authorized, 1,999,998 and 938,248 shares issued and outstanding, respectively	2,000	938
Series B Convertible Preferred stock, $.001 par value, 1,764 shares authorized, 352 and 1,764 issued and outstanding, respectively	1	2
Series C Convertible Preferred stock, $.001 par value, 500 shares authorized, 300 and 0 issued and outstanding, respectively	1	—
Series C Convertible Preferred stock issuable	200,000	—
Common stock, $0.001 par value, 250,000,000 shares authorized, 16,294,891 and 8,423,936 shares issued and outstanding, respectively	16,295	8,424
Paid in capital	74,185,091	69,090,613
Accumulated deficit	(86,429,760)	(87,577,862)
Total stockholders’ (deficit)	(12,026,372)	(18,477,885)
Total liabilities and stockholders’ (deficit)	$2,634,723	$7,991,861

See Notes to Consolidated Financial Statements.

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016

Crude oil revenues	$1,309,496	$2,390,024
Natural gas revenues	19,509	71,703
Total revenues	1,329,005	2,461,727

Expenses:
Direct operating costs	1,363,946	2,661,258
Depreciation, depletion and amortization	346,197	413,967
Impairment of oil and gas assets	—	8,032,670
Professional fees	1,390,512	310,471
Salaries	350,863	1,723,789
Administrative expense	545,267	458,375
Total expenses	3,996,785	13,600,530
Loss from operations	(2,667,780)	(11,138,803)

Other income (expense):
Interest expense	(1,250,191)	(1,911,906)
Gain on loan sale agreement	11,500,124	—
(Loss) on mark to market of derivative contracts	—	(2,531,401)
Other income	692,879	2,406,340
Total other income (expense)	10,942,812	(2,036,967)
Income (loss) before provision for income taxes	8,275,032	(13,175,770)
Provision for income taxes	—	—

Net income (loss)	$8,275,032	$(13,175,770)

Net income (loss)	$8,275,032	$(13,175,770)
Beneficial Conversion on Series C Preferred Stock	(208,500)	—
Deemed dividend for anti-dilution provision	(3,400,000)	—
Preferred dividends	(3,518,430)	(3,010,211)
Net income (loss) attributable to common stockholders	$1,148,102	$(16,185,981)
Net income (loss) per common share basic	$0.11	$(1.92)
Weighted average shares basic	10,503,070	8,423,936
Net income (loss) per common share diluted	$0.11	$(1.92)
Weighted average shares diluted	10,503,070	8,423,936

See Notes to Consolidated Financial Statements.

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ (Deficit)

For the Years Ended December 31, 2017 and 2016

	10% Series A		Series B		Series C				Series C			Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Preferred Stock	Paid In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Issuable	Capital	Deficit	(Deficit)
Balance, January 1, 2016	938,248	$938	1,764	$2	—	$—	8,423,936	$8,424	$—	$68,848,944	$(71,391,881)	$(2,533,573)
Stock based compensation	—	—	—	—	—	—	—	—	—	241,669	—	241,669
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—	(3,010,211)	(3,010,211)
Net loss for the year	—	—	—	—	—	—	—	—	—	—	(13,175,770)	(13,175,770)
Balance, December 31, 2016	938,248	938	1,764	2	—	—	8,423,936	8,424	—	69,090,613	(87,577,862)	(18,477,885)
Stock based compensation										13,690		13,690
Preferred stock dividends											(3,518,430)	(3,518,430)
Common stock issued for anti-dilution provision							597,461	597		299,403	(300,000)	—
Warrants exercised							1,771,428	1,772		529,658		531,430
Sale of series A preferred stock	1,061,750	1,062								648,729		649,791
Sale of series C preferred stock					300	1				299,999		300,000
Series C preferred stock issuable									200,000			200,000
Conversion of series B preferred stock			(1,412)	(1)			5,502,066	5,502		(5,501)		—
Beneficial conversion feature										208,500	(208,500)	—
Deemed dividend for anti-dilution provision										3,100,000	(3,100,000)	—
Net income for the year											8,275,032	8,275,032
Balance, December 31, 2017	1,999,998	$2,000	352	$1	300	$1	16,294,891	$16,295	$200,000	$74,185,091	$(86,429,760)	$(12,026,372)

See Notes to Consolidated Financial Statements.

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$8,275,032	$(13,175,770)
Adjustments to reconcile net income (loss) (used in) operating activities:
Depreciation, depletion and amortization	234,135	413,967
Write-off of inventory	71,982	—
Amortization of deferred financing costs	223,790
Impairment of oil and gas assets	—	8,032,670
Stock, options and warrants issued for services	13,690	241,669
Accretion of asset retirement obligation	112,062	225,480
Settlement of asset retirement obligations	—	(2,767)
(Gain) loss on derivatives	—	2,520,831
Gain on loan sale agreement, net of cash	(11,500,124)	—
Changes in current assets and liabilities
Accounts receivable	105,772	377,233
Inventory	(15,943)	(41,406)
Deposits and prepaid expenses	252,478	(246,059)
Accounts payable	(94,783)	(848,601)
Accrued liabilities	1,080,420	404,108
Cash flows used in operating activities	(1,241,489)	(2,098,645)

Cash flows from investing activities
Purchase of fixed assets	—	(241,683)
Oil and gas properties additions	(4,632)	(17,089)
Increase in restricted cash	—	(50,000)
Cash flows (used in) investing activities	(4,632)	(308,772)

Cash flows from financing activities
Proceeds from sale of stock and warrant exercise	1,681,221	—
Proceeds from borrowings	225,000	—
Repayments of long-term debt	(67,653)	(686,660)
Bank account transfer on loan sale agreement	(92,546)	—
Cash released from restricted cash	50,000	—
Deferred financing costs	—	120,430
Cash flows provided by (used in) financing activities	1,796,022	(566,230)
(Decrease) increase in cash and cash equivalents	549,901	(2,973,647)
Cash and cash equivalents, beginning	128,035	3,101,682
Cash and cash equivalents, end	$677,936	$128,035

Supplemental disclosures:
Interest paid	$—	$922,072
Income taxes paid	$—	$—
Non-cash investing and financing activities:
Beneficial conversion feature on Series C preferred stock accounted as preferred dividend	$208,500	—
Common stock issued for anti-dilution provision	$597	—
Conversion of Series B preferred stock into common stock	$5,502	—
Share-based payments issued for services	$13,690	$241,669
Payroll liability converted to note payable	$113,750	—
Non-cash note payable issued in conjunction with the LSA	$105,806	—
Deemed dividend for anti-dilution provision	$3,400,000	—
Preferred dividends payable	$3,518,430	$3,010,211
Loan settled and exchanged with assets including oil and gas properties and liabilities	$13,425,000	$—

See Notes to Consolidated Financial Statements.

EnerJex Resources, Inc.

For the Years Ended December 31, 2017 and 2016

Notes to Consolidated Financial Statements

Note 1 - Summary of Accounting Policies

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Our operations are considered to fall within a single industry segment, which are the acquisition, development, exploitation and production of crude oil and natural gas properties in the United States.  Our consolidated financial statements include our wholly-owned subsidiaries.

All significant intercompany balances and transactions have been eliminated upon consolidation.  Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Nature of Business

We are an independent energy company engaged in the business of producing and selling crude oil and natural gas. The crude oil and natural gas is obtained primarily by the acquisition and subsequent exploration and development of mineral leases.  Development and exploration may include drilling new exploratory or development wells on these leases. These operations are conducted primarily in Kansas.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates included in the consolidated financial statements are: (1) oil and gas revenues and reserves; (2) depreciation, depletion and amortization; (3) valuation allowances associated with income taxes (4) accrued assets and liabilities; (5) stock-based compensation; (6) asset retirement obligations, (7) valuation of derivative instruments and (8) impairment of oil and gas assets.  Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates.  Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear any interest.  We regularly review receivables to insure that the amounts will be collected and establish or adjust an allowance for uncollectible amounts as necessary using the specific identification method.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory

Inventories are comprised of crude oil held in storage and materials and supplies used in field operations. Crude oil inventories are valued at lower of cost or market, on a first-in, first out basis. Material and supplies are valued at lower of cost or market, based upon specific cost or by using a weighted average cost.

Share-Based Payments

The value we assign to the options and warrants that we issue is based on the fair market value as calculated by the Black-Scholes pricing model. To perform a calculation of the value of our options and warrants, we determine an estimate of the volatility of our stock.  We need to estimate volatility because there has not been enough trading of our stock to determine an appropriate measure of volatility. We believe our estimate of volatility is reasonable, and we review the assumptions used to determine this whenever we issue new equity instruments.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the applicable tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date when the change in the tax rate was enacted.

We routinely assess the reliability of our deferred tax assets.  If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset is reduced by a valuation allowance.  In addition, we routinely assess uncertain tax positions, and accrue for tax positions that are not more-likely-than-not to be sustained upon examination by taxing authorities.

Uncertain Tax Positions

We follow guidance in Topic 740 of the Codification for its accounting for uncertain tax positions. Topic 740 prescribes guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. To recognize a tax position, we determine whether it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based solely on the technical merits of the position. A tax position that meets the more-likely-than-not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

We have no liability for unrecognized tax benefits recorded as of December 31, 2017 and 2016. Accordingly, there is no amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and there is no amount of interest or penalties currently recognized in the consolidated statement of operations or consolidated balance sheet as of December 31, 2017. In addition, we do not believe that there are any positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months. We recognize related interest and penalties as a component of income tax expense.

Tax years open for audit by federal tax authorities as of December 31, 2017 are the years ended December 31, 2014, 2015 and 2016. Tax years ending prior to 2014 are open for audit to the extent that net operating losses generated in those years are being carried forward or utilized in an open year.

Fair Value Measurements

Accounting guidance establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions.  Additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy.  We incorporate a credit risk assumption into the measurement of certain assets and liabilities.

Cash and Cash Equivalents

We consider all highly liquid investment instruments purchased with original maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows and other statements. We maintain cash on deposit, which, can exceeds federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

Revenue Recognition

Oil and gas revenues are recognized net of royalties when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collection of the revenue is probable. Cash received relating to future revenues is deferred and recognized when all revenue recognition criteria are met.

Fixed Assets

Property and equipment are recorded at cost.

At December 31, 2017, Fixed Assets consisted of furniture and equipment of $773,707 and building and leasehold improvements of $23,069, as well as accumulated depreciation of furniture and fixtures of $597,692 and accumulated depreciation of building and leasehold improvements of $20,969.

At December 31, 2016, Fixed Assets consisted of vehicles $355,886, furniture and equipment of $795,563, building and leasehold improvements of $23,069 and gathering and compression systems of $2,720,247, as well as accumulated depreciation of vehicles of $336,083, accumulated depreciation of furniture and fixtures of $532,190, accumulated depreciation of building and leasehold improvements of $17,515 and accumulated depreciation of gathering and compression systems of $931,923.

Depreciation is determined by the use of the straight-line method of accounting using the estimated lives of the assets (3-15 years).  Expenditures for maintenance and repairs are charged to expense.

Debt issue costs

Debt issuance costs incurred are capitalized and subsequently amortized over the term of the related debt utilizing the straight-line method of amortization over the estimated life of the debt.

Oil & Gas Properties and Long-Lived Assets

We follow the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include costs related to production, general corporate overhead or similar activities.

Proved properties are amortized using the units of production method (UOP). Currently we only have operations in the United States of America. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the cost of these reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (DD&A), estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs, less related salvage value.

The cost of unproved properties are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed into service. Geological and geophysical costs not associated with specific properties are recorded as proved property immediately. Unproved properties are reviewed for impairment quarterly.

Impairment of long-lived assets is recorded when indications of impairment are present. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value.  The carrying value of the assets is then reduced to their estimated fair value that is measured based on an estimate of future discounted cash flows.

Under the full-cost-method of accounting, the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is (a) the present value of future net revenues computed by applying current prices of oil & gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil & gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10 percent and assuming continuation of existing economic conditions plus (b) the cost of properties not being amortized plus (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized less (d) income tax effects related to differences between book and tax basis of properties. Future cash outflows associated with settling accrued retirement obligations are excluded from the calculation. Estimated future cash flows are calculated using end-of-period costs and an un-weighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months held flat for the life of the production, except where prices are defined by contractual arrangements.

Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the statement of operations. The ceiling calculation is performed quarterly. For the year ended December 31, 2016 impairment charges of $8,032,670 were recorded. For the year ended December 31, 2017, no impairment charges were recorded.

Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25%) of our reserve quantities are sold, in which case a gain or loss is recognized in income. In 2015, the Company sold its Cherokee project assets located in Eastern Kansas for net proceeds of $2,867,305. At the time of the sale the reserve quantities made up approximately 6.7% of total reserve quantities. Accordingly, the net proceeds reduced the carrying value of our oil and gas properties.

On February 10, 2017, the Company and the other Sellers entered into and completed the transactions contemplated by the LSA, described in greater detail in “Note 2 – Going Concern” – “Financing Transactions”.

Asset Retirement Obligations

The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future, however, we monitor the costs of the abandoned wells and we will adjust this liability if necessary.

Major Purchasers

For the years ended December 31, 2017, and 2016 we sold our produced crude oil to ARM Energy Management, LLC, Coffeyville Resources Inc., and Sunoco Logistics Inc. on a month-to-month basis and we sold our produced natural gas to United Energy Trading and Western Operating Company.

Marketable Securities Available for Sale

The Company classifies its marketable equity securities as available-for-sale and they are carried at fair market value at December 31, 2016, the carrying value of this security was $210,990. During 2017 the security was transferred as part of the LSA transaction (described below).

Net Income Per Common Share

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options and warrants and conversion of convertible debt and preferred stock that are not deemed to be anti-dilutive. The dilutive effect of the outstanding stock options and warrants is computed using the treasury stock method.

For the year ended December 31, 2016, diluted net loss per share did not include the effect of 298,664 shares of common stock issuable upon the exercise of outstanding stock options as their effect would be anti-dilutive.

Reclassifications

Certain reclassifications have been made to prior periods to conform to current presentations.

Recent Accounting Pronouncements Adopted by the Company

In July 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part 1) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Non-public Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception” (“ASU 2017-11”). Part I relates to the accounting for certain financial instruments with down round features in Subtopic 815-40, which is considered in determining whether an equity-linked financial instrument qualifies for a scope exception from derivative accounting. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced based on the pricing of future equity offerings. An entity still is required to determine whether instruments would be classified as equity under the guidance in Subtopic 815-40 in determining whether they qualify for that scope exception. If they do qualify, freestanding instruments with down round features are no longer classified as liabilities. ASU 2017-11 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted, including in an interim period. The Company early adopted ASU 2017-11 during the year ended December 31, 2017. The Company had no cumulative effect of the change in accounting principle on the Company’s Consolidated Balance Sheets as of the beginning of 2017.

Recent Accounting Pronouncements Applicable to the Company

In May 2014, the FASB issued (ASU) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five- step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. The guidance is effective for annual and interim periods beginning after December 15, 2017. The standard is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted, or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet. The Company plans to adopt this guidance effective January 1, 2018 using the modified retrospective method applied to contracts that are not completed as of that date. The Company has not identified changes to its revenue recognition policies that would result in a material adjustment to the opening balance of retained earnings on January 1, 2018. Adopting this guidance will result in increased disclosures related to revenue recognition policies and disaggregation of revenue in future disclosures in the Company’s Consolidated Financial Statements. As allowed by the practical expedients under Topic 606, the Company does not plan to provide expanded disclosures with respect to the value of unsatisfied performance obligations for contracts with variable consideration or with an original term of one year or less.

In February 2016, the FASB issued ASU 2016-02, a new lease standard requiring lessees to recognize lease assets and lease liabilities for most leases classified as operating leases under previous U.S. GAAP. The guidance is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company will be required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). ASU 2016-15 seeks to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The Company plans to adopt this guidance effective January 1, 2018. The Company has not identified any changes that upon adoption will have a material effect on its cash flows.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting”, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for annual periods beginning after December 15, 2017, with early adoption permitted, including adoption in any interim period for which financial statements have not yet been issued. The Company plans to adopt this guidance effective January 1, 2018. The Company has not identified any changes that upon adoption will have a material effect on its consolidated financial statements.

The FASB issued ASU 2017-05, “Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic: 610-20): Clarifying the Scope of Asset Derecognition Guidance and the Accounting for Partial Sales of Nonfinancial Assets,” which helps filers determine the guidance applicable for gain/loss recognition subsequent to the adoption of ASU 2014-09, Revenue from Contracts with Customers. The amendments also clarify that the derecognition of all businesses except those related to conveyances of oil and gas rights or contracts with customers should be accounted for in accordance with the derecognition and deconsolidation guidance in Topic 810, Consolidation. The Company adopted the ASU on January 1, 2018, using the modified retrospective transition method. Under this transition method the Company may elect to apply this guidance retrospectively either to all contracts at the date of initial application or only to contracts that are not completed contracts at the date of initial application. The Company elected to evaluate only contracts that are not completed contracts. As there were no not completed contracts at January 1, 2018, there was no impact to the Company’s consolidated financial statements and related disclosures upon adoption.

Recent Accounting Pronouncements Not Yet Adopted. The FASB issued ASU 2016-02, “Leases (Topic 842),” which requires companies to recognize the assets and liabilities for the rights and obligations of all leases with a term greater than 12 months (long-term) on the balance sheet. Leases to explore for or use minerals, oil and natural gas are not impacted by this guidance. In January 2018, the FASB issued ASU 2018-01, “Leases (Topic 842), Land Easement Practical Expedient for Transition to Topic 842.” This ASU permits an entity to continue to apply its current accounting policy for land easements that existed before the effective date of Topic 842. Once an entity adopts Topic 842, it would apply that Topic prospectively to all new (or modified) land easements to determine whether the arrangement contains a lease. Topic 842 requires adoption by application of a modified retrospective transition approach and is effective for the Company on January 1, 2019. Early adoption is permitted.

The Company is in the process of reviewing its portfolio of leased assets and related contracts to determine the impact that adoption will have on its consolidated financial statements and related disclosures. The Company is also assessing the impact of Topic 842 on its systems, processes and internal controls. The Company plans to elect certain practical expedients when implementing the new lease standard, which means the Company will not have to reassess the existence or classification of leases for contracts, including land easements that commenced prior to adoption. The Company anticipates upon adoption to recognize assets and liabilities for the rights and obligations of its existing long-term operating leases on its consolidated balance sheets and to utilize new systems, processes and internal controls to properly identify, classify, measure and recognize new (or modified) leases after the date of adoption. The Company will complete its evaluation during 2018 and will adopt Topic 842 on January 1, 2019, using a modified retrospective approach for all comparative periods presented.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This new standard clarifies the definition of a business and provides a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This new standard will be effective for the Company on January 1, 2018; however, early adoption is permitted with prospective application to any business development transaction.

Note 2 - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had an accumulated deficit at December 31, 2017 of $86,429,760. Also, cash used in operations was $1,241,489 for the year ended December 31, 2017.  The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described below. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Merger Agreement

On October 19, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AgEagle Aerial Systems, Inc., a Nevada corporation (“AgEagle”), which designs, develops, produces, and distributes technologically advanced small unmanned aerial vehicles (UAV or drones) that are supplied to the agriculture industry, and AgEagle Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into AgEagle, Merger Sub will cease to exist and AgEagle will survive as a wholly-owned subsidiary of the Company (the “Merger”). The respective boards of directors of the Company and AgEagle have approved the Merger Agreement and the transactions contemplated thereby.

At the effective time of the Merger (the “Effective Time”), the shares of AgEagle capital stock will be automatically converted into the right to receive equal to 85% of the then issued and outstanding capital stock of the Company on a fully diluted basis. In addition, at the Effective Time all outstanding options and warrants to purchase shares of AgEagle common stock will be assumed by the Company and converted into options and warrants to purchase shares of Company common stock. No fractional shares of Company common stock will be issued in the Merger but will be rounded to the nearest whole share. Following the consummation of the Merger, former stockholders of AgEagle with respect to the Merger are expected to own 85% of the Company’s outstanding common stock (inclusive of the AgEagle assumed stock options and warrants), and current common and Series A Preferred stockholders of the Company are expected to own 15% of the Company, excluding shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, and not including any additional shares which may be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet.

In connection with the Merger, the Company will also file a proxy statement seeking stockholder approval to: (a) amend the terms of its Series A Preferred Stock (as discussed below); (b) approve the issuance of the Company’s shares in connection with the Merger to the AgEagle shareholders and new investors, in excess of 19.9% of the Company’s total issued and outstanding shares of common stock; (c) approve the issuance of shares to current Company management and directors in lieu of deferred salary and fees, a majority of which will be held in escrow to secure the Company’s indemnity obligations under the Merger Agreement; and (d) change the name of the Company to “AgEagle Aerial Resources, Inc.”

The Merger Agreement provides that, immediately following the Effective Time, the existing board of directors and officers of the Company will resign and new directors and officers will be appointed by AgEagle.

The Company intends to dispose of its principal assets, consisting primarily of its Kansas oil and gas properties, concurrently with the closing of the Merger. In the event the Merger is not consummated, the Company does not have a present intention to dispose of the above described assets.

The completion of the Merger is subject to various customary conditions, including, among other things: (a) the approval of the stockholders of the Company and AgEagle (which Company shareholder approval has been received to date); (b) the accuracy of the representations and warranties made by each of the Company and AgEagle and the compliance by each of the Company and AgEagle with their respective obligations under the Merger Agreement; (c) approval of the stockholders of the Company for the issuance of its common stock and any other securities (x) to the AgEagle stockholders in connection with the Merger and (y) in connection with the financing transactions contemplated by the Merger Agreement; (d) approval for the listing of shares of the Company’s common stock to be issued in the Merger and other related transactions on the NYSE American; and (e) that all of the Company’s assets as disclosed shall have been sold, transferred or otherwise disposed of and the corresponding debt and liabilities shall have been extinguished. The Company’s existing cash resources are insufficient to satisfy all of its outstanding liabilities. Accordingly, in order to satisfy the condition and consummate the Merger, the Company will be required to raise additional funding prior to the closing of the Merger, the failure of which could result in the Company’s failure to consummate the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating each of the Company and AgEagle to continue to conduct its respective business in the ordinary course, to provide reasonable access to each other’s information and to use reasonable best efforts to cooperate and coordinate to make any filings or submissions that are required to be made under any applicable laws or requested to be made by any government authority in connection with the Merger. The Merger Agreement also contains a customary “no solicitation” provision pursuant to which, prior to the earlier of January 31, 2018, or the completion or termination of the Merger, neither the Company nor AgEagle may solicit or engage in discussions with any third party regarding another acquisition proposal unless, in the Company’s case, it has received an unsolicited, bona fide written proposal that the recipient’s board of directors determines is or would reasonably be expected to result in a superior proposal. The Company has paid AgEagle a $50,000 non-refundable fee at the signing of the Merger Agreement. The Merger Agreement contains certain termination rights in favor of each of the Company and AgEagle.

In addition, the Merger Agreement contains provisions for indemnification in the event of any damages suffered by either party as a result of breaches of representations and warranties contained therein. The aggregate maximum indemnification obligation of any indemnifying party for damages with respect to breaches of representations and warranties set forth in the Merger Agreement shall not exceed, in the aggregate, $350,000, other than for fraud, intentional misrepresentation or willful breach. An indemnifying party shall satisfy its indemnification obligations with shares of Company common stock equal to the aggregate amount of losses of the indemnified party, calculated based upon the greater of (i) the value of the Company common stock as of the closing of the Merger; and (ii) the average closing price of the Company common stock on the NYSE American for the five trading days immediately prior to the date such a claim is made. The Company has agreed to deposit an aggregate of 1,215,278 shares of common stock to be issued to current officers and directors of the Company in lieu of deferred salary and fees into escrow to secure its indemnification obligations, the issuance of such shares requiring the approval of the Company’s common stockholders.

In connection with, and as a condition to the closing of the Merger, the Company is seeking the consent of the holder of its Series A Preferred Stock (“Series A Preferred Stock”) to amend the terms thereof to: (i) allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares of Series A Preferred Stock based on the value of the liquidation preference thereof, (ii) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, and (iii) convert each share of Series A Preferred Stock into 10 shares of Company common stock. An affirmative vote of 66.7% of all shares of Series A Preferred Stock voting as a class as of the record date of the proxy statement is required to amend the terms of the Certificate of Designation to provide for these changes, as required under the Merger Agreement. As of September 30, 2017, the Series A Preferred Stock had accrued a total of $6,039,972 in accrued but unpaid dividends, which would result in an additional 241,599 shares of Series A Preferred Stock being issued by the Company to satisfy these accrued dividends.

The Merger Agreement provides either party the right to terminate the Merger if it has not been consummated by January 31, 2018, provided that if all of the conditions to closing shall have been satisfied or shall be capable of being satisfied at such time, the required closing date may be extended until March 31, 2018. On January 31, 2018, the Company extended the required closing date with AgEagle to March 31, 2018.

On November 21, 2017, Alpha Capital Anstalt (“Alpha”) signed a binding commitment letter with the Company to provide prior to or at the closing of the Merger, a minimum of $4 million in new equity capital at a pre-money valuation of between $16 million and $25 million (the “Private Placement”). Per the terms of this commitment letter, in the event any unaffiliated third parties of EnerJex participate in the Private Placement, Alpha’s obligations to fund the Private Placement shall be reduced by such aggregate gross dollar amount funded by such unaffiliated third parties. Alpha has also agreed to convert all notes they hold from the Company into equity at the closing of the Merger. For their funding commitment, Alpha will receive a fee equal to 2.5% of the Company’s outstanding common stock on a fully diluted basis payable at the closing of the Merger. Alpha’s obligations to fund the Private Placement shall terminate on the earlier to occur of (i) the consummation of the Merger, and (ii) March 31, 2018. The Company further agreed that, at no time from the date hereof until the consummation of the Merger, shall it provide or disclose to Alpha any “material non-public information” regarding itself, without the prior consent of Alpha. The funding of the Private Placement is subject to standard conditions such as accuracy of representations and warranties provided in the Merger Agreement, and other similar conditions.

Financing Transactions

On February 10, 2017, the Company, TCB and IberiaBank (collectively, “Sellers”), and PWCM Investment Company IC LLC, and certain financial institutions (collectively, “Buyers”) entered into a Loan Sale Agreement (“LSA”), pursuant to which Sellers sold to Buyers, and Buyers purchased from Sellers, all of Sellers’ right, title and interest in, to and under the Credit Agreement and Loan Documents, in exchange for (i) a cash payment of $5,000,000 (the “Cash Purchase Price”), (ii) a Synthetic Equity Interest equal to 10% of the proceeds, after Buyer’s realization of a 150% return on the Cash Purchase Price within five (5) years of the closing date of the sale, with payment being distributed 65.78947368% to TCB and 34.21052632% to IberiaBank, and (iii) at any time prior to February 10, 2022, Buyer may acquire the interest in clause (ii) above. In connection with the LSA, the Company released Sellers and its successors as holders of the rights under the Credit Agreement and Loan Documents, including Buyers, from any and all claims under the Credit Agreement and Loan Documents.

Also on February 10, 2017, the Company and its subsidiaries, and successor lender entered into a binding letter agreement dated February 10, 2017, which was subsequently amended on March 30, 2017 (as amended, the “letter agreement”) pursuant to which:

1.	the successor lender agreed to forgive our existing secured loan in the approximate principal amount of $17,295,000, and in exchange entered into a secured promissory note (which we refer to as the “restated secured note”) in the original principal amount of $4,500,000.

2.	we:

a.	conveyed our oil and gas properties and associated performance and surety bonds in Colorado, Texas, and Nebraska;

b.	conveyed all of our shares of Oakridge Energy, Inc. (together, the “conveyed oil and gas assets”); and

c.	retained our assets in Kansas and continued as a going concern. The Kansas assets currently provide most of our current operating revenue.

The restated secured note:

a.	is secured by a first-priority lien in the Company’s oil and gas producing assets situated in the State of Kansas,

b.	evidences accrued interest on the $4,500,000 principal balance at a rate of 16% per annum,

c.	bears interest from and after May 1, 2017, at a rate of 16.0% per annum,

d.	is pre-payable in full at a discount at any time during the term of the restated secured note upon EnerJex paying $3,300,000 to successor lender, and

e.	matures and is due and payable in full on November 1, 2017 (subject to the extension right described below).

The Company has extended the restated secured note to March 23, 2018. We have an option to extend the maturity date of the restated secured note to April 30, 2018, upon payment of an extension fee of $50,000.

So long as we repay the $3,300,000 in indebtedness on or prior to the maturity date, as extended, all other amounts payable under the restated secured note are to be forgiven.

The closing occurred on May 10, 2017. As part of the closing procedures and net settlement, we issued a promissory note to Pass Creek Resources LLC in the amount of $105,806. The promissory bears interest at 16% per annum and matured on June 9, 2017. The amount due was not paid on June 9, 2017, but the holder has not provided the Company a notice of default.

In connection with the May 10, 2017 closing and in consideration of the satisfaction of $13,425,000 of the amount due under the Credit Agreement, as amended, the Company and certain of its subsidiaries transferred to PCR Holdings LLC, an affiliate of the successor lenders under the Credit Agreement, all of the Company’s oil and gas properties and assets located in Colorado, Texas, and Nebraska, as well as the Company’s shares of Oakridge Energy, Inc.

To evidence the Company’s remaining $4,500,000 of indebtedness to PWCM Investment Company IC LLC (“PWCM”), RES Investment Group, LLC (“RES”), Round Rock Development Partners, LP (“Round Rock”), and Cibolo Holdings, LLC (“Cibolo Holdings,” and together with PWCM, RES and Round Rock, “Successor Lenders”), the Company’s subsidiaries (except Kansas Holdings, LLC) entered into a Second Amended and Restated Credit Agreement with Cortland Capital Market Services LLC, as Administrative Agent, and the other financial institutions and banks parties thereto (the “New Credit Agreement”), and a related Amended and Restated Note (the “New Note”), in the amount of $3.3 million as described above.

Our subsidiaries’ obligations under the credit agreement and note are non-recourse and are secured by a first-priority lien in the Company’s and its subsidiaries’ oil properties and assets located in Kansas. The Company was removed as a borrower under the Credit Agreement, but entered into a Guaranty of Recourse Carveouts, pursuant to which the Company guarantees its subsidiaries’ payment of certain fees and expenses due under the Credit Agreement, and may be liable for certain conduct, such as fraud, bad faith, gross negligence, and waste of the Kansas oil properties or assets.

On December 22, 2017, the Company entered into the First Amendment to the Second Amended and Restated Credit Agreement (the “Amendment) with Pass Creek Resources, LLC (“Pass Creek”) and Cortland Capital Market Services, LLC (“Administration Agent”). The Company, Pass Creek, and Administrative Agent are parties to the Second Amended and Restated Credit Agreement dated May 10, 2017. The Maturity Date of the Loan has been extended to the earlier of (i) February 15, 2018 or April 30, 2018, if (a) the Company provide notice to the Administrative Agent of their intent to extend the maturity date and (b) no later than the first Business Day following delivery of such notice pay a $100,000 extension fee, or (ii) the merger of AgEagle Merger Sub, Inc., a wholly-owned subsidiary of the Company and AgEagle Aerial Systems, Inc. pursuant to the Agreement and Plan of Merger dated as of October 19, 2017. At the closing of the First Amendment, the Company paid Pass Creek a $65,000 extension fee and $7,500 to the Administrative Agent for additional fees. The Company also paid the Administrative Agent an additional $45,000 upon the filing of a definitive proxy statement by the Company with the Securities and Exchange Commission. The Company also agreed to borrow Improvement Advances in an amount not to exceed $300,000. The Company has extended the restated secured note to March 23, 2018 and has the option to extend the maturity date of the restated secured note to April 30, 2018, upon payment of an extension fee of $50,000.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months following the issuance of these financial statements. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Equity Transactions

Stock transactions in the fiscal year ended December 31, 2017

We accrued dividends of $3,518,430 for our Series A Preferred Stock for the year ended December 31 2017. At December 31, 2017, aggregate accumulated dividends payable to the Series A Preferred Stock holders totaled $6,919,579.

On April 27, 2017, the Company entered into an Additional Issuance Agreement with Alpha Capital Anstalt, for the purchase of 300 restricted shares of its newly designated Series C Convertible Preferred Stock in consideration for $300,000, with an option to purchase an additional 200 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $200,000. As of December 31, 2017, the Company had issued 300 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $300,000. In addition, during the year ending December 31, 2017, the Company had received $200,000 from Alpha Capital Anstalt to purchase an additional 200 shares of Series C Convertible Preferred Stock. As of December 31, 2017, the additional 200 shares of Series C Convertible Preferred Stock have not been issued and are reflected as Series C Convertible Preferred Stock Issuable on the balance sheet in the aggregate amount of $200,000.

The Company recorded a beneficial conversion feature of $208,500 based on the fair value of the common stock and the conversion rate as of the date of issuance. This amount was recorded as a deemed distribution for the year ended December 31, 2017.

The Series C Convertible Preferred Stock (“Series C Preferred Stock”) is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), ranks senior to the common stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, and ranks junior to the Company’s Series A preferred stock and Series B preferred stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company. Upon request of the holders, the Company can seek stockholder approval to remove the Issuance Limitation described therein and to allow for further adjustments related to anti-dilution protection, only if such stockholder approval is obtained. The Series C Convertible Preferred Stock has a liquidation preference of $1,000 per share, and is convertible at the option of the holder at a conversion price equal to $0.30 per share, or a ratio equal to approximately 3,333 shares of common stock for each one (1) share of Series C Convertible Preferred Stock, subject to customary adjustments. Dividends are payable on the shares of Series C Convertible Preferred Stock only if and to the extent that dividends are payable on the common stock into which the Series C Convertible Preferred Stock is convertible. The Series C Convertible Preferred Stock has no maturity date and can be redeemed by the Company beginning twelve months after the closing of the offering or upon a change of control for the redemption price of $1,000 per share, as adjustable as provided in the designation of the Series C Preferred Stock.

The Series C Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Preferred Stock into more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Preferred Stock. In addition, the Company may not convert the Series C Preferred Stock into a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such conversion date in connection with any conversion of Series C Preferred Stock would exceed 1,683,944 shares of common stock (19.99% of the outstanding shares as of the original issue date), subject to adjustment for forward and reverse stock splits, recapitalizations and the like. In the event conversion of the Series C Preferred Stock is limited pursuant to these provisions, each holder shall be entitled to a pro rata portion of the issuable maximum.

Pursuant to the anti-dilutive provisions of the Securities Purchase Agreement dated as of March 11, 2015, which requires the Company to issue additional shares of common stock to adjust the purchase price paid by purchasers in the Company’s March 2015 offering, in the event any shares are sold (or convertible securities are sold), with a price per share less than the purchase price paid by the March 2015 purchasers subject to the terms of the Securities Purchase Agreement, Alpha Capital Anstalt received 597,461 shares of common stock, which the Company recorded as a $300,000 deemed distribution In addition, the Series B Convertible Preferred Stock conversion ratio equal to approximately 571 shares of common stock for each one (1) share of Preferred Stock reset to approximately 3,333 shares of common stock for each one (1) share of Series B Convertible Preferred Stock, to be consistent with the terms of the Series C Convertible Preferred Stock, pursuant to the anti-dilution requirements of the Series B Convertible Preferred Stock. The Company recorded a deemed distribution of $2,500,000 related to the down round triggering event of the Series B Convertible Preferred Stock. In addition, the warrants strike price of $2.75 reset to $0.30, to be consistent with the terms of the Series C Convertible Preferred Stock, pursuant to the anti-dilution requirements of the warrants. The Company recorded a deemed distribution of $500,000 related to the down round triggering event of the warrants.

During, 2017, Alpha Capital Anstalt converted 1,412 shares of Series B Convertible Preferred Stock into 5,502,066 shares of common stock.

On October 23, 2017, Alpha Capital Anstalt exercised warrants to purchase 1,000,000 shares of our common stock for an aggregate exercise price of $300,000 (or $0.30 per share), pursuant to the terms of such warrants, and was issued 1,000,000 shares of common stock.

On November 6, 2017, Alpha Capital Anstalt exercised warrants to purchase 771,428 shares of our common stock for an aggregate exercise price of $231,429 (or $0.30 per share), pursuant to the terms of such warrants, and was issued 771,428 shares of common stock.

On December 20, 2017 the Company entered into a Stock Purchase Agreement for the sale of 1,061,750 shares of its Series A Preferred Stock. The Preferred Stock was sold to Alpha Capital Anstalt at $0.0612 per share or an aggregate of $649,791. Pursuant to the anti-dilutive provisions of the Series B Preferred Stock, the Series C Preferred Stock and the warrants, the conversion and strike price reset from $0.30 to $0.612. The Company recorded a deemed distribution of $100,000 related to the down round triggering event of the Series B Preferred Stock, the Series C Preferred Stock and the warrants, in the aggregate.

On February 13, 2018, the Company issued Alpha Capital Anstalt the 200,000 shares of Series C Convertible Preferred Stock which it was due pursuant to the terms of the April 27, 2017, Additional Issuance Agreement, in consideration for the $200,000 paid during the year ended December 31, 2017.

Subsequent to December 31, 2017, Alpha Capital Anstalt converted (a) 343.671 shares of Series B Convertible Preferred Stock into 5,610,955 shares of common stock; and (b) 103.142 shares of Series C Convertible Preferred Stock into 1,683,944 shares of common stock, pursuant to the terms of such securities.

Stock transactions in fiscal year ended December 31, 2016

There were no equity transactions for the year ended December 31, 2016.

Option transactions

Officers (including officers who are members of the Board of Directors), directors, employees and consultants are eligible to receive options under our stock option plans.  We administer the stock option plans and we determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised.  No options may be granted more than ten years after the date of the adoption of the stock option plans.

Each option granted under the stock option plans will be exercisable for a term of not more than ten years after the date of grant.  Certain other restrictions will apply in connection with the plans when some awards may be exercised.  In the event of a change of control (as defined in the stock option plans), the vesting date on which all options outstanding under the stock option plans may first be exercised will be accelerated.  Generally, all options terminate 90 days after a change of control.

Stock Incentive Plan

The Board of Directors approved the EnerJex Resources, Inc. Stock Option Plan on August 1, 2002 (the “2002-2003 Stock Option Plan”). Originally, the total number of options that could be granted under the 2002-2003 Stock Option Plan was not to exceed 26,666 shares. In September 2007 our stockholders approved a proposal to amend and restate the 2002-2003 Stock Option Plan to increase the number of shares issuable to 66,666.  On October 14, 2008 our stockholders approved a proposal to amend and restate the 2002-2003 Stock Option Plan to (i) rename it the EnerJex Resources, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), (ii) increase the maximum number of shares of our common stock that may be issued under the Stock Incentive Plan to 83,333, and (iii) add restricted stock as an eligible award that can be granted under the Stock Incentive Plan.

2013 Stock Incentive Plan

The Board and stockholders approved the adoption of the 2013 Stock Incentive Plan (“Plan”). The Plan reserves 333,300 shares of our common stock for the granting of options and issuance of restricted shares to our employees, officers, directors, and consultants. The Plan increases reserved shares annually based on plan provisions.

In 2017 and 2016, no options were granted to any employees or directors.

We expensed $13,690 and $241,669 for the years ended December 31, 2017 and December 31, 2016 respectively for options granted.

A summary of stock options is as follows:

		Weighted Ave.		Weighted Ave.
	Options	Exercise Price	Warrants	Exercise Price

Outstanding January 1, 2016	288,331	$10.17	1,904,286	$2.75
Granted	—	—	—	—
Cancelled	(80,667)	(7.15)	—	—
Exercised	—	—	—	—
Outstanding December 31, 2016	207,664	$9.69	1,904,286	$2.75
Granted	—	—	—	—
Cancelled	—	—	—	—
Exercised	(192,332)	(10.5)	(1,771,428)	0.30
Outstanding December 31, 2017	15,332	$7.63	132,858	$0.30

The number of options that were vested at December 31, 2017 was 15,332. The were no options that were not vested at December 31, 2017.

Note 4 - Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations:

Asset retirement obligations, January 1, 2016	$3,091,478
Liabilities incurred during the period	—
Liabilities settled during the year	(2,767)
Accretion	225,480
Asset retirement obligations, December 31, 2016	$3,314,191
Release of liabilities	(1,814,408)
Liabilities incurred during the period	—
Liabilities settled during the year	—
Accretion	112,062
Asset retirement obligations, December 31, 2017	$1,611,845

Note 5 - Long-Term Debt

Senior Secured Credit Facility

On October 3, 2011, the Company, DD Energy, Inc., EnerJex Kansas, Inc., Black Sable Energy, LLC and Working Interest, LLC (collectively, “Borrowers”) entered into an Amended and Restated Credit Agreement with Texas Capital Bank, and other financial institutions and banks that may become a party to the Credit Agreement from time to time. The facilities provided under the Amended and Restated Credit Agreement are to be used to refinance Borrowers prior outstanding revolving loan facility with Bank, dated July 3, 2008, and for working capital and general corporate purposes.

At our option, loans under the facility bear stated interest based on the Base Rate plus Base Rate Margin, or Floating Rate plus Floating Rate Margin (as those terms are defined in the Amended and Restated Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Bank’s prime rate. The Floating Rate shall mean, at Borrower’s option, a per annum interest rate equal to (i) the Eurodollar Rate plus Eurodollar Margin, or (ii) the Base Rate plus Base Rate Margin (as those terms are defined in the Amended and Restated Credit Agreement). Eurodollar borrowings may be for one, two, three, or six months, as selected by the Borrowers. The margins for all loans are based on a pricing grid ranging from 0.00% to 0.75% for the Base Rate Margin and 2.25% to 3.00% for the Floating Rate Margin based on the Company’s Borrowing Base Utilization Percentage (as defined in the Amended and Restated Credit Agreement).

We entered into a First Amendment to Amended and Restated Credit Agreement and Second Amended and Restated Promissory Note in the amount of $50,000,000 with Texas Capital Bank, which closed on December 15, 2011. The Amendment reflects the addition of Rantoul Partners, as an additional Borrower and adds as additional security for the loans the assets held by Rantoul Partners.

On August 31, 2012, we entered into a Second Amendment to Amended and Restated Credit Agreement with Texas Capital Bank. The Second Amendment: (i) increased the borrowing base to $7,000,000, (ii) reduced the minimum interest rate to 3.75%, and (iii) added additional new leases as collateral for the loan

On November 2, 2012, we entered into a Third Amendment to Amended and Restated Credit Agreement with Texas Capital Bank. The Third Amendment (i) increased the borrowing base to $12,150,000 and (ii) clarified certain continuing covenants and provided a limited waiver of compliance with one of the covenants so clarified for the fiscal quarter ended December 31, 2011.

On January 24, 2013, we entered into a Fourth Amendment to Amended and Restated Credit Agreement, which was made effective as of December 31, 2012 with Texas Capital Bank.  The Fourth Amendment reflects the following changes: (i) the Bank consented to the restructuring transactions related to the dissolution of Rantoul Partners, and (ii) the Bank terminated a Limited Guaranty, as defined in the Credit Agreement, executed by Rantoul Partners in favor of the Bank

On April 16, 2013, the Bank increased our borrowing base to $19.5 million.

On September 30, 2013, we entered into a Fifth Amendment to the Amended and Restated Credit Agreement. The Fifth Amendment reflects the following changes it: (i) expanded the principal commitment amount of the Bank to $100,000,000; (ii) increased the Borrowing Base to $38,000,000; (iii) added Black Raven Energy, Inc. to the Credit Agreement as a borrower party; (iv) added certain collateral and security interests in favor of the Bank; and (v) reduced the interest rate to 3.30%.

On November 19, 2013, we entered into a Sixth Amendment to the Amended and Restated Credit Agreement. The Sixth Amendment reflects the following changes: (i) the addition of Iberia Bank as a participant in our credit facility, and (ii) a technical correction to our covenant calculations.

On May 22, 2014, we entered into a Seventh Amendment to the Amended and Restated Credit Agreement. The Seventh Amendment reflects the Bank’s consent to our issuance of up to 850,000 shares of our 10% Series A Cumulative Redeemable Perpetual Preferred Stock.

On August 15, 2014, we entered into an Eighth Amendment to the Amended and Restated Credit Agreement. The Eighth Amendment reflects the following changes: (i) the borrowing base was increased from $38 million to $40 million, and (ii) the maturity of the facility was extended by three years to October 3, 2018.

On April 29, 2015, we entered into a Ninth Amendment to the Amended and Restated Credit Agreement. In the Ninth Amendment, the Bank (i) re-determined the Borrowing Base based upon the Reserve Report dated January 1, 2015, (ii) imposed affirmative obligations on the Company to use a portion of proceeds received with regard to future sales of securities or certain assets to repay the loan, (iii) consented to non-compliance by the Company with certain terms of the Credit Agreement, (iv) waived certain provisions of the Credit Agreement, and (v) agreed to certain other amendments to the Credit Agreement.

On May 1, 2015, the Borrowers and the Banks entered into a Letter Agreement to clarify that up to $1,000,000 in proceeds from any potential future securities offering will be unencumbered by the Banks’ liens as described in the Credit Agreement through November 1, 2015, and that, until November 1, 2015, such proceeds would not be subject to certain provisions in the Credit Agreement prohibiting the Company from declaring and paying dividends that may be due and payable to holders of securities issued in such potential offerings or issued prior to the Letter Agreement.

On August 12, 2015, we entered into a Tenth Amendment to the Amended and Restated Credit Agreement. The Tenth Amendment reflects the following changes: (i) allow the Company to sell certain oil assets in Kansas, (ii) allow for approximately $1,300,000 of the proceeds from the sale to be reinvested in Company owned oil and gas projects and (iii) apply not less than $1,500,000 from the proceed of the sale to outstanding loan balances.

On November 13, 2015, the Company entered into an Eleventh Amendment to the Amended and Restated Credit Agreement. The Eleventh Amendment reflects the following changes: (i) waived certain provisions of the Credit Agreement, (ii) suspended certain hedging requirements, and (iii) made certain other amendments to the Credit Agreement.

On April 1, 2016, the Company informed the Bank that it would cease making the mandatory monthly borrowing base reduction payments and did not make the required April 1, 2016 payment. The Company made its mandatory quarterly interest payments on April 6, 2016 and May 2, 2016. On April 7, 2016, the Company entered into a Forbearance Agreement whereby the Bank agreed to not exercise remedies and rights afforded it under the Amended and Restated Credit Agreement for thirty days. The thirty-day period was to be used by the Company to pursue strategic alternatives.

On April 28, 2016 the Bank informed the Company that it would extend the above Forbearance Agreement period to May 31, 2016 upon effecting a principal reduction of $125,000. In addition, the Company will receive an automatic extension to September 15, 2016 upon meeting certain terms and conditions specified by the Bank. On May 31, 2016, the Company and the Bank amended the Forbearance Agreement to extend the forbearance period to August 31, 2016. On July 29, 2016, the Company and the Bank amended the Forbearance Agreement to extend the forbearance period to October 1, 2016.

On October 1, 2016, the Company and the Bank could not reach an agreement to extend the Third Amendment to the Forbearance Agreement. Following this outcome, the Company decided to discontinue payment of interest on its outstanding loan obligations with the Bank. The Company continued to evaluate plans to restructure, amend or refinance existing debt through private options.

On February 10, 2017, the Company and the other Sellers entered into and completed the transactions contemplated by the LSA, described in greater detail in “Note 2 – Going Concern” – “Financing Transactions”.

Below is a table showing the reconciliation of the gain on LSA as set forth on the statement of operations for the year ended December 31, 2017:

Forgiveness of existing secured loan	$17,925,000
Forgiveness of accrued interest	1,306,801
Issuance of secured promissory note	(4,500,000)
Transfer of oil and gas properties	(1,902,726)
Transfer of gas gathering system	(1,772,588)
Transfer of shares of Oakridge Energy, Inc.	(210,990)
Transfer of ARO liability	1,814,407
Transfer of other assets	(1,159,780)
Gain on LSA	$11,500,124

To evidence the Company’s remaining $4,500,000 of indebtedness to PWCM Investment Company IC LLC (“PWCM”), RES Investment Group, LLC (“RES”), Round Rock Development Partners, LP (“Round Rock”), and Cibolo Holdings, LLC (“Cibolo Holdings,” and together with PWCM, RES and Round Rock, “Successor Lenders”), the Company’s subsidiaries (except Kansas Holdings, LLC) entered into a Second Amended and Restated Credit Agreement with Cortland Capital Market Services LLC, as Administrative Agent, and the other financial institutions and banks parties thereto (the “New Credit Agreement”), and a related Amended and Restated Note (the “New Note”), in the amount of $3.3 million as described above under “Note 2 – Going Concern” – “Financing Transactions”.

Our subsidiaries’ obligations under the credit agreement and note are non-recourse and are secured by a first-priority lien in the Company’s and the subsidiaries’ oil properties and assets located in Kansas. The Company was removed as a borrower under the Credit Agreement, but entered into a Guaranty of Recourse Carveouts, pursuant to which the Company guarantees the Subsidiaries’ payment of certain fees and expenses due under the Credit Agreement, and may be liable for certain conduct, such as fraud, bad faith, gross negligence, and waste of the Kansas oil properties or assets.

December 22, 2017, the Company entered into the First Amendment to the Second Amended and Restated Credit Agreement (the “Amendment) with Pass Creek Resources, LLC (“Pass Creek”) and Cortland Capital Market Services, LLC (“Administration Agent”). The Company, Pass Creek, and Administrative Agent are parties to the Second Amended and Restated Credit Agreement dated May 10, 2017. The Maturity Date of the Loan has been extended to the earlier of (i) February 15, 2018 or April 30, 2018, if (a) the Company provides notice to the Administrative Agent of their intent to extend the maturity date and (b) no later than the first Business Day following delivery of such notice pay a $100,000 extension fee, or (ii) the merger of AgEagle Merger Sub, Inc., a wholly-owned subsidiary of the Company and AgEagle Aerial Systems, Inc. pursuant to the Agreement and Plan of Merger dated as of October 19, 2017. At the closing of First Amendment, the Company paid Pass Creek a $65,000 extension fee and $7,500 to the Administrative Agent for additional fees. The Company also paid the Administrative Agent an additional $45,000 upon the filing of a definitive proxy statement by the Company with the Securities and Exchange Commission. The Company also agreed to borrow Improvement Advances in an amount not to exceed $300,000. The Company has extended the restated secured note to March 23, 2018 and has the option to extend the maturity date of the restated secured note to April 30, 2018, upon payment of an extension fee of $50,000.

As of December 31, 2017, the principal balance of $4,457,347 along with accrued interest of $479,452 remained due under the Amended and Restated Credit Agreement. At December 31, 2017, the Company was not in compliance with certain covenants, and the loan may be called due by Pass Creek. The note is in default.

As of December 31, 2017, the principal balance of $80,805 along with accrued interest of $9,616 remained due under the promissory note with Pass Creek Resources LLC. The note is in default.

On July 14, 2017, July 28, 2017 and August 30, 2017, the Company entered into Secured Promissory Notes totaling $225,000 with Alpha Capital Anstalt, which have a maturity date of June 30, 2018, and accrue interest at a rate of 8% per annum. The amount due under the notes is secured by a security interest, subordinate to certain other security interests of the Company, in substantially all of the Company's assets. The amount due under the notes is convertible into shares of the Company's common stock, at the option of Alpha Capital Anstalt, on identical terms as the outstanding Series C Convertible Preferred Stock (i.e., an initial conversion price of $0.30 per share, a 9.9% ownership limitation and certain anti-dilution rights, which currently result in a conversion price of $0.0612 per share). As of December 31, 2017, the principal balance of $225,000 remained due.

As of December 31, 2017, the principal balance of $113,750 along with accrued interest of $5,574, remained due under the promissory note with Robert Watson, the former CEO. The note is in default.

Note 6 - Commitments and Contingencies

Rent expense for the years ended December 31, 2017 and 2016 was approximately $69,000 and $148,000, respectively. Future non-cancellable minimum lease payments are approximately, $10,000 for 2018.

As of December 31, 2017, the Company has an outstanding irrevocable letter of credit in the amount of $50,000 issued in favor of the Texas Railroad Commission. This letter of credit is required by the Commission by all companies operating in the state in accordance with limits prescribed by the Texas Railroad Commission.

We, as a lessee and operator of oil and gas properties, are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area.  As of December 31, 2017, we have no reserve for environmental remediation and are not aware of any environmental claims.

On September 23, 2016, the Company, American Standard Energy Corporation, Baylor Operating LLC, Bernard Given and Loeb & Loeb LLP were sued by Geronimo Holdings Corporation and Randal Capps in the 143rd Judicial District Court located in Pecos, Texas. The suit among other things, seeks damages for an alleged unlawful sale of properties in Crockett County Texas and for alleged unpaid royalties. The Company believes the suit is without merit and will vigorously defend itself. The Company has faith that it will prevail and at December 31, 2017 no reserve for potential losses arising from this matter has been recorded. Additionally, under its agreement with Baylor Operating LLC, Baylor has agreed to indemnify and defend the Company against all lawsuits and claims including this one.

On April 26, 2016, C&F Ranch, LLC sued the Company in Allen County Kansas for alleged breach of contract related to the rental of certain lands located on the C&F Ranch. During the first quarter of 2018, the Company settled this dispute for $9,000.

Note 7 - Income Taxes

There was no current or deferred income tax expense (benefit) for the years ended December 31, 2017 and December 31, 2016.

The following table sets forth a reconciliation of the provision for income taxes to the statutory federal rate:

	Year Ended December 31,
	2017	2016
Statutory tax rate	35.00%	35.00%
State tax rate, net of federal tax	2.01%	1.78%
Other permanent items	0.00%	0.00%
Change in valuation allowance	(37.01)%	(36.78)%
Effective tax rate	0.00%	0.00%

Significant components of the deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2017	2016
Non-current deferred tax asset:
Oil and gas costs and long-lived assets	$4,764,420	$11,500,697
Derivative instruments	—	—
Net operating loss carry-forward	21,547,347	35,815,113
Valuation allowance	(26,311,767)	(47,315,809)
Net deferred tax asset (liability)	$—	$—

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law. The TCJA, among other things, includes the reduction of the federal tax rate for corporations from 35% to 21% and changes or limits certain tax deductions including the utilization of net operating losses. Under generally accepted accounting principles, the Company is required to revalue its deferred tax assets and liabilities during the period in which the new tax legislation is enacted. The impact of TCJA resulted in a decrease in the Company's deferred tax assets in the amount of $18 million. However, there is no impact of the revaluation to the current net income because it was fully offset by the release of the valuation allowance that was previously recorded against the deferred tax asset.

At December 31, 2017, we have a net operating loss carry forward of approximately $93 million expiring in 2021-2038 that is subject to certain limitations on an annual basis. Such limitation has not been determined, by Management. Management has determined that a 100% valuation allowance be established against net operating losses where it is more likely than not that such losses will expire or will not be available before they are utilized.

The Company incurred a change of control as defined by the Internal Revenue Code (IRC 382). Accordingly, the rules will limit the utilization of the Company’s net operating losses. The limitation is determined by multiplying the value of the stock immediately before the ownership change by the applicable long-term exempt rate. It is estimated that approximately $40.9 million of net operating losses may be subject to an annual limitation. Any unused annual limitation may be carried over to later years. The amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. No assurance can be made, as to the availability of the net operating losses based upon Internal Revenue Code (IRC 382), as described, and such amounts of net operating losses available, based upon the limitations described. If there was or is other changes of ownership, the net operating losses may be a totally unavailable to offset taxable income.

Internal Revenue Code (IRC 108), Income from discharge of indebtedness has rules to determine amounts that are required to be included or excluded from taxable income, based upon certain circumstances. Management has determined that any discharge of indebtedness that has occurred is included in taxable income for this period, but is reviewing such amounts, as it applied to IRC 108.

Note 8 - Fair Value Measurements

We hold certain financial assets which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”).   ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  We believe receivables, payables and our debt approximate fair value at December 31, 2017.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.  We consider the derivative liability to be Level 2.  We determine the fair value of the derivative liability utilizing various inputs, including NYMEX price quotations and contract terms.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider the marketable securities to be a Level 3.

At December 31, 2016, our marketable securities had a value of $210,990. During 2017, as part of the LSA transaction described in “Note 2 – Going Concern” – “Financing Transactions”, we transferred the marketable securities. At December 31, 2017, we held no assets valued at Level 3.

Note 9 - Derivative Instruments

We enter into derivative or physical arrangements with respect to portions of our crude oil production to reduce our sensitivity to volatile commodity prices and/or to meet hedging requirements under our Credit Facility.  We believe that these derivative arrangements, although not free of risk, allowed us to achieve a more predictable cash flow and to reduce exposure to commodity price fluctuations.  However, derivative arrangements limit the benefit of increases in the prices of crude oil.  Moreover, our derivative arrangements apply only to a portion of our production.

We had an Inter-Creditor Agreement in place between the Company; our counterparties, BP Corporation North America, Inc. and Cargill Incorporated and our agent, Texas Capital Bank, N.A., which allows Texas Capital Bank to also act as agent for the counterparties for the purpose of holding and enforcing any liens or security interests resulting from our derivative arrangements.  Therefore, we were not required to post additional collateral, including cash.

At December 31, 2017 all derivative contracts had expired and we did not enter into any derivative contracts during 2017.

We recorded a loss related to the mark to market of our derivative contracts for the year ended December 31, 2016 of $2,531,401. No gain or loss was recorded in 2017.

Note 10 - Net Income Per Common Share

The Company reports earnings per share in accordance with ASC Topic 260-10, “Earnings per Share.” Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Note 11 - Impairment of Oil and Gas Properties

Pursuant to full cost accounting rules, the Company must perform a ceiling test each quarter on its proved oil and natural gas assets within each separate cost center. All of the Company’s costs are included in one cost center because all of the Company’s operations are located in the United States. The Company’s ceiling test was calculated using trailing twelve-month, unweighted-average first-day-of-the-month prices for oil and natural gas as of December 31, 2017, which were based on a West Texas Intermediate oil price of $51.34 per Bbl and a Henry Hub natural gas price of $2.97 per MMBtu (adjusted for basis and quality differentials), respectively. The trailing twelve-month, unweighted-average first-day-of-the-month prices for oil and natural gas as of September 30, 2017, was based on a West Texas Intermediate oil price of $42.46 per Bbl and a Henry Hub natural gas price of $2.63 per MMBtu (adjusted for basis and quality differentials), respectively. The twelve-month, unweighted-average first-day-of-the –month price as of June 30, 2017 was $42.46 per Bbl and $2.63per MMBtu The twelve-month, unweighted-average first-day-of-the –month price as of March 31, 2017 was $45.16 per Bbl and $2.40 per MMBtu (adjusted for basis and quality differentials), respectively. Utilizing these prices, the calculated ceiling amount was greater than the net capitalized cost of oil and natural gas properties as of December 31, 2017, and as a result, no write down was recorded. For the year ended December 31, 2016, the Company recorded an impairment charge of $8,032,670. Additional material write-downs of the Company’s oil and gas properties could occur in subsequent quarters in the event that oil and natural gas prices remain at current depressed levels, or if the Company experiences significant downward adjustments to its estimated proved reserves.

Note 12 - Other Income

The following table depicts the components of other income for the years ended December 31, 2017 and December 31, 2016:

	Year ended December 31, 2017	Year ended December 31, 2016

Realized gain (loss) clearing of derivative contracts	$—	$2,382,184
Service Agreement with Camber Energy, Inc.	696,774	—
Miscellaneous income	72	24,124
Interest income	(3,967)	32
Other income (loss)	$692,879	$2,406,340

On April 27, 2017, the Company entered into a Services Agreement (“Service Agreement”) with Camber Energy, Inc., to perform certain outsourced interim services for $150,000 per month. Effective December 4, 2017, the Company and Camber Energy, Inc. (“Camber”), mutually agreed to terminate the agreement between the parties effective November 30, 2017.

Note 13 - Subsequent Events

 On January 31, 2018, the Company extended the end date of its previously disclosed Agreement and Plan of with AgEagle Aerial Systems, Inc., a Nevada corporation (“AgEagle”) to March 31, 2018.

On February 20, 2018, the Company announced that it set the record date for the special meeting of its shareholders to, among other things, consider and vote on various proposals necessary to close the previously announced Agreement and Plan of Merger, dated October 19, 2017 (the “Merger Agreement”), with AgEagle Aerial Systems, Inc. Shareholders of record as of the close of business on February 20, 2018, will be entitled to vote at the special meeting on March 21, 2018. The Merger is subject to certain customary closing conditions and approval from our shareholders. The Merger is expected to close in the first quarter of 2018.

As previously reported, on April 27, 2017, the Company entered into an Additional Issuance Agreement with Alpha Capital Anstalt, for the purchase of 300 restricted shares of the Company’s then newly designated Series C Convertible Preferred Stock in consideration for $300,000, with an option to purchase an additional 200 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $200,000. As of December 31, 2017, the Company had issued 300 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $300,000. In addition, during the year ended December 31, 2017, the Company had received $200,000 from Alpha Capital Anstalt to purchase an additional 200 shares of Series C Convertible Preferred Stock, which shares had not been issued as of December 31, 2017, and which are reflected as Series C Convertible Preferred Stock Issuable on the balance sheet as of December 31, 2017, in the aggregate amount of $200,000.

On February 13, 2018, the Company issued Alpha Capital Anstalt the 200,000 shares of Series C Convertible Preferred Stock which it was due pursuant to the terms of the April 27, 2017, Additional Issuance Agreement, in consideration for the $200,000 paid during the year ended December 31, 2017.

Subsequent to December 31, 2017, Alpha Capital Anstalt converted (a) 343.671 shares of Series B Convertible Preferred Stock into 5,610,955 shares of common stock; and (b) 103.142 shares of Series C Convertible Preferred Stock into 1,683,944 shares of common stock, pursuant to the terms of such securities.

At a special meeting of shareholders held on March 21, 2018, the Company’s shareholders approved (a) the issuance of the Company’s common stock to the shareholders of AgEagle in connection with and pursuant to the terms of the Merger Agreement in accordance with NYSE American Rules 712 and 713; (b) an amendment to the Company’s Articles of Incorporation to amend the 10% Series A Cumulative Redeemable Perpetual Preferred Stock to: (i) allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares of Series A Preferred Stock based on the value of the liquidation preference thereof, (ii) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, (iii) convert each share of Series A Preferred Stock into 10 shares of common stock (subject to adjustment for a reverse stock split (discussed below)), and (iv) increase the number of Series A Preferred shares by 241,599 shares; (c) an amendment to the Company’s Articles of Incorporation to change the name of the Company to “AgEagle Aerial Systems, Inc.”; (d) the adoption of the EnerJex 2017 Omnibus Equity Incentive Plan (the “Plan”); (e) the issuance of 2,248,264 shares of common stock to current officers and directors in lieu of deferred salary and fees, a majority of which will be held in escrow to secure the Company’s obligations under the Merger Agreement; (f) the conversion of the Company’s Series C Convertible Preferred Stock into shares of common stock in order to comply with the listing rules of the NYSE American; (g) the conversion of the Company’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock into shares of common stock in order to comply with the listing rules of the NYSE American; (h) the issuance of shares of the Company’s common stock, conversion of the Company’s Series C Preferred Stock and conversion of $425,000 owed under five promissory notes held by, Alpha Capital Anstalt, of which $200,000 of the notes have previously been converted into Series C Preferred Stock as of the date of this filing, into shares of common stock in order to comply with the listing rules of the NYSE American.

The Plan provides for the grant of up to 2,000,000 shares of common stock (such number based on a post-reverse split amount) as awards which may include incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares, restricted shares, restricted stock units, performance stock, performance units, SARs, tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to key management employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (however, solely Company employees or employees of the Company’s subsidiaries are eligible for incentive stock option awards).

Additionally, the Company plans to conduct a 1-for-25 reverse stock split of the Company’s outstanding common stock, which was approved by Company shareholders on April 27, 2017, prior to the closing of the Merger, which the Company anticipates occurring prior to March 31, 2018.

Note 14 - Supplemental Oil and Gas Reserve Information (Unaudited)

Results of operations from oil and gas producing activities

The following table shows the results of operations from the Company’s oil and gas producing activities.  Results of operations from these activities are determined using historical revenues, production costs and depreciation and depletion. The results of operations from the Company’s oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest income and interest expense. Income tax expense was determined by applying the statutory rates to pretax operating results.

	Year Ended December 31,	Year Ended December 31,
	2017	2016
Production revenues	$1,329,005	$2,461,727
Production costs	(1,363,946)	(2,661,258)
Depletion and depreciation	(127,713)	(254,329)
Income tax	56,929	158,851
Results of operations for producing activities	$(105,725)	$(295,009)

Capitalized costs

The following table summarizes the Company’s capitalized costs of oil and gas properties.

	Year Ended December 31,	Year Ended December 31,
	2017	2016
Properties subject to amortization	$10,008,764	$18,626,746
Accumulated depletion	(8,597,539)	(15,189,716)
Net capitalized costs	$1,411,225	$3,437,030

Cost incurred in property acquisition, exploration and development activities

	Year Ended December 31,	Year Ended December 31,
	2017	2016
Acquisition of properties	$—	$14,399
Exploration costs	—	—
Development costs	—	2,690
Net capitalized costs	$—	$17,089

Estimated quantities of proved reserves

Our ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves all of which are located in the United States are summarized below.  Proved reserves are estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those that are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in barrels of oil equivalent. Geological and engineering estimates by Cobb & Associates, Inc. of proved oil and gas reserves at one point in time are highly interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates are accurate, by their nature reserve estimates are generally less precise than other estimates presented in connection with financial statement disclosures.

		December 31, 2017			December 31, 2016
Proved Reserves	Total Proved Developed	Proved Undeveloped	Total Proved	Total Proved Developed	Proved Undeveloped	Total Proved

Beginning
Crude Oil BBL’s	372,140	152,610	524,750	1,287,028	202,884	1,489,912
Natural Gas Liquids BBL’s	44,780	—	44,780	47,345	—	47,345
Natural Gas MCF’s	2,686,805	3,422,165	6,108,970	3,195,895	3,029,514	6,225,409
Oil Equivalents BOE’s	864,648	723,042	1,587,690	1,867,041	707,819	2,574,860

Revisions of previous estimates
Crude Oil BBL’s	(30,572)	236,390	205,818	(856,765)	(50,274)	(907,039)
Natural Gas Liquids BBL’s	1,870	—	1,870	(2,127)	—	(2,127)
Natural Gas MCF’s	(1,491)	—	(1,491)	(461,536)	392,651	(68,885)
Oil Equivalents BOE’s	(28,876)	236,390	207,514	(935,815)	15,169	(920,638)

LSA Disposition
Crude Oil BBL’s	(242,924)	—	(242,924)	—	—	—
Natural Gas Liquids BBL’s	(44,709)	—	(44,709)	—	—	—
Natural Gas MCF’s	(2,684,865)	(3,422,165)	(6,107,030)	—	—	—
Oil Equivalents BOE’s	(735,110)	(570,432)	(1,305,542)	—	—	—

Production
Crude Oil BBL’s	—	—	—	—	—	—

Production
Crude Oil BBL’s	(31,834)	—	(31,824)	(58,123)	—	(58,123)
Natural Gas Liquids BBL’s	(1,941)	—	(1,941)	(528)	—	(528)
Natural Gas MCF’s	(449)	—	(449)	(47,554)	—	(47,554)
Oil Equivalents BOE’s	(33,851)	—	(33,851)	(66,578)	—	(66,578)

Ending
Crude Oil BBL’s	66,810	389,000	455,810	372,140	152,610	524,750
Natural Gas Liquids BBL’s	—	—	—	44,780	—	44,780
Natural Gas MCF’s	—	—	—	2,686,805	3,422,165	6,108,970
Oil Equivalents BOE’s	66,810	389,000	455,810	864,648	723,042	1,587,690

Proved developed reserves at December 31, 2016 consisted of approximately 42% oil and 58% natural gas and totaled 879.8 MBOEs. Proved developed reserves for December 31, 2017 consisted of approximately 100% oil and totaled 66.8 MBOEs. Proved undeveloped reserves for December 31, 2016 were 707.8 MBOEs. Proved undeveloped reserves at December 31, 2017 were 389.0 MBOEs.

The Company annually reviews its proved undeveloped reserves to ensure an appropriate plan for development exists. The Company books proved undeveloped reserves only if it plans to convert these reserves to prove developed producing reserves within five years from the date they were first booked. At December 31, 2017 proved undeveloped reserves were approximately 389.0 MBOE’s. The Company plans to develop all the remaining locations that comprise the 389.0 MBOE of proved undeveloped reserves within five years. However, the decision to deploy capital and the timing of those expenditures is contingent on many different factors. The Company estimates capital expenditures of approximately $5.0 million will be sufficient to develop these reserves. The development plans assume a continued improvement in commodity pricing and general market conditions within the oil and gas industry.

The calculation of proved undeveloped reserves requires the Company to make predictions regarding future acquisitions and discoveries and the impact they may have on the Company’s overall development plan of properties it currently owns. The development plan is revised to reflect changes in the oil and gas industry, including changing markets and prices, and new investment opportunities, and such revisions will result in changes to our proved undeveloped reserves. Consequently, the exact timing of capital expenditures will be heavily dependent upon the Company’s interpretation of market opportunities which are deeply influenced by projections of future commodity prices. Each year we will review our five-year development plan to maximize the value of our investment in oil and gas assets and in turn maximize shareholder value. At December 31, 2017 we believe the following best characterizes our development plan.

	Estimated Conversion of Proved Undeveloped Reserves
	CAPEX ($MM)	MBOE’s
2018	648.0	77.5
2019	965.9	93.5
2020	1,244.8	80.7
2021	563.8	37.5
2022	1550.6	99.7

For the year ended December 31, 2017 proved reserves decreased 1,131.9 MBOEs of which production accounted for 33.9 MBOEs or 3.0% of the decrease. The disposition of assets included in the Loan Sale Agreement (“LSA”) transaction resulted in a 1,305.5 MBOE decrease. An offsetting increase of 207.5 MBOEs, was due primarily to decreases in commodity prices. Crude oil prices increased $0.63 or 1%. Increased commodity pricing triggered positive revisions of 139.0 MBOEs of crude oil classified as proved undeveloped. In 2017 there were no material transfers from the proved undeveloped category of 6 reserves to the proved developed category.

  For the year ended December 31, 2016 proved reserves decreased 987.1 MBOEs of which production accounted for 66.6 MBOEs or 6.7% of the decrease. The remaining decrease of 920.6 MBOEs, was due primarily to decreases in commodity prices. Crude oil prices decreased $3.49 or 8% and natural gas prices declined 20% or $.37. Diminished commodity pricing triggered negative revisions of 898.9 MBOEs of crude oil classified as proved developed producing. Natural gas liquids decreased pricing resulted in decreases of 3.6 MBOEs to the proved developed producing category. Reduced natural gas prices also reduced amounts classified as proved developed producing by 108.6 MMCF’s. In 2016 there were no material transfers from the proved undeveloped category of 6 reserves to the proved developed category.

In 2017 the Company invested approximately $4,600 in its oil and gas properties. These reduced expenditures were in response to extremely low commodity prices. The Company has approximately $1.0 million of current asset on hand and important infrastructure in Colorado completed which will facilitate the exploitation and development of proved undeveloped reserves over the next five years. At year end the Company’s review of proved undeveloped reserves revealed challenges but the Company maintains its belief that reserves will be developed within five years of their initial recording as a proved undeveloped reserve. In addition, it believes it has the financial wherewithal to develop all its proved undeveloped reserves within the five-year time frames required; utilizing its balance sheet, to borrow funds as needed. Additionally, the Company believes it has the ability to joint venture any of its assets.

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows from our proved reserves for the periods presented in the financial statements is summarized below.

	Year Ended	Year Ended
	December 31,	December 31,
	2017	2016
Future production revenue	$20,714,780	$30,085,550
Future production costs	(6,669,980)	(15,278,990)
Future development costs	(4,973,120)	(4,703,230)
Future cash flows before income tax	9,071,680	10,103,330
Future income taxes	—	—
Future net cash flows	9,071,680	10,103,330
10% annual discount for estimating of future cash flows	(7,603,140)	(6,666,300)
Standardized measure of discounted net cash flows	$1,468,540	$3,437,030

Changes in standardized measure of discounted future net cash flows

The following is a summary of a standardized measure of discounted net future cash flows related to the Company’s proved oil and gas reserves. The information presented is based on a calculation of estimated proved reserves using discounted cash flows based on the 12-month average price for oil and gas calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month prior period. The additions to estimated proved reserves from new discoveries and extensions could vary significantly from year to year. Additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant.

	Year Ended	Year Ended
	December 31,	December 31,
	2017	2016
Balance beginning of year	$3,437,030	$8,769,970
Sales, net of production costs	34,942	199,531
Net change in pricing and production costs	16,312,304	(2,012,883)
Net change in future estimated development costs	269,890	(1,198,430)
Purchase of minerals in place	—	—
Extensions and discoveries	—	—
LSA Disposition	(1,902,726)	—
Revisions	(17,693,233)	(4,538,173)
Accretion of discount	1,010,333	2,217,015
Change in income tax	—	—
Balance end of year	$1,468,540	$3,437,030

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of AgEagle Aerial Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AgEagle Aerial Systems, Inc. (the Company) as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2017. In our opinion, the financial statements present fairly, in all material respects, the financial position of AgEagle Aerial Systems, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

Palm Beach Gardens, Florida

March 27, 2018

D. Brooks and Associates CPA’s, P.A. 4440 PGA Blvd., Suite 104, Palm Beach Gardens, FL 33410 – (561) 429-6225

AGEAGLE AERIAL SYSTEMS, INC.
Balance Sheets

	As of December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash	$35,289	$15,887
Accounts receivable, net	255	18,886
Inventories, net	158,632	148,404
Prepaid expense	3,384	2,156
Notes receivable	75,000	—
Total current assets	272,560	185,333

Property and equipment, net	38,703	44,380

Total assets	$311,263	$229,713

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$426,154	$76,425
Accrued expenses	59,354	127,063
Accrued interest	185,335	79,019
Payroll liabilities	5,521	13,818
Convertible notes payable	1,160,005	800,000
Promissory note – related party	131,050	30,000
Total current liabilities	1,967,419	1,126,325
Total liabilities	1,967,419	1,126,325

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,200,000 shares issued and outstanding	420	420
Additional paid-in capital	1,939,832	1,902,161
Accumulated deficit	(3,596,408)	(2,799,193)
Total stockholders’ deficit	(1,656,156)	(896,612)
Total liabilities and stockholders’ deficit	$311,263	$229,713

The accompanying notes are an integral part of the financial statements.

AGEAGLE AERIAL SYSTEMS, INC.

Statements of Operations

	Years Ended December 31,
	2017	2016

Revenues	$116,035	$373,324
Cost of revenues	111,811	338,244
Gross Profit	4,224	35,080

Operating Expenses:
Selling, general and administrative	250,168	363,787
Professional fees	402,706	554,043
Consulting fees – related party	7,992	694,356
Research and development	10,221	7,019
Total operating expenses	671,087	1,675,545
Loss From Operations	(666,863)	(1,640,465)

Other Income (Expenses):
Interest expense	(142,810)	(53,575)
Dealer termination expenses	12,458	(114,728)
Loss on disposal of fixed assets	—	(3,747)
Total other expenses net	(130,352)	(172,050)
Loss before income taxes	(797,215)	(1,812,515)
Provision for income taxes	—	—
Net Loss	$(797,215)	$(1,812,515)

Net Loss per Share – Basic and Diluted	$(0.19)	$(0.44)

Weighted Average Number of Shares Outstanding During the Period – Basic and Diluted	4,200,000	4,099,167

The accompanying notes are an integral part of the financial statements.

AGEAGLE AERIAL SYSTEMS, INC.
Statement of Changes in Stockholders’ Deficit
For The Years Ended December 31, 2017 and 2016

	Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2015	3,500,000	$350	$707,873	$(986,678)	$(278,455)
Sales of common stock	200,000	20	499,980	—	500,000
Issuance of common stock for consulting services-related party	500,000	50	555,506	—	555,556

Issuance of stock options for consulting services-related party	—	—	138,802	—	138,802
Net loss	—	—	—	(1,812,515)	(1,812,515)
Balance at December 31, 2016	4,200,000	420	1,902,161	(2,799,193)	(896,612)

Issuance of employee and director stock options	—	—	6,397	—	6,397
Stock compensation period costs	—	—	22,192	—	22,192
Warrants issued with convertible promissory note	—	—	9,082	—	9,082
Net loss	—	—	—	(797,215)	(797,215)
Balance at December 31, 2017	4,200,000	$420	$1,939,832	$(3,596,408)	$(1,656,156)

The accompanying notes are an integral part of the financial statements.

AGEAGLE AERIAL SYSTEMS, INC.
Statements of Cash Flows

	Years Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(797,215)	$(1,812,515)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of fixed assets	—	3,747
Depreciation	18,453	22,549
Issuance of stock options for consulting services-related party	—	138,802
Issuance of employee and director stock options	6,397	—
Stock compensation expenses	22,192	—
Warrants issued with convertible promissory note	9,082	—
Accretion for debt discounts, warrants and issuance costs	25,000	—
Issuance of common stock for consulting services-related party	—	555,556
Changes in assets and liabilities:
Accounts receivable	18,631	25,903
Prepaid expense	(1,228)	(88)
Inventories	(10,228)	(6,275)
Accounts payable	349,729	7,346
Accrued expenses	(67,709)	114,570
Accrued interest	106,315	53,575
Accrued payroll liabilities	(8,297)	—
Net cash used in operating activities	(328,878)	(896,829)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed asset	—	2,841
Issuance of note receivable	(75,000)	—
Purchases of property and equipment	(12,775)	—
Net cash (used in) provided by investing activities	(87,775)	2,841

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of convertible notes payable	335,005	300,000
Issuance of promissory note – related party	101,050	30,000

Sale of common stock	—	500,000
Net cash provided by financing activities	436,055	830,000

Net increase (decrease) in cash	19,402	(63,988)
Cash at beginning of year	15,887	79,875
Cash at end of year	$35,289	$15,887

The accompanying notes are an integral part of the financial statements.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 1 – Description of Business

AgEagle Aerial Systems, Inc. (the “Company” or “AgEagle”), headquartered in Neodesha, Kansas, was organized in 2011 as Solutions by Chilcott, LLC, a Kansas company. The Company began operations in 2011, building composite parts for truck companies, and in 2012, moved into advanced composite parts as a Tier 1 vendor to the U.S. government manufacturing micro wind turbine blades. The Company then worked with a research project at Kansas State University (“KSU”) that was trying to use model airplanes to monitor and analyze crops. During the initial phase of the project, KSU and the Company came to the conclusion that this business opportunity would be better as its own entity, so the project was taken on by Solutions by Chilcott, LLC. Solutions by Chilcott, LLC was converted into AgEagle Aerial Systems, Inc., a Nevada Corporation, on April 22, 2015. The Company develops and manufactures unmanned aerial vehicles (“UAV”) for sale to the precision agriculture industry. The Company’s products include the AgEagle RX-60 and RX-48 Systems. The Company primarily sells products in the United States but also in Canada and Australia, through one exclusive distributor in the agricultural industry.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation – These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States. The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 fiscal year end.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt, warranty and dealer termination costs, obsolete inventory, valuation of stock based compensation and the valuation of deferred tax assets. Therefore, the determination of estimates requires the exercise of judgment.

Fair Value of Financial Instruments – Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, convertible debt, accounts payable and accrued expenses approximates their recorded values due to their short-term maturities.

Cash and Cash Equivalents – Cash and cash equivalents includes any highly liquid investments with an original maturity of three months or less.

Receivables and Credit Policy – Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Terms with our distributor allow for payment terms of 45 days from the invoice date. Trade receivables are stated at the amount billed to the customer. The Company generally does not charge interest on overdue customer account balances. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. The Company determined that no allowance was necessary as of December 31, 2017 and 2016.

Inventories – Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. Cost components include direct materials and direct labor, as well as in-bound freight. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, sales return levels or competitive conditions differ from the Company’s estimates and expectations.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies – Continued

Advertising costs – Advertising costs are expensed as incurred. Advertising costs amounted to $11,775 and $10,257 for the years ended December 31, 2017 and 2016, respectively.

Earnings Per Share – Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to warrants, options and convertible instruments.

Potentially Dilutive Securities – Options, warrants and convertible debt were all considered anti-dilutive for the year ended December 31, 2017 and 2016 due to net losses that the Company reported. The following table sets forth the securities that were not included for the year ended December 31, 2017 and 2016 in the diluted net loss per share calculation because their effect was anti-dilutive:

	2017	2016

Options	685,100	125,000
Warrants	500,000	-
Convertible Debt and Accrued Interest	661,594	415,444
Total Potentially Dilutive Securities	1,846,694	540,444

Income Taxes – The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes. This topic requires an asset and liability approach for accounting for income taxes.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2017 and 2016, the unrecognized tax benefit accrual was $0. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. All years are subject to Federal and state tax examinations by tax authorities.

Recently Issued Accounting Pronouncements – In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The updated guidance is effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. In July 2015, the FASB decided to delay the effective date of ASU 2014-09 until December 15, 2017. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The Company is currently evaluating which transition method it will adopt and the expected impact of the updated guidance, but does not believe the adoption of the updated guidance will have a significant impact on its financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial statements. This guidance will be effective in the first quarter of fiscal year 2019 and early adoption is not permitted. The Company is currently evaluating which transition method it will adopt and the expected impact of the updated guidance, but does not believe the adoption of the updated guidance will have a significant impact on its consolidated financial statements.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies – Continued

In February 2016, FASB issued Account Standards Update 2016-02 – Leases (Topic 842) intended to improve financial reporting of leasing transaction whereby lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet. The Company is currently in the process of evaluating the impact of adoption of this ASU on the financial statements.

In August 2016, the FASB issued Accounting Standards Updated 2016-15, “Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments” (ASU 2016-15). The standard addresses eight specific cash flow issues to reduce diversity in practice in how certain cash receipts and cash payments are presented on the Statements of Cash Flows. ASU 2016-15 is effective for the calendar year ending December 31, 2018. The amendments require a retrospective approach to adoption and early adoption is permitted, including in an interim period. The Company does not believe it will have a material impact.

Other recent accounting pronouncements issued by FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 3 – Notes Receivable

In November 2017, AgEagle entered into a multi-agreement arrangement with Agribotix, LLC (“Agribotix”), headquartered in Boulder, Colorado, a leading agricultural information processing company providing actionable data to the agriculture industry.  Agribotix’s platform delivers agricultural intelligence to increase yields and profits using drone-enabled technologies. Agribotix was founded in 2013 by Dr. Tom McKinnon, its Chief Technology Officer.

AgEagle believes that developing a strong working relationship with Agribotix will benefit AgEagle and its shareholders in developing important vertically integrated products and services.  Agribotix’s primary product is FarmLens™, a subscription cloud analytics service that processes data, primarily collected with a drone such as AgEagle’s, and makes such data usable by farmers and agronomists. FarmLens is currently sold by Agribotix as a subscription and offered either standalone or in a bundle with major drone platforms manufactured by leading drone providers like AgEagle, DJI, and senseFly.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 3 – Notes Receivable – Continued

Agribotix extends the reach of its FarmLens platform by partnering with and directly integrating into offerings by leading agricultural companies like John Deere’s Operations Center and The Climate Corporation’s FieldView.  To date, Agribotix has processed agricultural imagery for over 50 different crop types from over 50 countries around the world.

The agreements reached between AgEagle and Agribotix include:

•	Dealer Agreement whereby AgEagle appointed Agribotix as a non-exclusive dealer of AgEagle’s products on a worldwide, best efforts basis. The term of the agreement is for twelve months with marketing and sales commencing on or after January 1, 2018, and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 30 days’ written notice. Both parties agree to provide standard reporting and support services. Agribotix is required to maintain proper insurance and is obligated to standard confidentiality clauses. AgEagle has the right to audit Agribotix on an annual basis for its business under this agreement. Both parties agreed to standard indemnification clauses.

•	Distribution and Resale Agreement whereby Agribotix appointed AgEagle as a non-exclusive distributor of Agribotix products and analytic services including FarmLens on a worldwide, best efforts basis. The term of the agreement is for twelve months and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 90 days’ written notice. Both parties agree to provide standard reporting and support services. AgEagle is required to maintain proper insurance and is obligated to standard confidentiality clauses. Both parties agree to standard indemnification clauses.

•	Exchange Agreement whereby, to further align interests between the parties, AgEagle has agreed to exchange shares of the Company’s common stock it receives in the Merger equal to an aggregate value of $1,000,000 for 20% of the equity membership interests of Agribotix. This Exchange Agreement may be terminated by either party based on further due diligence of the parties, or in the instance that the Merger does not close. The shares of EnerJex that would be issued to Agribotix at the closing of the Merger would not affect the Merger exchange ratio, and therefore would not be additionally dilutive to EnerJex shareholders.

•	As part of the signing of the exchange agreement two promissory notes for $50,000 and $25,000 with a 6% per annum interest payable were executed between Agribotix and AgEagle in exchange for exclusive dealing until the later of 120 days after the signing date, or the termination date as defined per the exchange agreement. The principal amount of the promissory notes (and all accrued interest) shall be due and payable on demand but not earlier than March 31, 2018; provided however, if the merger agreement (the “Merger Agreement”) between AgEagle and Agribotix has been signed and is pending closing as of the maturity date, such date shall be extended until the merger agreement has either been closed or has terminated in accordance with its terms. As of December 31, 2017 the Company has recorded interest income and receivable for both notes of $616.

Note 4 – Property and Equipment

Property and equipment consist of the following at December 31:

	2017	2016

Furniture and equipment	$108,664	95,888
Less accumulated depreciation	(69,961)	(51,508))
	$38,703	$44,380

Depreciation expense for the years ended December 31, 2017 and 2016 was $18,453 and $22,549, respectively.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 5 – Debt

Convertible Promissory Notes

On May 6, 2015, the Company closed a private placement pursuant to a subscription agreement whereby two institutional investors (the “2015 Holders”) purchased convertible notes having an aggregate principal amount of $500,000, convertible into common stock of the Company at $2.00 per share (adjusted from $1.00 per share due to stock-split) and maturing on November 6, 2016. Interest on the notes accrues at a rate of 8% annually and is payable quarterly. It was determined that there were no aggregate beneficial conversion features. On or about March 4, 2016, the Company and the 2015 Holders entered into extension and modification agreements whereby the 2015 Holders agreed to extend the maturity date of the notes to November 6, 2016 and permanently waive all rights and remedies, of whatever nature, with respect to the various defaults that occurred under this subscription agreement and notes, including, without limitation, (i) the Company’s failure to become a public SEC reporting company on or before September 30, 2015, (ii) the Company’s failure to pay interest on the notes, and (iii) modifying and waiving certain participation rights in future financings. For the year ended December 31, 2017 and 2016, the Company recorded $40,000 and $40,000 of interest expense, respectively. As a result of non-payment of the interest due, the Company has accrued interest as of December 31, 2017 of $105,444.

On June 6, 2016, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2016 Holder”) purchased a convertible note having a principal amount of $300,000, convertible into common stock of the Company at $3.00 per share and maturing on June 30, 2017. Interest on the notes accrues at a rate of 8% annually and is payable quarterly. It was determined that there were no aggregate beneficial conversion features. For the years ended December 31, 2017 and 2016 the Company recorded interest expense of $ 24,000 and $13,467 respectively. As a result of non-payment of the interest due the Company has accrued interest as of December 31, 2017 of $37,467.

On or about February 2, 2017, the Company, the 2015 Holders and the 2016 Holder entered into a consent and waiver agreement whereby such holders, as applicable, agreed to permanently waive all rights and remedies, of whatever nature, with respect to the defaults that occurred under all of the subscription agreements and notes, including, without limitation, (i) the Company’s failure to become a public SEC reporting company on or before September 30, 2016, and (ii) waiving certain participation rights in future financings, most favored nation rights, and restrictions on future issuances of Company securities. In addition, on March 24, 2017, the Company and the 2016 Holder entered into a modification agreement whereby the Company agreed to accrue and pay interest to the 2016 Holder on the aggregate unconverted and then outstanding principal amount of the note issued in 2016 at a rate of 8% per annum, irrespective of any late fees that may be (or have been) incurred in connection with such failure, payable on the earlier of the newly extended maturity date of November 6, 2017 or the date the Company becomes a public SEC reporting company. The Company is currently in discussions to extend the maturity date through the closing of the merger agreement.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 5 – Debt – Continued

On February 3, 2017, the Company closed a private placement pursuant whereby a bridge loan (the “2017 Note A”) agreement was executed with an accredited investor (the “2017 Holder Note A”) to purchase a convertible promissory note with an aggregate principal amount of $175,000, an original issue discount of $25,000, convertible into common stock of the Company at $2.50 per share and maturing 90 days following issuance, or May 4, 2017. After payment of a finder’s fee and other expenses, the Company received net proceeds of $101,250. In addition, the Company also issued to the 2017 Holder Note A warrants to purchase 200,000 shares of the Company’s common stock at an exercise price per share of $2.50. To the extent the entire unpaid principal balance of the note is not paid in full on the maturity date, (i) interest on the unpaid principal balance will accrue from the maturity date at the rate of 18% per annum, and will continue until the date the note is paid in full, and (ii) the Company will issue to the 2017 Holder Note A an additional warrant to purchase 100,000 shares of common stock for each ninety (90) calendar day period that the unpaid principal balance of the note and any accrued interest is not paid in full by such date. The Company has not paid the unpaid balance thereby resulting in a default of the loan and additional warrants to purchase 200,000 shares of common stock issued as of December 31, 2017.

The Company determined the fair value of the warrants to be $5,070 and based on their relative fair values, $4,927 was allocated to the warrant. It was determined that there were no aggregate beneficial conversion features. The fair value of the warrants was determined using the Black-Scholes-Merton valuation model and the following assumptions: volatility – 74.80%, risk free rate – 2.27%, dividend rate – 0.00%.  The amount allocated to the warrants was recorded as a discount against the 2017 Note A, with offsetting entry to additional paid-in capital. The warrant expense has been fully amortized into interest expense over the term of the 2017 bridge loan.

Due to the default of the loan, an additional warrant to purchase 100,000 shares of common stock was issued on August 1, 2017. The fair value of the warrant $1,938 was determined using the Black-Scholes-Merton valuation model and was fully expensed as of December 31, 2017. The following are the assumptions used to determine the fair value of the warrants: volatility – 77.67%, risk free rate – 2.05%, dividend rate – 0.00%.  The amount allocated to the warrants was recorded as a discount against the 2017 Note A, with offsetting entry to additional paid-in capital.

Due to the default of the loan, an additional warrant to purchase 100,000 shares of common stock was issued on November 1, 2017. The fair value of the warrant $2,217 was determined using the Black-Scholes-Merton valuation model and was fully expensed as of December 31, 2017. The following are the assumptions used to determine the fair value of the warrants: volatility – 80.41%, risk free rate – 2.22%, dividend rate – 0.00%.  The amount allocated to the warrants was recorded as a discount against the 2017 Note A, with offsetting entry to additional paid-in capital.

On July 2017, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor purchased a convertible note having a principal amount of $100,005, (the “2017 Note B”) convertible into common stock of the Company at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity. It was determined that there were no aggregate beneficial conversion features. For the twelve months ended December 31, 2017, the Company recorded $3,778 of interest expense. As a result of non-payment of the interest due, the Company has accrued interest as of December 31, 2017 of $3,778.

On September 2017, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor purchased a convertible note having a principal amount of $35,000, (the “2017 Note C”) convertible into common stock of the Company at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity. It was determined that there were no aggregate beneficial conversion features. For the twelve months ended December 31, 2017, the Company recorded $731 of interest expense. As a result of non-payment of the interest due, the Company has accrued interest as of December 31, 2017 of $731.

On October 2017, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor purchased a convertible note having a principal amount of $50,000, (the “2017 Note D”) convertible into common stock of the Company at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity. It was determined that there were no aggregate beneficial conversion features. For the twelve months ended December 31, 2017, the Company recorded $811 of interest expense. As a result of non-payment of the interest due, the Company has accrued interest as of December 31, 2017 of $811.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

 Note 5 – Debt – Continued

Promissory Note – Related Party

On December 15, 2016, the Company issued a promissory note with an aggregate principal amount of $30,000 to a related party. On January 24, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $30,000 to the same related party. On June 14, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $16,050 to the same related party. All three promissory notes (the “Related Party Notes A”) accrue interest at an annual rate of 2% and matured on November 6, 2017. On or about August 1, 2017, the Company and the related party promissory note A holders entered into extension and modification agreements whereby they agreed to extend the maturity date of the Related Party Notes A to February 28, 2018, added a conversion feature whereby the debt can be converted into common stock of the Company at $2.00 per share and amended the interest rate on the note retroactively to accrue at a rate of 8% annually. It was determined that there were no aggregate beneficial conversion features. For the three and twelve months ended December 31, 2017 the Company recorded $1,555 and $5,420 of interest expense, respectively. As a result of non-payment of the interest due, the Company has accrued interest as of December 31, 2017 of $5,853.

On March 5, 2017, the Company issued a promissory note with an aggregate principal amount of $10,000 to a related party. On May 15, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $10,000 to the same related party. On June 15, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $32,000 to the same related that is part of management of the Company. On July 25, 2017, the Company issued a 4th promissory note with an aggregate principal amount of $3,000 to the same related that is part of management of the Company with the amended terms agreed to on August 1, 2017 per the modification agreement. The promissory notes (the “Related Party Notes B”) accrue interest at an annual rate of 2% and matured on November 6, 2017. On or about August 1, 2017, the Company and the related party promissory note B holders entered into extension and modification agreements whereby they agreed to extend the maturity date of the Related Party Notes B to February 28, 2018, added a conversion feature whereby the debt can be converted into common stock of the Company at $2.00 per share and amended the interest rate on the note retroactively to accrue at a rate of 8% annually. It was determined that there were no aggregate beneficial conversion features. For the three and twelve months ended December 31, 2017 the Company recorded $1,124 and $2,684 of interest expense, respectively. As a result of non-payment of the interest due, the Company has accrued interest as of December 31, 2017 of $2,684.

Note 6 – Income Taxes

Prior to April 15, 2015, AgEagle Aerial Systems, Inc. was treated as a disregarded entity for income tax purposes. Income taxes, if any, were the responsibility of the sole member. In April 2015, the Company was converted to a corporation.

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31, 2017 and 2016, the total of all deferred tax assets was $904,293 and $663,676, respectively. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the deferred tax assets the Company has established a valuation allowance of $904,293 and $1,081,902 for the years ended December 31, 2017 and 2016, respectively. The change in the valuation allowance for the years ended December 31, 2017 and 2016 was $192,162 and $663,676, respectively.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act decreases the U.S. corporate federal income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018. The impact of the re-measurement on the Corporation’s net deferred tax asset, as of December 31, 2017, was an approximately $103,638 decrease in deferred tax assets, with a corresponding decrease in the Company’s valuation allowance, and no impact on income tax expense. The Act also includes a number of other provisions including, among others, the elimination of net operating loss carrybacks and limitations on the use of future losses, the repeal of the Alternative Minimum Tax regime and the repeal of the domestic production activities deduction. These provisions are not expected to have a material effect on the Corporation.

Given the significant complexity of the Act and anticipated additional implementation guidance from the Internal Revenue Service, further implications of the Act may be identified in future periods.

AEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 6 – Income Taxes – Continued

The components of income tax benefit for the years ended December 31, 2017 and 2016 consist of the following:

	2017	2016
Deferred tax benefit:
Federal	$(167,029)	$(615,857)
State	(25,133)	(47,819)
Increase in valuation allowance	$(192,162)	$(663,676)

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the Company’s effective rate for the years ended December 31 is as follows:

	2017		2016
	Amount	Rate	Amount	Rate
Computed tax at the expected statutory rate	$(271,053)	34.00%	$(616,255)	34.00%
State and local income taxes, net of federal	(25,134)	2.64	(47,819)	2.64
Other non-deductible expenses	387	(0.02)	398	(0.02)
Change due to impact of tax rates	103,638	(13.00)
Change in valuation allowance	192,162	(23.62)	663,676	(36.62)
Income tax benefit	$—	0.00%	$—	0.00%

The temporary differences, tax credits and carryforwards that gave rise to the following deferred tax assets at December 31 is as follows:

	2017	2016
Deferred tax assets:
Depreciation	$4,458	$5,815
Interest	38,629	19,630
Stock options for consulting services employees and directors	5,363	—
Stock options for consulting services-related party	51,878	76,332
Common stock for consulting services-related party	302,000	458,000
Warrant expense	2,194	—
Net operating loss carryforward	499,771	552,125
Total Deferred tax assets	904,293	1,081,902
Valuation allowance	(904,293)	(1,081,092)
Net Deferred tax assets	$—	$—

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

 Note 7 – Equity

Issuance of Common Stock and Stock Split

From inception through April 10, 2015, the Company was a member-managed limited liability company (LLC) solely owned by its Chief Executive Officer. On April 22, 2015, the Company issued 3,500,000 shares of common stock to its sole member upon conversion of the Company from an LLC to a corporation.

On February 25, 2016, the Company signed a Securities Purchase Agreement with its worldwide exclusive distributer partner whereby the Company agreed to sell 200,000 shares of Common Stock for $500,000, and a representative of the purchaser of the common stock will be appointed to the Board of Directors of the Company.

On February 22, 2016, the Company issued 500,000 shares of the Company’s common stock to a related party in connection with the strategic consulting agreement executed in March 2015 for service to be rendered over eighteen months. The value of the shares was based on the estimated fair value of the stock based on the most recent sales price of our stock on February 25, 2016 since there was no dis-incentive for non-performance. As of December 31, 2016 all expense related to this agreement was recorded through the end of the contract term.

On June 7, 2016, the Company effected a 1-for-2 reverse stock split of its common stock. The financial statements give a retrospective effect to the reverse stock split.

Stock Options

The Company has an Employee, Director and Consultant Stock Option Plan that has 1,000,000 shares authorized. In June 2016, the Board authorized the issuance of 724,181 options to employees and directors to be issued in connection with the public offering. As a result of the public offering not being completed the options were forfeited during the year ended December 31, 2016, resulting in no compensation expense. Stock options typically vest over a three-year period and have a life of ten years from the date granted. On October 4, 2017, the Company issued options to purchase 560,100 shares of common stock to employees and directors that were approved by the board at an exercise price of $0.10 per share. The Company recorded $22,192 of stock-based compensation expense in 2017 in connection with the issuance of the options to employees and directors.

On March 1, 2015, the Company entered into a strategic consulting agreement with a related party and granted 125,000 stock options exercisable over five years from the grant date at an exercise price per share of $2.60. On October 4, 2017, the Company held a board meeting to approve the modification of the existing 125,000 options to purchase common stock from an exercise price of $2.60 to $0.10. The Company compared the fair value of the options immediately prior to the modification to their fair value immediately after the modification and determined that the option holders received incremental compensation of $6,397, of which the full amount of $6,397 was related to fully vested options and recognized as expense on the date of modification.

The fair value of options granted were determined using the Black-Scholes option valuation model and a revaluation was performed at each reporting period through August 2017 which represented the expiration of the consulting agreement. The expected term of options granted is based on the simplified method in accordance with Securities and Exchange Commission Staff Accounting Bulletin 107, and represents the period of time that options granted are expected to be outstanding. The Company makes assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, the Company determines the risk free rate by selecting the U.S. Treasury with maturities similar to the expected terms of grants, quoted on an investment basis in effect at the time of grant for that business day.

The significant weighted average assumptions relating to the valuation of the Company’s stock options for the years ended December 31, 2017 and 2016 were as follows:

	December 31, 2017	December 31, 2016
Dividend yield	0%	0%
Expected life	3.04 to 6.25 yrs.	4.38 to 4.79 yrs.
Expected volatility	74.80 to 80.41%	47.09 to 92.34%
Risk-free interest rate	1.89 to 2.33%	1.01 to 1.21%

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 7 – Equity – Continued

A summary of the status of options activity at December 31, 2017, and changes during the year then ended is as follows:

	For the Year Ended December 31, 2017
			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at beginning year	125,000	$0.10	4.0 years	$—
Granted	560,100	0.10	10.0 years	—
Outstanding at end of the year	685,100	0.10	8.5 years	$—
Exercisable at end of the year	440,056	$0.10	7.85 years	$—

For options granted or modified in 2017, the fair value of the Company’s stock used in estimating the fair value of the stock options was estimated using a discounted cash flow method and recent sales of its common stock.

A summary of the status of options activity at December 31, 2016, and changes during the year then ended is as follows:

	For the Year Ended December 31, 2016
			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at beginning year	125,000	$2.60	5.0 years	$—
Granted	724,181	—	—	—
Canceled/Expired/Forfeited	(724,181)	—	—	—
Outstanding at end of the year	125,000	$2.60	4.0 years	$—
Exercisable at end of the year	125,000	$2.60	4.0 years	$—

For options granted or modified in 2016, the fair value of the Company’s stock used in estimating the fair value of the stock options was estimated using a discounted cash flow method and recent sales of its common stock.

The total intrinsic value of options exercised as of December 31, 2016 and 2015 was $0. Intrinsic value is measured using the fair market value at the date of exercise (for shares exercised) or at December 31, 2016 (for outstanding options), less the applicable exercise price.

During the years 2016, the Company recorded $138,802 respectively, of non-cash compensation expense related to the vested stock options issued to a related party consultant.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

Note 8 – Warrants to Purchase Common Stock

The total intrinsic value of options as of December 31, 2017 was $0. Intrinsic value is measured using the fair value at the date of exercise (for shares exercised) or at December 31, 2017 (for outstanding options), less the applicable exercise price.

During the year ended December 31, 2017, the Company issued, in connection with the issuance of debentures, warrants to purchase 500,000 shares of the Company’s Common Stock at an exercise price of $2.50. All warrants outstanding as of December 31, 2017 are scheduled to expire February 2, 2024 and August 2, 2024.

The grant-date fair value of warrants is estimated using the BSM valuation model.  The per share weighted average fair value of the warrants granted during 2017 was $0.17 and was determined using the following assumptions:  expected price volatility 74.80% to 80.41%, risk-free interest rate ranging between 2.05% to 2.27%, zero expected dividend yield, and 7.0-year life of warrants.  The Company makes assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, the Company determines the risk-free rate by selecting the U.S. Treasury with maturities similar to the expected terms of grants, quoted on an investment basis in effect at the time of grant for that business day. The fair value of the Company’s stock used in estimating the fair value of the stock options was estimated using a discounted cash flow method.

A summary of activity related to warrants for the year ended December 31, 2017 is as follows:

	Shares	Weighted- Average Exercise Price ($)	Weighted-Average Remaining Contractual Term
Outstanding at December 31, 2016	—	$—	—
Issued	500,000	$2.50	6.60
Outstanding at December 31, 2017	500,000	$2.50	6.40

Exercisable at December 31, 2017	500,000	$2.50	6.40

Note 9 – Commitments and Contingencies

Operating Leases

The Company leased office space in Neodesha, Kansas for $100 a month from August 2014 to September 2015, $200 a month from October 2015 to September 2016, and $300 a month from October 2016 to December 31, 2017. The lease terminates on September 30, 2018 with no option to renew unless approved by the city commission. Rent expense was $3,900 and $2,578 for the years ended December 31, 2017 and 2016, respectively.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2017 are as follows:

Year ending December 31:	Lease Payments
2018	2,700
Thereafter	—
Total Minimum Lease Payments	$2,700

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

 Note 9 – Commitments and Contingencies – Continued

Service Agreements

On March 31, 2016, the Company signed a long-term agreement with a third party to deliver a cloud-based drone operations platform providing data processing and delivery, automated drone control airspace awareness, manned aircraft locations, weather overlays and redundancy of radio and cellular connection for the Company. Under this agreement, the third party will provide hardware and software availability, aerial map processing and hosting, and private labeling of all customer touch points. The costs of the subscriptions will be provided at a discounted rate from the standard pricing of the third party at least until December 30, 2020.

On January 10, 2017, the Company engaged the services of an institutional banker to act as an underwriter assisting the Company with listing its securities on a national stock exchange or other quotation system. In exchange, the Company will pay an underwriting discount equal to 10% of the aggregate price upon closing the offering. Also, at closing, for the price of $50, the Company will sell to the institutional banker a warrant to purchase shares of the Company’s common stock equal to 5% of the shares sold in the offering. The exercise price shall be 115% of the public offering price of the securities.

Exclusive Distribution Agreement

On February 17, 2016, the Company signed a long-term distribution agreement with a third party to be the worldwide exclusive distribution partner (“distributor”) for the Company. Under this agreement, the distributor will private label and purchase the Company’s fixed wing UAVs, exclusively for the agriculture markets over an initial term, for resale through their network of dealers worldwide. To maintain their exclusivity as a distributor, the third party is expected to attain certain sales thresholds over the course of the distribution agreement. The distributor also has the first right of refusal to be the exclusive or non-exclusive distributor of any future Company systems in the agricultural industry, including any multicopter, rotor wing or unmanned aerial spraying systems. Under the terms of the agreement, the Company agreed to terminate all existing dealer agreements, which triggered both the “Termination for Convenience” clause and the right of return clause in the existing dealer agreements. The dealer agreements stipulate that if any such dealer agreement is terminated by the Company without cause, the Company will, at the dealer’s option, repurchase any or all unsold drones in the dealer’s inventory or in transit to the dealer on the effective date of termination and any other marketing material. The purchase price for such unsold products and other material will be the actual net invoice price paid by dealer less any prior credits. The dealer will return the product undamaged and in merchantable condition.

On February 22, 2016, the Company entered into a dealer termination agreement with a certain dealer in relation to its exclusive distributor agreement for Canada. The parties mutually agreed that the Company will pay the dealer installments through September 1, 2016, totaling $100,000 for the termination of the dealer’s exclusive distributor agreement. As of December 31, 2017, there is no remaining accrual as the dealer termination installments obligations have been fully satisfied. As of December 31, 2016, the Company has recorded the termination costs of $100,000 in other expense and had accrued a remaining payment due to the dealer of $20,000. In 2017, the obligation was fully satisfied and as result no further accrual was needed as of December 31, 2017.

As of December 31, 2016, three UAV’s have been returned and seventeen units have been converted to include components from the newer models. As a result, management determined that termination costs of $74,715 were recorded in other expense for the year ended December 31, 2016 and a remaining accrual of $18,365 remained for one pending dealer return and the conversion of four units.

As of December 31, 2017, three UAVs were returned and approximately twenty-one units have been converted to include components from the newer models. At this time management has determined that all the U.S. former dealers based on their right of return clause have been properly account for and completed therefore no expense was recorded for the year ended December 31, 2017 and there is no remaining liability either.

The Company provides a one-year warranty for all units sold to a customer through their exclusive dealer agreement that is included in the price of the product. Based on historical experience, the Company has recorded as an estimate for the warranty accrual expense of $248 in 2017 and $4,398 in 2016 which represents approximately 1% of sales revenue for the year. The warranty accrual will remain until the product contractual warranty period is over or the Company is required to perform product maintenance on the product as contractually required.

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Financial Statements

 Note 9 – Commitments and Contingencies – Continued

Merger Agreement

On October 19, 2017, the Company entered into Agreement and Plan of Merger (the “Merger Agreement”) with EnerJex Resources, Inc., (NYSE American: ENRJ) and AgEagle Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into AgEagle, Merger Sub will cease to exist and AgEagle will survive as a wholly-owned subsidiary of the Company (the “Merger”). The respective boards of directors of EnerJex and AgEagle have approved the Merger Agreement and the transactions contemplated thereby. Upon completion of the Merger transaction, EnerJex’s Common and Series A Preferred shareholders will own approximately 15% of the combined company.

Note 10 – Related Party Transactions

The following reflects the related party transactions during the years ended December 31, 2017 and 2016.

Consulting Agreement

On March 1, 2015, the Company entered into a strategic consulting agreement to assist it with raising capital and strategic positioning in an effort to increase its valuation. Under the terms of the agreement, the Company agreed to issue 125,000 shares of the Company’s common stock on May 1, 2015, an additional 125,000 shares of common stock on January 15, 2016 and 125,000 stock options exercisable for five years from the issuance date. As of December 31, 2015, no shares were issued to the consultant. The Company recognized $1,250,000 of consulting expense during 2015 and 2016 related to the value of the shares earned, which was based on the estimated fair value of the stock as of December 31, 2015, based on the terms of a transaction which ultimately closed on February 22, 2016 by issuing 500,000 shares of its common stock, as there was no dis-incentive for non-performance. During 2016, the Company recognized $555,556 of consulting expense related to the issuance of the common stock and $138,802 related to the stock options. No additional expense was recorded for the year-ended December 31, 2017 for the common shares granted in connection with the strategic consulting agreement executed in March 2015. During the 2017, the Company recognized $6,397 of additional consulting expense related to the issuance of the common stock for the stock options as a result of the modification of the exercise price of the options from $2.60 per share to $0.10 per share.

On December 15, 2016, the Company issued a promissory note with the consultants of the strategic consulting agreement for $30,000. The interest is payable upon maturity of the note together with the principal amount of $30,000 on June 30, 2017. On January 24, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $30,000 to the same related party. On June 14, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $16,050 to the same related party. All three promissory notes accrue interest at 8% annually, mature on February 28, 2018 and can convert into common stock of the Company at $2.00 per share.

On March 5, 2017, the Company issued a promissory note with an aggregate principal amount of $10,000 to a related party. On May 15, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $10,000 to the same related party. On June 15, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $32,000 to the same related that is part of management of the Company. On July 25, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $3,000 to the same related that is part of management of the Company with the amended terms agreed to on August 1, 2017 per the modification agreement. The promissory notes accrue interest at an annual rate of 8%, mature on February 28, 2018 and can convert into common stock of the Company at $2.00 per share.

Note 11 – Subsequent Events

On March 22, 2018, the Board approved the modification of the conversion price for the promissory notes for the 2015 Note Holders, the 2016 Note Holder, 2017 Note B, 2017 Note C, 2017 Note D, 2017 Related Party Notes A, and 2017 Related Party Notes B conversion price from their original conversion price of either $3.00 or $2.00 per share to $1.25 per share. In exchange all the notes maturity dates will be extended through the closing of the merger agreement.

On March 26, 2018, the Company consummated the Merger with EnerJex contemplated by the Merger Agreement, pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). In connection with the Merger, EnerJex changed its name to AgEagle Aerial Systems, Inc. and the Company changed its name to “Eagle Aerial Systems, Inc.” The post-Merger company’s common stock commenced trading on the NYSE American under its new symbol “UAVS” on March 27, 2018.

Each share of common stock issued and outstanding and underlying options and warrants of the Company outstanding immediately prior to the Merger was exchanged for 1.66 shares of EnerJex common stock. As a result, at the effective time of the Merger (the “Effective Time”), 5,439,526 shares of the Company’s capital stock, representing all currently outstanding common shares and all other debt or equity securities convertible into common shares (except options and warrants as described below) were automatically converted into 7,949,837 shares of EnerJex common stock. In addition, at the Effective Time, 685,100 outstanding options and 500,000 warrants to purchase shares of the Company’s common stock were assumed by EnerJex and converted into 1,134,830 options and 828,222 warrants to purchase shares of common stock of EnerJex.

The Company has evaluated subsequent events through March 23, 2018, which is the date these financial statements were available for issuance.

AGEAGLE AERIAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2018 AND DECEMBER 31, 2017

(Unaudited)

	As of
	June 30, 2018	December 31, 2017

ASSETS

CURRENT ASSETS:
Cash	$2,560,062	$35,289
Accounts receivable	6,362	255
Inventories	132,314	158,632
Prepaid expense	117,159	3,384
Total current assets	2,815,897	197,560

Property and equipment, net	30,400	38,703
Investment in unconsolidated investee	1,079,648	75,000
Total assets	$3,925,945	$311,263

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$381,174	$426,154
Accrued expenses	26,482	59,354
Accrued interest	2,337	185,335
Payroll liabilities	5,328	5,521
Convertible notes payable	—	1,160,005
Promissory note	93,215	—
Promissory notes – related party	—	131,050
Total current liabilities	508,536	1,967,419
Total liabilities	508,536	1,967,419

COMMITMENTS AND CONTINGENCIES (SEE NOTE 9)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value, 25,000,000 shares authorized:
Preferred stock Series B, $0.001 par value, 1,764 shares authorized, 0 shares issued and outstanding at June 30, 2018	—	—
Preferred stock Series C Convertible, $0.001 par value, 10,000 shares authorized, 6,507 shares issued and outstanding at June 30,2018	7	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 10,164,001 shares issued and outstanding at June 30, 2018	10,164	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,200,000 shares issued and outstanding at December 31, 2017	—	420
Preferred stock, $0.001 par value, 25,000,000 shares authorized:
Additional paid-in capital	7,919,354	1,939,832
Accumulated deficit	(4,512,116)	(3,596,408)
Total stockholders’ equity (deficit)	3,417,409	(1,656,156)
Total liabilities and stockholders’ equity (deficit)	$3,925,945	$311,263

See accompanying notes to the condensed interim consolidated financial statements.

AGEAGLE AERIAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Revenues	$24,517	$47,192	$53,707	$82,391
Cost of sales	18,174	36,905	41,971	43,183
Gross Profit	6,343	10,287	11,736	39,208

Operating Expenses:
Selling expenses	27,005	8,376	36,460	14,850
General and administrative	233,797	75,999	269,823	142,625
Professional fees	426,210	15,578	576,795	101,550
Consulting fees – related party	1,000	6,397	1,000	7,992
Research and development	—	1,563	476	5,880
Total Operating Expenses	688,012	107,913	884,554	272,897
Loss from Operations	(681,669)	(97,626)	(872,818)	(233,689)

Loss on Investment from Unconsolidated Investee	(30,352)	—	(30,352)	—

Other Income (Expenses):
Other income	1,645	535	16,711	5,189
Interest expense	(1,834)	(36,383)	(29,248)	(77,554)
Total Income (Expenses), Net	(189)	(35,848)	(12,537)	(72,365)
Loss Before Income Taxes	(712,210)	(133,474)	(915,707)	(306,054)
Provision for income taxes	—	—	—	—
Net Loss	$(712,210)	$(133,474)	$(915,707	$(306,054)

Net Loss Per Share – Basic and Diluted	$(0.07)	$(0.03)	$(0.10)	$(0.07)

Weighted Average Number of Shares Outstanding During the Period – Basic and Diluted	10,044,454	4,200,000	9,440,717	4,200,000

See accompanying notes to the condensed interim consolidated financial statements.

AGEAGLE AERIAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(Unaudited)

	For the Six Months Ended
	June 30,	June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(915,707)	$(306,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,304	9,452
Loss on investment from unconsolidated investee	30,352	—
Stock-based compensation	24,514	6,397
Shares issued in exchange for professional services	135,600	—
Warrants issued with convertible promissory note	—	4,927
Accretion for debt discounts, warrants and issuance costs	—	25,000

Changes in assets and liabilities:
Accounts receivable	(6,107)	12,210
Inventories	26,318	1,225
Prepaid expenses and other assets	(113,775)	805
Accounts payable	(865,508)	41,897
Accrued liabilities	(32,872)	(84,861)
Accrued interest	25,577	45,985
Accrued payroll liabilities	(194)	(2,966)
Net cash used in operating activities	(1,683,498)	(245,983)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received in reverse merger	256,255	—
Investment in unconsolidated investee	(35,000)	—
Purchases of fixed assets	—	(12,775)
Net cash provided by (used in) investing activities	221,255	(12,775)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of convertible notes payable	—	248,050
Payments on note payable	(32,342)	—
Shares repurchased from shareholder	(210,642)	—
Issuance of common stock and Series C convertible preferred stock in connection upon merger, net of $20,000 in fees	3,980,000	—
Sale of Series C convertible preferred stock	250,000	—
Net cash provided by financing activities	3,987,016	248,050

Net increase (decrease) in cash	2,524,773	(10,708)
Cash at beginning of period	35,289	15,887
Cash at end of period	$2,560,062	$5,179

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired and (liabilities assumed) in reverse merger:
Cash	$256,255	$—
Accounts payable	(950,258)	—
Net liabilities assumed	$(694,003)	$—
Issuance of common stock for investment made in unconsolidated investee	$1,000,000	$—
Conversion of Series B and C preferred stock into common stock	$412	$—

See accompanying notes to the condensed interim consolidated financial statements.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 1 – Description of Business

AgEagle Aerial Systems, Inc. (the “Company” and/or “AgEagle”) designs, produces, distributes and supports technologically-advanced small unmanned aerial vehicles (UAVs or drones) that the Company offers for sale commercially to the precision agriculture industry. Additionally, the Company recently announced a new service offering using its UAVs and associated data processing services for the sustainable agriculture industry. The Company’s first commercially available product was the AgEagle Classic which was followed shortly thereafter by the RAPID System. As the Company improved and matured its products the Company launched the RX-60 and subsequently its current products, the RX-47 and RX-48. In February 2016, the Company signed a worldwide distribution agreement with Raven Industries, Inc. (“Raven”) under which Raven would purchase the RX-60 for the agriculture markets for resale through their network of dealers worldwide. The first shipment of our RX-60 system to Raven occurred in March 2016. In 2017, the Company amended its agreement with Raven to make it non-exclusive and to allow the Company to sell its products directly into the market. As a result, the Company began selling its products directly to farmers and agronomists and the Company does not anticipate sales to, or through Raven in the near future.

The Company believes the success it has achieved with its products, stems from its ability to invent and deliver advanced solutions utilizing our proprietary technologies and trade secrets that help farmers, agronomists and other precision agricultural professionals operate more effectively and efficiently. The Company’s core technological capabilities, developed over five years of innovation, include a lightweight laminated shell that allows the UAV platform to perform under challenging flying conditions, a camera with a Near Infrared (NIR) filter, a rugged foot launcher (RX-60), and high end software provided by third parties that automates drone flights and provides geo-referenced data. Research and development activities are integral to the Company’s business and it follows a disciplined approach to investing our resources to create new technologies and solutions.

The Company is headquartered in Neodesha, Kansas 66757. Its website address is http://www.ageagle.com.

Corporate History; Recent Business Combination

On March 26, 2018 (the “Merger Date), the Company consummated the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated October 19, 2017, pursuant to which AgEagle Merger Sub, Inc., a Nevada corporation and our wholly-owned subsidiary, merged with and into AgEagle Aerial Systems, Inc., a privately held company organized under the laws of the state of Nevada (“AgEagle Sub”), with AgEagle Sub surviving as its wholly-owned subsidiary (the “Merger”). In connection with the Merger, the Company changed its name to AgEagle Aerial Systems Inc. and AgEagle Sub changed its name to “AgEagle Aerial, Inc.” The Company’s common stock continues to trade on the NYSE American under its new symbol “UAVS” since March 27, 2018.

Prior to the merger, the Company was formerly known as Millennium Plastics Corporation and was incorporated in the State of Nevada on March 31, 1999. In August 2006, the Company acquired Midwest Energy, Inc., a Nevada corporation pursuant to a reverse merger. After such merger, Midwest Energy became a wholly-owned subsidiary, and as a result of such merger, the former Midwest Energy stockholders controlled approximately 98% of our outstanding shares of common stock. The Company changed its name to EnerJex Resources, Inc., (“EnerJex”) in connection with this merger, and in November 2007, it changed the name of Midwest Energy (one of our wholly-owned subsidiaries) to EnerJex Kansas, Inc. (“EnerJex Kansas”). All of its operations conducted prior to this merger were through EnerJex Kansas, Inc., Black Sable Energy, LLC, a Texas limited liability company (“Black Sable”) and Black Raven Energy, Inc. a Nevada corporation (“Black Raven”). The Company’s leasehold interests were held in our wholly-owned subsidiaries Black Sable, Working Interest, LLC, EnerJex Kansas and Black Raven.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

In November 2017, AgEagle Sub entered into a multi-agreement arrangement with Agribotix, LLC (“Agribotix”), headquartered in Boulder, Colorado, a leading agricultural information processing company providing actionable data to the agriculture industry. See Note 5 for further details about the transaction.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation - These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States. The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 fiscal year end.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States and pursuant to SEC rules and regulations for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, these condensed consolidated financial statements contain all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position at June 30, 2018 and December 31, 2017, the results of operations for the three and six months ended June 30, 2018 and 2017, and cash flows for the six months ended June 30, 2018 and 2017. The results for the six months ended June 30, 2018 and 2017 are not necessarily indicative of the results to be expected for the full year. These statements should be read in conjunction with AgEagle Sub’s, AgEagle Aerial, Inc.’s audited financial statements and management’s discussion and analysis for the years ended December 31, 2017 and 2016 included as part of the Form 8-K filed by the Company on March 29, 2018.

 Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt, warranty and dealer termination costs, obsolete inventory, valuation of stock issued for services and stock options and the valuation of deferred tax assets. Therefore, the determination of estimates requires the exercise of judgment.

Fair Value of Financial Instruments - Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, convertible debt, accounts payable and accrued expenses approximates their recorded values due to their short-term maturities.

Cash and Cash Equivalents - Cash and cash equivalents includes any highly liquid investments with an original maturity of three months or less.

Receivables and Credit Policy -Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Terms with our distributor allow for payment terms of 45 days from the invoice date. Trade receivables are stated at the amount billed to the customer. The Company generally does not charge interest on overdue customer account balances. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 2 – Summary of Significant Accounting Policies – Continued

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. The Company determined that no allowance was necessary as of June 30, 2018 and December 31, 2017.

Inventories - Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. Cost components include direct materials and direct labor, as well as in-bound freight. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, sales return levels or competitive conditions differ from the Company’s estimates and expectations.

Provisions for Inventory Obsolescence – The Company has a provision for estimated obsolescence and shrinkage of inventory as of June 30, 2018 of $19,285. Our estimates consider the cost of inventory, forecasted demand, the estimated market value, the shelf life of the inventory and our historical experience. If demand for a product declines or a change in the features of our products changes the components required to build it is reasonably likely that circumstances may cause the estimate to change, which would result in additional charges to net income.

Research and Development - The Company expenses research and development costs during the period incurred, which totaled $0 and $476 for the three and six months ended June 30, 2018, respectively and $1,563 and $5,880 for the three and six months ended June 30, 2017, respectively.

 Property and Equipment - Property and equipment are recorded at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are recorded at cost and are amortized on a straight- line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the statements of operations.

Investment in Unconsolidated Investee -The Company accounts for investments in which the Company owns more than 20% or more of the investee, using the equity method in accordance with ASC Topic 323, Investments—Equity Method and Joint Ventures. Under the equity method, an investor initially records an investment in the stock of an investee at cost, and adjusts the carrying amount of the investment to recognize the investor's share of the earnings or losses of the investee after the date of acquisition. The amount of the adjustment is included in the determination of net income by the investor, and such amount reflects adjustments similar to those made in preparing consolidated statements including adjustments to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between investor cost and underlying equity in net assets of the investee at the date of investment. The investment of an investor is also adjusted to reflect the investor's share of changes in the investee's capital. Dividends received from an investee reduce the carrying amount of the investment. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 2 – Summary of Significant Accounting Policies – Continued

Shipping Costs - Shipping costs for the three and six months ended June 30, 2018 totaled $2,548 and $1,597, respectively and $1,904 and $2,553 for the three and six months ended June 30, 2017. All shipping costs billed directly to the customer are directly offset to shipping costs resulting in a net expense to the Company which is included in cost of goods sold in shipments of operations.

Revenue Recognition and Concentration

The Company generally recognizes revenue on sales to customer, dealer and distributors upon satisfaction of our performance obligations when the goods are shipped. For consignment sales, the Company recognizes revenue when the goods are pulled from consignment inventory. The Company generally ships FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and quantity of drones being purchased. The Company assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history. Additionally, customers are required to place a deposit on each drone ordered.

The Company has executed one significant non-exclusive worldwide distributor agreement in 2016 and a dealer agreement whereby the dealer and distributor agreed to purchase AgEagle drones and other related products. In 2017, the Company amended its agreement with Raven to make it non-exclusive and to allow the Company to sell its products directly into the market. Only the non-exclusive worldwide distributor has the right of return within twelve months of purchase up to a certain percentage of the annual sales volume less a restocking fee. As of June 30, 2018, no sales of the Company are subject to this right of return clause per the distributor agreement.

Sales concentration information for customers comprising more than 10% of our total net sales such customers is summarized below:

	Percent of total sales for six months ended June 30,
Customers	2018	2017
Customer A	17.2%	*
Customer B	15.1%	*
Customer C	13.1%	*
Customer D	10.6%	*
Customer E	10.1%	*
Customer F	*	12.8%
Customer G	*	10.6%
Customer H	*	10.6%
*- Represents less than 10% of total revenue

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENS CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 2 – Summary of Significant Accounting Policies – Continued

Advertising Costs – Advertising costs are expensed as incurred. Advertising costs amounted to $483 and $1,389 for the three and six months ended June 30, 2018 and 2017, respectively and $5,043 and $ 6,078 for the three and six months ended June 30, 2017, respectively.

Earnings Per Share - Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to warrants, options and convertible instruments.

Potentially Dilutive Securities - The Company has excluded all common equivalent shares outstanding for warrants, options and convertible instruments to purchase common stock from the calculation of diluted net loss per share because all such securities are antidilutive for the periods presented. As of June 30, 2018, the Company had 828,200 warrants and 1,246,329 options to purchase common stock, and 6,257 Preferred Series C shares which may be converted into 4,214,672 common shares. As of June 30, 2017, the Company had 498,000 warrants and 207,500 options to purchase common stock, and 1,544,869 potential convertible shares which may be issued resulting from the provisions of convertible notes.

Income Taxes - The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes. This topic requires an asset and liability approach for accounting for income taxes. The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. All income tax returns not filed more than three years ago are subject to federal and state tax examinations by tax authorities.

Recently Issued and Adopted Accounting Standards - In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This standard provides a single set of guidelines for revenue recognition to be used across all industries and requires additional disclosures. It is effective for annual and interim reporting periods beginning after December 15, 2017. Topic 606 requires revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services and recognize revenue under the new standard as costs are incurred. Under previous U.S. generally accepted accounting principles (GAAP), revenue was generally recognized when deliveries were made, performance milestones were attained, or as costs were incurred. The new standard accelerates the timing of when the revenue is recognized, however, it does not change the total amount of revenue recognized on these contracts. The new standard does not affect revenue recognition for purposes of the Company’s sales as each of the Company’s revenue transactions represent a single performance obligation that is satisfied at a point time, as defined in the new ASU.  Accordingly, the Company recognizes revenue for these customers at the point in time when the Company’s performance obligation is complete, which is when the customer accepts delivery of the drone. The Company adopted the updated guidance effective January 1, 2018 using the full retrospective method, however the new standard did not have a material impact on our consolidated financial position and consolidated results of operations, as it did not change the manner or timing of recognizing revenue on a majority of our revenue transactions.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 2 – Summary of Significant Accounting Policies – Continued

In January 2016, the FASB issued ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial statements. This guidance will be effective in the first quarter of fiscal year 2019 and early adoption is not permitted. The Company is currently evaluating which transition method it will adopt and the expected impact of the updated guidance, but does not believe the adoption of the updated guidance will have a significant impact on its consolidated financial statements.

In February, 2016, FASB issued Account Standards Update 2016-02 – Leases (Topic 842) intended to improve financial reporting of leasing transaction whereby lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet. The Company is currently evaluating the impact of the updated guidance, but does not believe the adoption of the updated guidance will have a significant impact on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to reduce diversity in practice in how transactions are classified in the statement of cash flows. This ASU is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 3 — Inventories

Inventories consist of the following at:

	June 30, 2018	December 31, 2017

Raw materials	$98,739	$106,569
Work-in-process	30,997	34,850
Finished goods	21,864	32,582
Gross Inventory	151,600	174,001
Less obsolete reserve	(19,286)	(15,369)
Total	$132,314	$158,632

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 4 — Property and Equipment

Property and equipment consist of the following at:

	June 30, 2018	December 31, 2017

Property and equipment	$108,664	$108,664
Less accumulated depreciation	(78,264)	(69,961)
	$30,400	$38,703

Depreciation expense for the three and six months ended June 30, 2018 was $4,151 and $8,304, respectively and for the three and six months ended June 30, 2017 was $5,295 and $9,452, respectively.

Note 5 —Investment in Unconsolidated Investee

In November 2017, AgEagle Sub entered into a multi-agreement arrangement with Agribotix, LLC (“Agribotix”), headquartered in Boulder, Colorado, an agricultural information processing company providing actionable data to the agriculture industry.  Agribotix’s platform delivers agricultural intelligence to increase yields and profits using drone-enabled technologies. Agribotix was founded in 2013 by Dr. Tom McKinnon, its Chief Technology Officer.

The Company believes that developing a strong working relationship with Agribotix will benefit the Company and its shareholders by developing important vertically integrated products and services.  Agribotix’s primary product is FarmLens™, a subscription cloud analytics service that processes data, primarily collected with a drone such as the Company’s, and makes such data usable by farmers and agronomists. FarmLens is currently sold by Agribotix as a subscription and offered either standalone or in a bundle with major drone platforms manufactured by leading drone providers like AgEagle, DJI, and senseFly.

Agribotix extends the reach of its FarmLens platform by partnering with and directly integrating into offerings by leading agricultural companies like John Deere’s Operations Center and The Climate Corporation’s FieldView.  To date, Agribotix has processed agricultural imagery for over 50 different crop types from over 50 countries around the world.

The agreements reached between the Company, through AgEagle Sub, and Agribotix include:

•	Dealer Agreement whereby the Company appointed Agribotix as a non-exclusive dealer of the Company’s products on a worldwide, best efforts basis. The term of the agreement is for twelve months with marketing and sales commencing on or after January 1, 2018, and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 30 days’ written notice. Both parties agree to provide standard reporting and support services. Agribotix is required to maintain proper insurance and is obligated to standard confidentiality clauses. The Company has the right to audit Agribotix on an annual basis for its business under this agreement. Both parties agreed to standard indemnification clauses.

•	Distribution and Resale Agreement whereby Agribotix appointed the Company as a non-exclusive distributor of Agribotix products and analytic services including FarmLens on a worldwide, best efforts basis. The term of the agreement is for twelve months and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 90 days’ written notice. Both parties agree to provide standard reporting and support services. The Company is required to maintain proper insurance and is obligated to standard confidentiality clauses. Both parties agree to standard indemnification clauses.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 5 —Investment in Unconsolidated Investee - Continued

•	Exchange Agreement whereby, to further align interests between the parties, AgEagle Sub exchanged 200,000 shares of the Company’s common stock it received in the Merger (equal to an aggregate value of $1,000,000) for 20% of the equity membership interests of Agribotix. The shares did not affect the Merger exchange ratio, and therefore was not additionally dilutive to the Company’s shareholders.

•	As part of the signing of the exchange agreement three promissory notes totaling $110,000 with a 6% per annum interest payable that were executed between Agribotix and AgEagle Sub in exchange for exclusive dealing until the later of 120 days after the signing date, or the termination date as defined per the exchange agreement has been recorded on the Company’s balance sheet as part of the Company’s investment in unconsolidated investee as of the date of close of the Merger Agreement.

The Company accounts for its investment in Agribotix using the equity method of accounting. The difference between the fair value of the Company’s investment, and the amount of underlying equity in the net assets of Agribotix, totaling approximately $445,108 is accounted for as if Agribotix was a consolidated subsidiary and all identifiable assets, including goodwill and identifiable intangibles, were recorded at fair value and amortized, with this amortization recorded in “memo” and included in the Company’s portion of earnings of Agribotix. Condensed unaudited summary financial information for Agribotix LLC as of June 30, 2018 and for the three amonths ended June 30, 2018 is as follows:

June 30, 2018
(Unaudited)
ASSETS
Cash	$42,388
Accounts receivable	21,325
Property and equipment	7,019
Inventories	8,400
Prepayments	1,976
Marketable securities in the Company’s at fair value	364,000
Total assets	$445,108

LIABILITIES AND MEMBERS' DEFICIT
Accounts payable and accrued expenses	$125,019
Deferred revenue	15,079
Debt	2,014,149
Members' deficit	(1,709,139)
Total liabilities and members' deficit	$445,108

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 5 —Investment in Unconsolidated Investee - Continued

For the Three Months Ended June 30, 2018
(Unaudited)
STATEMENT OF OPERATIONS
Revenues	$107,290
Cost of sales	63,782
Gross profit	43,508
Operating expenses	142,420
Operating loss	(98,912)
Other expense	(38,000)
Net loss	(136,912)
Amortization of “memo” intangible assets	(14,848)
Total adjusted net loss	(151,760)
Unrealized loss on Company’s common stock	(502,000)
Comprehensive loss	$(653,760)
Ownership interest	20%
Share of adjusted net loss	$(30,352)

Note 6 — Debt

Convertible Notes Payable

On May 6, 2015, the Company closed a private placement pursuant to a subscription agreement whereby two institutional investors (the “2015 Holders”) purchased convertible notes having an aggregate principal amount of $500,000, convertible into common stock of the Company at $2.00 per share and maturing on November 6, 2016. Interest on the notes accrues at a rate of 8% annually and is payable quarterly. It was determined that there were no aggregate beneficial conversion features. On or about March 4, 2016, the Company and the 2015 Holders entered into extension and modification agreements whereby the 2015 Holders agreed to extend the maturity date of the notes to November 6, 2016, and permanently waive all rights and remedies, of whatever nature, with respect to the various defaults that occurred under this subscription agreement and notes, including, without limitation, (I) the Company’s failure to become a public SEC reporting company on or before September 30, 2015, (ii) the Company’s failure to pay interest on the notes, and (iii) modifying and waiving certain participation rights in future financings. For the three months ended March 31, 2018 and 2017, the Company recorded $9,111 and $10,000 of interest expense, respectively. As of the Merger Date, the principal amount of the promissory note of $500,000 and its accrued interest of $114,556 were converted at $1.25 per share into 814,381 shares of common stock.

On June 6, 2016, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2016 Holder”) purchased a convertible note having a principal amount of $300,000, convertible into common stock of the Company at $3.00 per share and maturing on June 30, 2017. Interest on the note accrues at a rate of 8% annually and is payable quarterly. It was determined that there were no aggregate beneficial conversion features. For the three months ended March 31, 2018 and 2017, the Company recorded $5,467 and $6,000 of interest expense, respectively. As of the Merger Date, the principal amount of the promissory note of $300,000 and its accrued interest of $42,933 were converted at $1.25 per share into 454,440 shares of common stock.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 6 — Debt - Continued

On February 3, 2017, the Company closed a private placement pursuant whereby a bridge loan (the “2017 Note A”) agreement was executed with an accredited investor (the “2017 Holder Note A”) to purchase a convertible promissory note with an aggregate principal amount of $175,000, an original issue discount of $25,000, convertible into common stock of the Company at $2.50 per share and maturing 90 days following issuance, or May 4, 2017. After payment of a finder’s fee and other expenses, the Company received net proceeds of $101,250. In addition, the Company also issued to the 2017 Holder Note A warrants to purchase 200,000 shares of the Company’s common stock at an exercise price per share of $2.50. To the extent the entire unpaid principal balance of the note is not paid in full on the maturity date, (i) interest on the unpaid principal balance will accrue from the maturity date at the rate of 18% per annum, and will continue until the date the note is paid in full, and (ii) the Company will issue to the 2017 Holder Note A an additional warrant to purchase 100,000 shares of common stock for each ninety (90) calendar day period that the unpaid principal balance of the note and any accrued interest is not paid in full by such date. Upon conversion the Company had issued an additional 300,000 warrants to purchase shares resulting from the default of the loan.

For the three months ended March 31, 2018 and 2017, the Company recorded $7,077 and $4,833 of interest expense, respectively. As of the date of the merger March 26, 2018, the principal amount of the promissory note of $175,000 and its accrued interest of $35,642 were converted at $2.50 per share into 139,567 shares of common stock.

On July 2017, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2017 Note B”) purchased a convertible note having a principal amount of $100,005, convertible into common stock of the Company at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity. It was determined that there were no aggregate beneficial conversion features. For the three months ended March 31, 2018, the Company recorded $1,822 of interest expense. As of the date of the Merger Date, the principal amount of the promissory note of $100,005 and its accrued interest of $5,600 were converted at $1.25 per share into 139,943 shares of common stock.

On September 2017, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2017 Note C”) purchased a convertible note having a principal amount of $35,000, convertible into common stock of the Company at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity. It was determined that there were no aggregate beneficial conversion features. For the three months ended March 31, 2018, the Company recorded $638 of interest expense. As a date of the Merger Date, the principal amount of the promissory note of $35,000 and the accrued interest of $1,369 were converted at $1.25 per share into 48,194 shares of common stock.

On October 2017, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor purchased a convertible note having a principal amount of $50,000, (the “2017 Note D”) convertible into common stock of the Company at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity. It was determined that there were no aggregate beneficial conversion features. For the three months ended March 31, 2018, the Company recorded $911 of interest expense. As a date of the Merger Date, the principal of $50,000 and the accrued interest of $1,722 were converted at $1.25 per share into 68,540 shares of common stock.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 6 — Debt - Continued

Promissory Notes - Related Parties

On December 15, 2016, the Company issued a promissory note with an aggregate principal amount of $30,000 to a related party. On January 24, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $30,000 to the same related party. On June 14, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $16,050 to the same related party. All three promissory notes (the “Related Party Notes A”) accrue interest at an annual rate of 2% and matured on November 6, 2017. On or about August 1, 2017, the Company and the related party promissory note A holders entered into extension and modification agreements whereby they agreed to extend the maturity date of the Related Party Notes A to February 28, 2018, added a conversion feature whereby the debt can be converted into common stock of the Company at $2.00 per share and amended the interest rate on the note retroactively to accrue at a rate of 8% annually. It was determined that there were no aggregate beneficial conversion features. For the three months ended March 31, 2018 and 2017, the Company recorded $1,386 and $870 of interest expense, respectively. As of the date of the Merger Date, the principal of $76,050 and the accrued interest of $7,239 were converted at $1.25 per share into 110,371 shares of common stock.

On March 5, 2017, the Company issued a promissory note with an aggregate principal amount of $10,000 to a related party. On May 15, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $10,000 to the same related party. On June 15, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $32,000 to the same related party that is part of management of the Company. On July 25, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $3,000 to the same related party that is part of management of the Company with the amended terms agreed to on August 1, 2017 per the modification agreement. The promissory notes (the “Related Party Notes B”) accrue interest at an annual rate of 2% and mature on November 6, 2017. On or about August 1, 2017, the Company and the related party promissory note B holders entered into extension and modification agreements whereby they agreed to extend the maturity date of the Related Party Notes B to February 28, 2018, added a conversion feature whereby the debt can be converted into common stock of the Company at $2.00 per share and amended the interest rate on the note retroactively to accrue at a rate of 8% annually. It was determined that there were no aggregate beneficial conversion features. For the three months ended March 31, 2018 and 2017, the Company recorded $1,002 and $37 of interest expense, respectively. As of the date of the Merger Date, the principal of $55,000 and the accrued interest of $3,686 were converted at $1.25 per share into 77,769 shares of common stock.

As of the date of the Merger Date, all the AgEagle common shares issued in connection with conversion of debt noted above were subsequently converted into EnerJex shares and then split at a rate of 25 to 1 resulting in a conversion rate of 1.6564 per AgEagle share into a total of a series of EnerJex common stock of 787,891 shares and 1,631 of Series C preferred shares.

As part of the liabilities acquired from EnerJex the Company recorded a promissory note for a principal amount of $125,556 and accrued interest of $4,171 payable over twelve months and maturing on March 26, 2019. The total amount outstanding as of June 30, 2018 was $95,552 and accrued interest of $2,337. The Company recorded interest of $1,834 for the three and six months ended June 30, 2018.

 AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 7 – Equity

Capital Stock Issuances

As a result of the Merger all the holders of the Company’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) had their shares automatically converted into 896,640 shares of the Company’s common stock. The Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) remains outstanding, and 1,623.79 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) are now convertible into 1,060,432 shares of the Company’s common stock. Furthermore, an additional 5,050.60 shares of Series C Preferred Stock, convertible into 3,298,348 shares of the Company’s common stock, were issued to the current holder of Series C Preferred Stock in connection with a $4 million financing of Series C Preferred Stock (the “Financing”) and the conversion and retirement of $425,000 in the Company’s promissory notes due and owing to such holder.

As of the Merger Date, the former shareholders of AgEagle Sub own approximately 67% of the Company’s common stock (inclusive of the AgEagle Sub assumed stock options and warrants), the former EnerJex holders of common stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, which were outstanding immediately prior to the Financing, collectively own 12.7% of the Company’s common stock on a fully-diluted basis.

On April 16, 2018, Alpha Capital Anstalt converted 8.25 shares of Series B Preferred Stock, at a conversion price of $1.53 representing the last outstanding Series B shares, into 5,388 shares of common stock.

During the month of April 2018 Alpha capital Anstalt converted 621.86 shares of Series C Preferred Stock into 406,129 shares of common stock at a conversion price of $1.53.

On May 11, 2018, we issued an additional 250 shares of our Series C Convertible Preferred Stock, convertible into 163,265 shares of our common stock and received a cash payment of $250,000 for the issuance of the Series C Preferred Stock. The Series C Convertible Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Convertible Preferred Stock into more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Convertible Preferred Stock.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 7 – Equity - Continued

Options

The Board of Directors of the Company has unanimously approved a proposal to adopt and approve the EnerJex 2017 Omnibus Equity Incentive Plan (the “Plan”). The Board of Directors recommended that this proposal be presented to the EnerJex shareholders for approval. The Plan became effective on March 26, 2018, the date of the Merger, and is a comprehensive incentive compensation plan under which the Company can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, the Company. The purpose of the Plan is to help the Company attract, motivate and retain such persons and thereby enhance shareholder value.

The Company has reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made under the Plan. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall again be available for the grant of a new award. The Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors in its discretion may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted. The number of shares for which awards which are options or SARs may be granted to a participant under the Plan during any calendar year is limited to 500,000. For purposes of qualifying awards as “performance-based” compensation under Code Section 162(m), the maximum amount of cash compensation that may be paid to any person under the Plan in any single calendar year shall be $500,000.

On June 30, 2018, the Company issued options to purchase 49,500 shares of common stock to directors of the Company at the fair-market value exercise price of $1.82 per share expiring on June 29, 2023. The Company determined the fair-value of the options to be $62,252. In connection with the issuance of these options the Company recognized no stock compensation expense for the three and six months ended June 30, 2018 as the vesting period will commence July 1, 2018.

On March 31, 2018, the Company issued options to purchase 62,000 shares of common stock to directors and an employee of the Company at the fair-market value exercise price of $4.33 per share expiring on March 30, 2023. The Company determined the fair-value of the options to be $156,258. In connection with the issuance of these options the Company recognized $19,932 stock compensation expense for the three and six months ended June 30, 2018 as the vesting period will commenced April 1, 2018.

On October 4, 2017, AgEagle Sub issued options to purchase 927,774 shares of common stock to employees and directors, that were approved by the board at an exercise price of $0.06 per share. These options were assumed by the Company in the Merger. In connection with the issuance of these options to employees and directors for the three and six months ended June 30, 2018, the Company recorded $2,491 and $4,982, respectively of stock compensation expense.

On March 1, 2015, AgEagle Sub entered into a strategic consulting agreement with a related party and granted 207,055 stock options exercisable over five years from the grant date at an exercise price per share of $2.60. On October 4, 2017, AgEagle Sub held a board meeting to approve the modification of the existing 207,055 options to purchase common stock from an exercise price of $2.60 to $0.06 per share. These options were assumed by the Company in the Merger. In connection with these options the Company recognized no stock compensation expense for the three and six months ended June 30, 2018.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 7 — Equity – Continued

The fair value of options granted during the three months and six months ended March 31, 2018, were determined using the Black-Scholes option valuation model. The expected term of options granted is based on the simplified method in accordance with Securities and Exchange Commission Staff Accounting Bulletin 107, and represents the period of time that options granted are expected to be outstanding. The Company makes assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, the Company determines the risk free rate by selecting the U.S. Treasury with maturities similar to the expected terms of grants, quoted on an investment basis in effect at the time of grant for that business day.

The significant weighted average assumptions relating to the valuation of the Company’s stock options granted during the six months ended June 30, 2018 were as follows:

	For the three months ended	For the three months ended
	March 31, 2018	June 30, 2018
Dividend yield	0%	0%
Expected life	3.5 yrs.	3.5 yrs.
Expected volatility	77.03%	78.66%
Risk-free interest rate	2.81%	2.68%

A summary of the options activity for the six months ended June 30, 2018, are as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

Outstanding at January 1, 2018	1,134,830	$0.06	8.5 years	$—
Granted	111,500	2.93	5.0 years	—
Outstanding at June 30, 2018	1,246,330	$0.32	7.8 years	$—
Exercisable at end of the year	851,088	$0.09	7.6 years	$—

For options granted in 2018, the fair value of the Company’s stock was obtained per the close of market as of June 30, 2018. The future expected stock-based compensation expense expected to be recognized in future years is $211,433 through June 30, 2020.

Intrinsic value is measured using the fair market value at the date of exercise (for shares exercised) or at June 30, 2018 (for outstanding options), less the applicable exercise price.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 8 – Warrants to Purchase Common Stock

As of June 30, 2018, the Company had outstanding, in connection with the issuance of debentures in the prior year, warrants to purchase 828,221 shares of the Company’s common stock at an exercise price of $1.51. All warrants outstanding as of June 30, 2018 are scheduled to expire between February 2, 2024 and October 31, 2024.

A summary of activity related to warrants for the six months ended June 30, 2018 follows:

	Shares	Weighted- Average Exercise Price ($)	Weighted-Average Remaining Contractual Term
Outstanding at December 31, 2017	828,221	$1.51	—
Outstanding at June 30, 2018	828,221	$1.51	6.10
Exercisable at June 30, 2018	828,221	$1.51	6.10

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 9 – Commitments and Contingencies

 Operating Leases

The Company leases office space in Neodesha, Kansas for $300 a month. The lease terminates on September 30, 2018 with no option to renew unless approved by the city commission of Neodesha. Rent expense was $1,800 and $1,800 for the six months ended June 30, 2018 and 2017, respectively.

Service Agreements

The Company provides a one-year warranty for all units sold to a customer through their exclusive dealer agreement that is included in the price of the product. Based on historical experience, the Company has recorded as an estimate for the warranty accrual expense of $424 for the six-month ended June 30, 2018 and $220 for the six months ended June 30, 2017 which represents approximately 1% of sales revenue for the year. The warranty accrual will remain until the product contractual warranty period is over or the Company is required to perform product maintenance on the product as contractually required.

Merger Agreement

On March 26, 2018, EnerJex Resources, Inc. (“EnerJex”), a Nevada company, consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated October 19, 2017, pursuant to which AgEagle Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of EnerJex, merged with and into AgEagle Aerial Systems, Inc., a privately held company organized under the laws of the state of Nevada (“AgEagle Sub”), with AgEagle Sub surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). In connection with the Merger, EnerJex changed its name to AgEagle Aerial Systems, Inc. (the “Company, “we,” “our,” or “us”) and AgEagle Sub changed its name to “Eagle Aerial Systems, Inc.” Our common stock will continue to trade on the NYSE American under its new symbol “UAVS” commencing on March 27, 2018. As a result of the Merger, through AgEagle Sub, the Company is now engaged in the business of designing, developing, producing, distributing and supporting technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we supply to the precision agriculture industry.

Each share of common stock issued and outstanding and underlying options and warrants of AgEagle Sub outstanding immediately prior to the Merger was exchanged for 1.66 shares of Company common stock (the “Exchange Ratio”). As a result, at the effective time of the Merger Date (the “Effective Time”), 5,439,526 shares of AgEagle Sub’s capital stock, representing all currently outstanding common shares and all other debt or equity securities convertible into common shares (except options and warrants as described below) were automatically converted into 7,944,941 shares of Company common stock. In addition, at the Effective Time, 685,100 outstanding options and 500,000 warrants to purchase shares of AgEagle Sub common stock were assumed by EnerJex and converted into 1,134,830 options and 828,221 warrants to purchase shares of common stock of the Company.

All holders of EnerJex’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) had their shares automatically converted into 896,640 shares of the Company’s common stock. EnerJex’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) remains outstanding, and 1,623.79 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) are now convertible into 1,060,432 shares of Company common stock. Furthermore, an additional 5,050.60 shares of Series C Preferred Stock, convertible into 3,298,348 shares of Company common stock, were issued to the current holder of Series C Preferred Stock in connection with a $4 million financing of Series C Preferred Stock (the “Financing”) and the conversion and retirement of $425,000 in prior EnerJex promissory notes due and owing to such holder.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 9 – Commitments and Contingencies - Continued

As of the Effective Time, the former shareholders of AgEagle Sub own approximately 67% of the Company’s common stock (inclusive of the AgEagle Sub assumed stock options and warrants), the former EnerJex holders of common stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, which were outstanding immediately prior to the Financing, collectively own 12.7% of the Company’s common stock on a fully-diluted basis.

In connection with the Merger, AgEagle waived the requirement for EnerJex to have paid and satisfied in full all outstanding indebtedness of EnerJex such that there would be no continuing liabilities of EnerJex subsequent to the closing of the Merger (“Liability Condition”). In consideration for AgEagle waiving the Liability Condition, the 1,215,278 shares of common stock to be held in escrow (valued at $350,000) owned by certain former principal stockholders, officers and directors of EnerJex to secure losses, if any, that may be suffered by the AgEagle indemnified parties pursuant to the indemnification obligations under the Merger Agreement, were never issued and such former principal stockholders, officers and directors are not entitled to receive such shares. However, such former principal stockholders, officers and directors received, in the aggregate, deferred salaries and fees valued at approximately $297,500. In lieu of payment of the deferred salaries and fees in cash, such amounts have been converted into an aggregate of 1,032,986 shares of Company common stock.

Prior to the Merger, EnerJex operated as an oil exploration and production company engaged in the acquisition, development, exploration and production of oil in Eastern Kansas. In connection with the Merger, EnerJex disposed of its principal assets, consisting primarily of its Kansas oil and gas properties.

Note 10 — Related Party Transactions

The following reflects the related party transactions during the three months ended June 30, 2018.

Consulting Agreement

The Company issued promissory notes for an aggregate amount of $76,050 (the “Related Party Notes A”) that accrued interest at an annual rate of 8% and were set to mature as of the date of the Merger. For the three months ended March 31, 2018, the Company recorded $1,386 of interest expense and for the three months ended March 31, 2017, $870 of interest expense was recorded. As of the date of the Merger Date, the principal of $76,050 and the accrued interest of $7,239 were converted at $1.25 per share into 110,371 shares of the Company’s common stock.

The Company issued promissory notes for an aggregate amount of $55,000 (the “Related Party Notes B”) that accrued interest at an annual rate of 8% and were set to mature as of the date of the Merger. For the three months ended March 31, 2018, the Company recorded $1,002 of interest expense and for the three months ended March 31, 2017, $37 of interest expense was recorded. As of the date of the Merger Date, the principal of $55,000 and the accrued interest of $3,686 were converted at $1.25 per share into 77,769 shares of the Company’s common stock.

Transactions with Officers

The Company’s Chief Financial Officer, Nicole Fernandez-McGovern, is one of the principals of, Premier Financial Filings, a full-service financial printer. Premier Financial Filings provided contracted financial services to the Company and their related expenses have been included within general and administrative expenses.  For the three and six months ended months ended June 30, 2018 Premier Financial Filings provided services to the Company resulting in fees of $3,055 and accounts payables of $1,475 as of June 30, 2018.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 11 – Subsequent Events

Appointment of Board Member and CEO

On July 10, 2018, the Company appointed Corbett Kull as an independent director to serve on the company’s board of directors (the “Board”). Mr. Kull’s appointment fills a vacancy on the Board.

As compensation for his services as an independent director, Mr. Kull shall receive an initial grant of 41,250 stock options at an exercise price of $1.77 per share (the “Initial Grant”). The Initial Grant is exercisable for a period of five years and vests in equal quarterly installments over a one-year period from the date of grant. In addition, Mr. Kull will receive a quarterly grant of 16,500 with an exercise price at the current market price of the Company’s common stock at the time of issuance (the “Quarterly Options”). The Quarterly Options are exercisable for a period of five years from the date of grant and vest in equal quarterly installments over a period of two years from the date of grant.

Effective as of July 18, 2018, Mr. Barrett Mooney joined the Company, as Chief Executive Officer. Mr. Bret Chilcott, founder of the Company, stepped down as Chief Executive Officer, but will remain with the Company as President and Chairman of the Board.

Pursuant to an employment offer letter dated July 9, 2018, Mr. Mooney will receive as compensation for his services as Chief Executive Officer a base salary of $220,000 per year, which shall be subject to annual performance review by the Compensation Committee of the Board and may be revised by the Board, in its sole discretion. Mr. Mooney received an initial grant of 75,000 shares of restricted common stock of the Company which is fully vested. Mr. Mooney shall also be eligible to receive an award of 75,000 shares of restricted common stock of the Company which shall fully vest as of January 1, 2019 if, and only if, the stock price of the Company reaches $3.55 per share and the closing price per share is at or above such price at the end of the day on January 1, 2019.

In addition, Mr. Mooney is eligible to receive an award of 20,000 nonqualified stock options under the Company’s 2017 Omnibus Equity Incentive Plan (the “Equity Plan”) upon securing one sustainability pilot program on or before October 31, 2018, and an additional award of 30,000 nonqualified stock options under the Equity Plan upon securing a second sustainability pilot program on or before January 31, 2019. Both awards shall provide for immediate vesting and exercisability at an exercise price equal to the fair market value of the Company’s shares of common stock underlying the options as of the date of grant. Mr. Mooney will also be eligible receive an award of up to 55,000 nonqualified stock options under the Equity Plan based upon the results of his annual performance review in the first quarter of 2019.

Shares Issued

In connection with an investor relations agreement, dated April 4, 2018, the Company issued 60,000 shares of its common stock to the investor relations firm, and its affiliates, and agreed to register such shares on its next registration statement (the “Registration Rights”). On July 24, 2018 in connection with the filing of the Company’s registration statement on form S-1, a waiver of the Registration Rights was obtained from the investor relationship firm in exchange for 125,000 additional shares, which were issued and approved by the Board.

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Unaudited)

Note 11 – Subsequent Events - Continued

Asset Purchase Agreement

On July 25, 2018, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Eagle Aerial Systems, Inc., a wholly-owned subsidiary of the Company, Agribotix, LLC, a Colorado limited liability company (the “Seller”), and the other parties named therein. Pursuant to the Purchase Agreement, the Company shall, upon the closing, acquire all right, title and interest in and to all assets owned by the Seller utilized in the Seller’s business of providing integrated agricultural drone solutions and drone-enabled software technologies and services for precision agriculture, except for certain excluded assets as set forth in the Purchase Agreement (the “Purchased Assets”). At closing, the Company shall also assume certain liabilities under various third party contracts, accounts payable and indebtedness pursuant to the terms of the Purchase Agreement. The Company anticipates that the closing of the transaction will occur within the next 30 days in accordance with the terms of the Purchase Agreement, subject to the closing conditions described therein.

The consideration for the Purchased Assets includes the following to be made at closing: (a) a cash payment of $150,000 (of which $110,000 was previously paid), (b) 200,000 shares of common stock of the Company (the “Common Stock”) at a value of $5.00 per share (all of which shares were issued to the Seller pursuant to an exchange agreement between the Company and the Seller dated as of November 20, 2017), (c) an amount payable at closing equal to the sum of: (i) the number of shares of Common Stock that is calculated by dividing $1,000,000 by the average closing daily price per share of the Common Stock on the NYSE, for each of the 20 trading days ending on the date immediately preceding the closing date (the “Average Price”), provided that in no event shall the Average Price be less than $2.00 (the “Closing Shares”); and (ii) $450,000 in cash.

In addition, the Seller shall pay an amount on the 90th day following the closing equal to the sum of: (i) the number of shares of Common Stock that is calculated by dividing $2,000,000 by the Average Price (calculated as if the 20-trading day period ends on the 89th day following the closing), provided that in no event shall the Average Price be less than $2.00 (the “Post-Closing Shares”); and provided further that in the event that the Average Price so calculated is more than the Average Price calculated in the preceding paragraph, the Average Price shall be the Average Price calculated as set forth in the preceding paragraph); and (ii) $400,000 in cash.

If revenue of the business for the one year period ending on the first anniversary of the closing date is at least $1,000,000, plus the Capital Investment Multiplier (as defined below), then the Seller shall earn the number of shares of Common Stock that is calculated by dividing $250,000 by the Average Price (calculated as if the 20–trading day period to which reference is made above ends on such first anniversary), provided that in no event shall the Average Price be less than $2.00. “Capital Investment Multiplier” means 1.5 times the amount of capital invested by the Company or its affiliates in the Seller to support and advance the business, inclusive of loans or other investments provided to Seller prior to the closing, less $250,000.

The Purchase Agreement contains customary representations, warranties and covenants, including covenants obligating the Seller to continue to conduct its business in the ordinary course. In addition, the Purchase Agreement contains provisions for indemnification in the event of any damages suffered by either party as a result of, among other things, breaches of representations and warranties contained therein. An aggregate amount equal $75,000 in cash, 50% of the number of Closing Shares and 25% of the number of Post-Closing Shares shall be deposited in an escrow account with a third party escrow agent to secure the indemnification obligations of the Seller pursuant to the terms of the Purchase Agreement.

INDEPENDENT AUDITORS' REPORT

Board of Managers and Members

Agribotix, LLC

Boulder, Colorado

We have audited the accompanying financial statements of Agribotix, LLC (the "Company"), which are comprised of the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in members' deficit, and cash flows for the years then ended, and the related notes to the financial statements.

MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS' RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.Board of Managers and Members

Agribotix, LLC

Page Two

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Agribotix, LLC as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF OTHER MATTERS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EKS&H LLLP

May 3, 2018

Boulder, Colorado

Agribotix, LLC
Balance Sheets
	December 31,
	2017	2016
Assets
Current assets
Cash	$49,623	$106,048
Accounts receivable, net	431	4,571
Inventories	6,289	28,752
Other current assets	—	1,759
Total current assets	56,343	141,130
Non-current assets
Property and equipment, net	7,823	21,026
Total assets	$64,166	$162,156

Liabilities and Members' Deficit
Current liabilities
Accounts payable	$60,457	$28,039
Accrued expenses and other current liabilities	31,535	45,214
Accrued interest	256,434	139,914
Deferred revenue	18,455	42,137
Current portion of convertible notes payable	1,441,499	940,000
Notes payable	75,000	—
Total current liabilities	1,883,380	1,195,304
Non-current liabilities
Convertible notes payable, less current portion	—	311,908
Total liabilities	1,883,380	1,507,212
Commitments and contingencies
Members' deficit	(1,819,214)	(1,345,056)
Total liabilities and members' deficit	$64,166	$162,156

Agribotix, LLC

Statements of Operations

	For the Years Ended
	December 31,
	2017	2016
Revenues
Sales	$241,692	$538,480
Grant revenue	—	45,683
Total revenues	241,692	584,163

Operating expenses
Cost of sales	177,614	323,953
General and administrative	147,039	131,937
Salaries and related	463,118	873,213
Total operating expenses	787,771	1,329,103

Loss from operations	(546,079)	(744,940)
Other (expense) income
Interest expense	(117,226)	(89,307)
Other income	474	—
Total other expense	(116,752)	(89,307)

Net loss	$(662,831)	$(834,247)

Agribotix, LLC

Statement of Changes in Members' Deficit

For the Years Ended December 31, 2017 and 2016

	Capital		Additional Paid-In	Accumulated	Total Members'
	Units	Amount	Capital	Deficit	Deficit

Balance - December 31, 2015	20,000	$180,000	$143,387	$(1,065,883)	$(742,496)
Unit-based compensation	—	—	231,687	—	231,687
Net loss	—	—	—	(834,247)	(834,247)
Balance - December 31, 2016	20,000	180,000	375,074	(1,900,130)	(1,345,056)
Unit-based compensation	—	—	188,673	—	188,673
Net loss	—	—	—	(662,831)	(662,831)
Balance - December 31, 2017	20,000	$180,000	$563,747	$(2,562,961)	$(1,819,214)

Agribotix, LLC

Statements of Cash Flows

	For the Years Ended
	December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(662,831)	$(834,247)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	8,824	12,271
Unit-based compensation	188,673	231,687
Loss on disposal of property and equipment	4,379	—
Changes in assets and liabilities
Accounts receivable, net	4,140	41,668
Inventories	22,463	68,397
Other current assets	1,759	(1,384)
Accounts payable	32,418	(60,903)
Accrued expenses and other current liabilities	936	(8,579)
Accrued interest	116,520	89,121
Deferred revenue	(23,682)	(71,747)
	356,430	300,531
Net cash used in operating activities	(306,401)	(533,716)
Cash flows from investing activities
Purchases of property and equipment	—	(713)
Net cash used in investing activities	—	(713)
Cash flows from financing activities
Proceeds from issuance of convertible notes payable	189,591	311,908
Proceeds from notes payable	75,000	—
Proceeds from note payable - related party	—	20,000
Payments on note payable - related party	(14,615)	(5,385)
Net cash provided by financing activities	249,976	326,523
Net decrease in cash	(56,425)	(207,906)
Cash - beginning of year	106,048	313,954
Cash - end of year	$49,623	$106,048

Supplemental disclosure of cash flow information:

Cash paid for interest for the years ended December 31, 2017 and 2016 was $706 and $186, respectively.

Note 1 - Description of Business and Summary of Significant Accounting Policies

Agribotix, LLC (the "Company") is a Colorado limited liability company ("LLC") established on December 13, 2013. The Company provides drone-enabled technologies and services built for agriculture. The Company processes and analyzes agricultural data gathered by drones through its cloud-based data analysis and reporting solution.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. As of December 31, 2017 and 2016, the allowance for doubtful accounts was $8,247 and $0, respectively.

Inventories

Inventory consists of raw materials and finished goods and is stated at the lower of cost or net realizable value, determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to seven years, and the shorter of the estimated economic life or related lease terms for leasehold improvements.

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset's carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment, and actual results may differ from assumed and estimated amounts. At December 31, 2017 and 2016, the Company determined that no impairment of long-lived assets existed.

Income Taxes

The Company has elected to be treated as an LLC for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company's members and no provision for federal income taxes has been recorded in the accompanying financial statements.

The Company prescribes a more-likely-than-not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. If taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the members rather than the Company.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses; however, no interest or penalties have been assessed as of December 31, 2017 and 2016.

The Tax Cuts and Jobs Act ("Tax Act") was signed into law on December 22, 2017.  The Tax Act includes significant changes to the U.S. corporate income tax system, including a federal corporate rate reduction from 35% to 21% effective January 1, 2018; limitations on  the deductibility of interest expense and executive compensation; eliminating the corporate alternative minimum tax ("AMT") and changing how existing AMT credits can be realized; changing the rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and the transition of U.S. international taxation from a worldwide tax system to a territorial tax system.  The Company does not expect the Tax Act to have a tax impact on the Company because, as an LLC taxed as a partnership, it is not subject to federal income tax and the tax effect of its activities accrues to the members.

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company generates sales revenue from drone sales and data processing subscriptions. The Company recognizes revenue when all of the following conditions are met: (1) persuasive evidence of an arrangement exists, (2) the amount of fees to be paid by the customer is fixed or determinable, (3) the service has been provided to the customer, and (4) collection of fees is reasonably assured. The Company recognizes revenue on data processing subscriptions ratably over applicable subscription periods. Amounts billed and collected before the services are performed are included in deferred revenues.

For those arrangements that include multiple deliverables, the Company first determines whether each service or deliverable meets the separation criteria of Accounting Standards Codification ("ASC") Subtopic 605-25, Revenue Recognition—Multiple-Element Arrangements. In general, a deliverable (or a group of deliverables) meets the separation criteria if the deliverable has stand-alone value to the customer. Each deliverable that meets the separation criteria is considered a separate unit of accounting. The Company allocates the total arrangement consideration to each unit of accounting based on the relative selling price method, with discounts allocated in pro-rata amounts to the units of accounting. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another unit of accounting.

After the arrangement consideration has been allocated to each unit of accounting, the Company applies the appropriate revenue recognition method for each unit of accounting based on the nature of the arrangement and the services included in each unit of accounting. All deliverables that do not meet the separation criteria of ASC Subtopic 605-25 are combined into one unit of accounting, and the most appropriate revenue recognition method is applied.

The Company received a $250,000 grant in 2015 from the state of Colorado under the Advanced Industries Grant Program to accelerate economic growth through grants that improve and expand the development of advanced industries. The Company recognizes revenue from this grant as work is performed; the work was completed in May 2016.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support accounts receivable.

During the year ended December 31, 2016, one customer accounted for 44% of total revenues. At December 31, 2016, the same customer accounted for 76% of total accounts receivable. There were no accounts receivable or revenue concentrations as of and for the year ended December 31, 2017.

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Unit-Based Compensation

The Company recognizes expenses for employee and contractor services received in exchange for unit-based compensation on the grant-date fair value of the shares awarded. The determination of the estimated fair value of unit-based payment awards is made on the date of grant using the enterprise value, which is affected by assumptions regarding a number of complex and subjective variables. Compensation cost is recognized on a straight-line basis over the requisite service period.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2017 and 2016 was $4,044 and $20,644, respectively.

Equity Method of Accounting

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors, including, among others, representation on the investee company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company's accounts are not reflected within the Company's balance sheets and statements of operations; however, the Company's share of the earnings or losses of the investee company is reflected in equity loss - share of investee company losses in the statements of operations. The Company's carrying value in an equity method investee company is reflected in ownership interests in investee companies in the Company's balance sheets.

When the Company's carrying value in an equity method investee company is reduced to $0, no further losses are recorded in the Company's financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. Under ASU No. 2014-09, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014-09 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts. ASU No. 2014-09 is effective for the Company's 2019 fiscal year and allows for either full retrospective or modified retrospective adoption. The Company is evaluating the impact of adoption of the new standard on its financial statements.

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements (continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition on the income statement and statement of cash flows. The new standard is effective for the Company's 2020 fiscal year. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact of adoption of the new standard on its financial statements.

Note 2 - Going Concern

The Company has incurred cumulative losses of approximately $1,800,000 through December 31, 2017, has a working capital deficit of approximately $1,700,000, and is in default on its outstanding convertible notes payable. The Company is currently exploring new opportunities; however, there can be no assurance that the Company will be successful in achieving its objectives. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, these factors raise substantial doubt about the Company's ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Note 3 - Balance Sheet Disclosures

Inventories are summarized as follows:

	December 31,
	2017	2016
Drones	$4,173	$16,540
Other parts	2,116	12,212
	$6,289	$28,752

Note 3 - Balance Sheet Disclosures (continued)

Property and equipment are summarized as follows:

	December 31,
	2017	2016
Drones used for testing and customer demonstration	$13,350	$22,700
Computer and office equipment	16,111	16,111
Leasehold improvements	8,208	8,208
	37,669	47,019
Less accumulated depreciation	(29,846)	(25,993)
	$7,823	$21,026

Depreciation expense for the years ended December 31, 2017 and 2016 was $8,824 and $12,271, respectively.

Note 4 - Notes Payable

Note Payable - Related Party

In August 2016, the Company issued a note payable to members of the Company in the amount of $20,000, the proceeds of which were used to purchase additional inventory. The note bore interest at the rate of 4% per annum and matured in March 2017, at which time it was repaid. The note was collateralized by defined inventory and the cash collected associated with the sale of the associated inventory. There was $14,615 outstanding on the note as of December 31, 2016, which is included in accrued expenses and other current liabilities on the accompanying balance sheet.

Convertible Notes Payable

At various times from 2015 through 2017, the Company issued convertible promissory notes (collectively, the "Notes"). The Notes mature at various times during 2017 and 2018 and do not require principal or interest payments until maturity. Prepayments on the Notes are permitted with written consent from the noteholders. As of the auditors' report date, the balance on the Notes remains outstanding, of which the current portion is in default. The Notes contain a beneficial conversion feature contingent on future events; accordingly, no beneficial conversion feature has been recorded as of December 31, 2017. At the time of such events, the beneficial conversion feature will be recorded as additional interest expense. As of December 31, 2017 and 2016, $999,499 and $856,908, respectively, of the outstanding balance on the Notes is due to related parties of the Company.

Note 4 - Notes Payable (continued)

Convertible Notes Payable (continued)

The Notes were issued in three tranches. The Company received aggregate proceeds of $812,500 from the first tranche ("Notes I"). Notes I accrue interest at a rate of 8% per annum and have maturity dates at various times between February 2017 and July 2017. In the event that the Company successfully completes a qualified equity financing with gross proceeds of at least $1,500,000, the outstanding principal and interest on Notes I automatically convert into the number of equity units equal to the outstanding Notes I balance divided by 80% of the per-unit price being paid in the qualified equity financing. In addition, in the event of a change in control or initial public offering, the noteholder has the option of converting all principal and accrued interest into the units being issued based on a conversion price of $4,000,000 divided by the number of fully diluted units at the time of the event. In certain extraordinary events (as defined in the agreement), the debt is convertible without a discount. As the debt discount is contingent, the discount will be recorded upon conversion as additional interest expense.

The Company received aggregate proceeds of $484,408 from the second tranche ("Notes II"). Notes II accrue interest at a rate of 8% per annum and have maturity dates at various times between October 2017 and December 2018. In the event that the Company successfully completes a qualified financing with gross proceeds of at least $3,000,000, the outstanding principal and interest on Notes II automatically convert into the number of equity units equal to the outstanding Notes II balance divided by 80% of the per-unit price being paid in the qualified equity financing. In addition, in the event of a change in control or initial public offering, the noteholder has the option of converting all principal and accrued interest into the units being issued based on a conversion price of $10,000,000 divided by the number of fully diluted units at the time of the event. In certain extraordinary events (as defined in the agreement), the debt is convertible without a discount. As the debt discount is contingent, the discount will be recorded upon conversion as additional interest expense.

The Company received aggregate proceeds of $144,591 from the third tranche ("Notes III"). Notes III accrue interest at a rate of 15% per annum and have maturity dates at various times between September 2018 and June 2019. In the event that the Company successfully completes a qualified financing with gross proceeds of at least $3,000,000, the outstanding principal and interest on Notes III automatically convert into the number of equity units equal to the outstanding Notes III balance divided by 60% of the per-unit price being paid in the qualified equity financing. In addition, in the event of a change in control or initial public offering, the noteholder has the option of converting all principal and accrued interest into the units being issued based on a conversion price of either $5,000,000 or $10,000,000 divided by the number of fully diluted units at the time of the event. In certain extraordinary events (as defined in the agreement), the debt is convertible without a discount. As the debt discount is contingent, the discount will be recorded upon conversion as additional interest expense.

Notes Payable

During 2017, the Company issued notes payable to AgEagle, LLC ("AgEagle") for proceeds of $75,000. The notes bear interest at a rate of 6% per annum. The notes are due on demand on the later of March 31, 2018 or the date that a merger agreement between the Company and AgEagle is executed.

Note 5 - Members' Equity

As of December 31, 2016, the Company's authorized capital consists of 200,000 membership units, of which up to 3,837 are subject to the Company's Equity Incentive Plan. During the year ended December 31, 2014, the Company issued 20,000 units at $9 per unit. Members vote on matters submitted to vote by management and on special matters that require member and Board of Managers (the "Board") approval. Members are entitled to receive distributions determined by the Board and tax distributions to pay tax liabilities. The members' capital accounts shall be adjusted for their pro-rata share of profits and losses of the Company. In the event of the dissolution of the Company, the assets shall be distributed in accordance with the following provisions: (1) the fair market value of any assets distributed in-kind will adjust member's capital accounts, (2) the positive balance of each member's capital account shall be distributed, and (3) upon liquidation, if the member's capital account has a deficit, this shall not be considered a debt owed by the member.

Equity Incentive Plan

In May 2015, the Company adopted the 2015 Equity Incentive Plan (the "Plan"), for which 5,626 units have been authorized for issuance to managers, officers, employees, consultants, advisors, or other service providers of the Company. Each unit is subject to Board approval, and shall have vesting as outlined in the grant agreement. Unvested units are subject to a repurchase option where the Company has the option to repurchase unvested units for a total of $100. The Board shall determine a valuation of the Company immediately before a grant of units under the Plan and all members holding units shall have their capital accounts adjusted up or down to reflect their portion of the Company valuation in relation to the units they hold immediately before the grant. If a participant does not hold units immediately before the grant, their capital account immediately after the grant will be $0. The units bear the same rights and privileges as member units.

The fair value of each unit grant is estimated on the date of grant using the enterprise value. Unit-based compensation expense recognized for the years ended December 31, 2017 and 2016 was $188,673 and $231,687, respectively. As of December 31, 2017, there was approximately $189,000 of unrecognized unit-based compensation expense related to unvested awards. As of December 31, 2017 and 2016, 3,796 and 2,762 units, respectively, were fully vested and no longer subject to repurchase.

The following table presents the activity for units under the Plan:

Outstanding - December 31, 2015	3,819
Granted	375
Forfeited/canceled	(395)
Exercised	—
Outstanding - December 31, 2016	3,799
Granted	1,809
Repurchased	—
Outstanding - December 31, 2017	5,608

Note 6 - Investment in Joint Venture

In May 2015, the Company entered into an agreement to form Agribotix Latin America LLC ("Agribotix Latin America"). Agribotix Latin America was formed to purchase inventory and related services from the Company and resell it in Latin American countries. The Company has a 47.5% ownership interest in Agribotix Latin America and is accounted for under the equity method investment. The Company's carrying value in the joint venture is $0, as the Company is not required to fund losses. No losses of Agribotix Latin America are recorded in the Company's financial statements. During the years ended December 31, 2017 and 2016, the Company sold approximately $7,000 and $20,000, respectively, of drones and other inventory to Agribotix Latin America, which sold this inventory to third parties.

Note 7 - Commitments and Contingencies

Operating Leases

The Company leases facilities under a non-cancelable operating lease. Rent expense for the years ended December 31, 2017 and 2016 was $27,850 and $28,654, respectively. The future minimum lease payment under the lease is approximately $9,800 for the year ending December 31, 2018.

Litigation

In the normal course of business, the Company is party to litigation from time-to-time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Exchange Agreement

During 2017, the Company entered into an exchange agreement with AgEagle whereby the Company has agreed to provide AgEagle 20% of Company shares in exchange for $1,000,000 of stock in AgEagle upon the acquisition of the Company by AgEagle.

Note 8 - Subsequent Events

The Company has evaluated all subsequent events through the auditors' report date, which is the date these financial statements were available to be issued.

Agribotix, LLC
Unaudited Balance Sheet

	June 30, 2018	June 30, 2017
ASSETS

Current assets
Cash	42,388	34,421
Accounts receivable	21,325	10,489
Inventories	8,400	15,106
Deposits and prepaid expenses	1,976	(4,155)
Total current assets	74,089	55,861

Non Current assets
Fixed assets	41,594	24,319
Less accumulated depreciation	(34,575)	(6,444)
Net fixed assets	7,019	17,875

Marketable securities at fair value	364,000	—

TOTAL ASSETS	445,108	73,736

LIABILITIES

Current liabilities
Accounts payable	100,684	23,656
Accrued expenses	24,335	215,611
Deferred revenue	15,079	20,650
Current portion of long term debt	2,014,149	1,358,593
Total current liabilities	2,154,247	1,618,510

TOTAL LIABILITIES	2,154,247	1,618,510

Commitments and Contingencies

Members' (Deficit) Equity
Additional paid-in-capital	563,747	555,074
Members' deficit	(2,272,886)	(2,099,848)

Members' (Deficit) Equity	(1,709,139)	(1,544,774)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	445,108	73,736

Agribotix, LLC
Unaudited Statement of Operations

	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017

Revenues	190,279	117,183

Cost of Sales	112,605	78,527

Gross Profit	77,674	38,656

Operating Expenses:
Selling, general and administrative	215,873	183,006
Professional fees	57,164	4,970
Total operating expenses	273,037	187,976

Loss from Operations	(195,363)	(149,320)

Other Income (e\Expense)
Other income	(2,350)	6,012
Interest expense	(69,689)	(56,410)
Total Other Income (Expense)	(72,039)	(50,398)
Provision for income taxes
Net Loss	(267,402)	(199,718)

Agribotix, LLC
Unaudited Statement of Cash Flows

	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017

Cash flows from operating activities
Net Loss	(267,402)	(199,718)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation	2,950	3,151
Disposal of fixed assets	5,425	—
Changes in assets and liabilities
Accounts receivable	(12,647)	(5,918)
Inventory	(2,111)	13,647
Pre-paids	(1,976)	167
Accounts payable	31,723	(14,524)
Deferred revenue	5,522	(21,487)
Accrued Expenses	75,302	59,800
Other Current Liabilities	(8,436)	(86)
Net cash used in operating activities	(171,650)	(164,968)

Cash flows from investing activities
Net cash used in investing activities	—	—

Cash flows from financing activities
Proceeds from issuance of convertible notes payable	129,416	92,070
Proceeds from issuance of notes payable	35,000	—
Net cash provided by financing activities	164,416	92,070

Net decrease in cash	(7,235)	(72,898)
Cash- beginning of year	49,623	107,319
Cash- end of year	42,388	34,421

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements were prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, and give effect to the Asset Purchase Agreement (the “Purchase Agreement”) between Agribotix (“Agribotix” or “Seller”) and AgEagle, including material subsequent events that will occur either prior to or in connection with the closing of the Purchase Agreement. For accounting purposes, AgEagle is considered to be acquiring the assets of Agribotix in the Purchase Agreement. AgEagle was determined to be the accounting acquirer based upon the terms of the Purchase Agreement and other factors including that upon closing, AgEagle will acquire all right, title and interest in and to all assets owned by Agribotix utilized in the Seller’s business of providing integrated agricultural drone solutions and drone-enabled software technologies and services for precision agriculture, except for certain excluded assets as set forth in the Purchase Agreement (the “Purchased Assets”). At closing, the Company shall also assume certain liabilities under various third party contracts, accounts payable and indebtedness pursuant to the terms of the Purchase Agreement.

The unaudited pro forma combined balance sheet as of June 30, 2018 assumes that the Asset Purchase took place on June 30, 2018 and combines the historical balance sheets of Agribotix and AgEagle as of June 30, 2018. The unaudited pro forma combined statement of operations for the six months ended June 30, 2018 assumes that the Asset Purchase took place as of January 1, 2018, and combines the historical results of Agribotix and AgEagle for the six months ended June 30, 2018. The unaudited pro forma combined statement of operations for the year ended December 31, 2017 assumes that the Asset Purchase took place as of January 1, 2017, and combines the historical results of Agribotix and AgEagle for the year ended December 31, 2017. The historical financial statements of Agribotix and AgEagle have been adjusted to give pro forma effect to events that are (i) directly attributable to the Purchase Agreement, including material subsequent events that will occur either prior to or in connection with the closing of the Asset Purchase, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Because AgEagle will be treated as the accounting acquirer, AgEagle’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the financial statements will be those of AgEagle. Agribotix’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of AgEagle after the consummation of the Purchase Agreement.

The unaudited pro forma combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. In summary, the unaudited pro forma combined financial statements include (1) an adjustment to record cash at closing to be paid to Agribotix of $850K, (2) the elimination of all cash, accounts receivable, from Agribotix’s balance sheet not acquired, (3) adjustments recorded by Agribotix account payable, accrued expenses, deferred revenue, notes payable and debt not acquired as part of the Purchase Agreement, (4) an AgEagle investment in Agribotix to be eliminated and treated as part of the consideration per the Purchase Agreement, (5) the recording of stock as part of the consideration paid for Agribotix per the Purchase Agreeement, (6) adjustments to eliminate certain SG&A expenses, professional fees, other expense and interest expense not acquired as part of the Purchase Agreement, (7) adjustments to record intangible and goodwill to be identified per the valution report at closing, and (8) as part of the asset purchase, an adjustment to eliminate the deficit accumulated since inception for Agribotix, as going forward the operations of AgEagle will be the surviving operating entity.

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma combined financial statements. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the Purchase Agreement, will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Purchase Agreement may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the amount, if any, the amount of cash used by Agribotix’s operations between the signing of the Purchase Agreement and the closing of the Purchase Agreement; the timing of closing of the Purchase Agreement; AgEagle's stock price at the closing of the Purchase Agreement; and other changes in Agribotix’s assets and liabilities that occur prior to the completion of the Purchase Agreement.

The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had AgEagle and Agribotix been a combined company during the specified period.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the separate AgEagle and Agribotix historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations. AgEagle’s historical unaudited financial statements for the six months ended June 30, 2018 are included in its Quarterly Report on Form 10-Q as filed with the SEC on August 14, 2018 and historical audited financial statements for the year ended December 31, 2017 are included in its Form 8-K as filed with the SEC on March 29, 2018. Agribotix’s historical unaudited consolidated financial statements for the six months ended June 30, 2018 and its historical audited consolidated financial statements for the year ended December 31, 2017 are included elsewhere in this registration statement.

AgEagle Aerial Systems, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheets

	June 30, 2018
	AgEagle Aerial Systems, Inc.	Agribotix, LLC	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets
Cash	2,560,062	42,388	(892,388) (A)	1,710,062
Accounts receivable, net	6,362	21,325	(21,325) (A)	6,362
Inventories	132,314	8,400	—	140,714
Deposits and prepaid expenses	117,159	1,976	—	119,135
Total current assets	2,815,897	74,089	(913,713)	1,976,273

Non Current assets
Fixed assets	108,664	41,594	—	150,258
Less accumulated depreciation	(78,264)	(34,575)	—	(112,839)
Net fixed assets	30,400	7,019	—	37,419

Intangibles	—	—	60,400 (B)	60,400
Goodwill	—	—	4,922,205 (B)	4,922,205
Investment in unconsolidated investee	1,079,648	—	(1,079,648) (C)	—
Marketable securities at fair value	—	364,000	(364,000) (C)	—

TOTAL ASSETS	3,925,945	445,108	2,625,244	6,996,297

LIABILITIES
Current liabilities
Accounts payable	381,174	100,684	(100,684) (A)	381,175
Accrued expenses	26,482	24,335	(24,335) (A)	26,482
Deferred revenue	—	15,079	(15,079) (A)	—
Accrued interest	2,337	—	—	2,337
Payroll liabilities	5,328	—	—	5,328
Notes payable	93,215	110,000	(110,000) (C)	93,215
Current portion of long term debt	—	1,904,149	(1,904,149) (A)	—
Total current liabilities	508,536	2,154,247	(2,154,247)	508,537

TOTAL LIABILITIES	508,536	2,154,247	(2,154,247)	508,537

Commitments and Contingencies

STOCKHOLDERS'/MEMBERS’ (DEFICIT) EQUITY
Preferred stock, $0.001 par value, 25,000,000 shares authorized:
Preferred stock Series B, $0.001 par value, 1,764 shares authorized, 0 shares issued and outstanding at June 30, 2018	—	—	—	—
Preferred stock Series C Convertible, $0.001 par value, 10,000 shares authorized, 6,507 shares issued and outstanding at June 30,2018	7	—	—	7
Common stock, $0.001 par value; 250,000,000 shares authorized; 10,164,001 shares issued and outstanding at June 30, 2018	10,164	—	1,000 (D)	11,164
Additional paid-in-capital	7,919,354	563,747	2,505,605 (A)(B)(C)(D)(E)(F)(G)	10,988,706
Accumulated/members’ deficit	(4,512,116)	(2,272,886)	2,272,886 (H)	(4,512,116)

Total Stockholders'/Members’ (Deficit) Equity	3,417,409	(1,709,139)	4,779,491	6,487,761

TOTAL LIABILITIES AND STOCKHOLDERS'/MEMBERS’ EQUITY	3,925,945	445,108	2,625,244	6,996,297

The accompanying notes are an integral part of these condensed consolidated financial statements.

AgEagle Aerial Systems, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Six Months Ended June 30, 2018
	AgEagle Aerial Systems, Inc.	Agribotix, LLC	Pro Forma Adjustments	Pro Forma Combined

Revenues	53,707	190,279	—	243,986

Cost of Sales	41,971	112,605	—	154,576

Gross Profit	11,736	77,674	—	89,410

Operating Expenses:
Selling, general and administrative	306,759	215,873	(57,164) (E)	465,468
Professional fees	576,795	57,164	(44,381) (F)	589,578
Consulting Fees - related party	1,000	—	—	1,000
Total operating expenses	884,554	273,037	(101,545)	1,056,046

Loss from Operations	(872,818)	(195,363)	101,545	(966,635)

Loss on Investment from Unconsolidated Investee	(30,352)	—	30,352 (C)	—

Other Income (Expense):
Other income (expense)	16,711	(2,350)	2,350 (G)	16,711
Interest expense	(29,248)	(69,689)	69,689 (G)	(29,248)
Loss before Income Taxes	(915,707)	(267,402)	203,936	(979,172)
Provision for income taxes	—	—	—	—
Net Loss	(915,707)	(267,402)	203,936	(979,172)
Net Loss Per Share – Basic and Diluted	(0.10)	—	—	(0.09)
Weighted Average Shares – Basic and Diluted	9,440,717	—	1,000,000	10,440,717

The accompanying notes are an integral part of these condensed consolidated financial statements.

AgEagle Aerial Systems, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Twelve Months Ended December 31, 2017
	AgEagle Aerial Systems, Inc.	Agribotix, LLC	Pro Forma Adjustments	Pro Forma Combined

Revenues	116,035	243,050	—	359,085

Cost of Sales	111,811	177,614	—	289,425

Gross Profit	4,224	65,436	—	69,659

Operating Expenses:
Selling, general and administrative	260,389	588,364	(58,082)(E)	790,671
Professional fees	402,706	10,062	(8,872)(F)	403,896
Consulting Fee	7,992	—	—	7,992
Total operating expenses	671,087	598,426	(66,954)	1,202,559

Loss from Operations	(666,863)	(532,990)	66,954	(1,132,899)

Other Income (Expense):
Other expense	12,458	861	(861)(G)	12,458
Interest expense	(142,810)	(117,226)	117,226 (G)	(142,810)
Loss before Income Taxes	(797,215)	(649,355)	183,319	(1,263,251)
Provision for income taxes	—
Net Loss	(797,215)	(649,355)	183,319	(1,263,251)
Net Loss Per Share – Basic and Diluted	(0.19)	—	—	(0.16)
Weighted Average Shares – Basic and Diluted	6,957,061	—	1,000,000	7,957,061

The accompanying notes are an integral part of these condensed consolidated financial statements.

1. Description of the Proposed Transaction

On July 25, 2018, AgEagle Aerial Systems, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with AgEagle Aerial, Inc., a wholly-owned subsidiary of the Company, Agribotix, LLC , a Colorado limited liability company (the “Seller”), and the other parties named therein. Pursuant to the Purchase Agreement, the Company shall, upon the closing, acquire all right, title and interest in and to all assets owned by the Seller utilized in the Seller’s business of providing integrated agricultural drone solutions and drone-enabled software technologies and services for precision agriculture, except for certain excluded assets as set forth in the Purchase Agreement (the “Purchased Assets”). At closing, the Company shall also assume certain liabilities under various third party contracts, accounts payable and indebtedness pursuant to the terms of the Purchase Agreement. The Company anticipates that the closing of the transaction will occur within the next 30 days in accordance with the terms of the Purchase Agreement, subject to the closing conditions described therein.

The consideration for the Purchased Assets includes the following to be made at closing: (a) a cash payment of $150,000 (of which $110,000 was previously paid), (b) 200,000 shares of common stock of the Company (the “Common Stock”) at a value of $5.00 per share (all of which shares were issued to the Seller at the closing of the Enerjex merger pursuant to an exchange agreement between the Company and the Seller dated November 20, 2017), (c) an amount payable at closing equal to the sum of: (i) the number of shares of Common Stock that is calculated by dividing $1,000,000 by the average closing daily price per share of the Common Stock on the NYSE, for each of the 20 trading days ending on the date immediately preceding the closing date (the “Average Price”), provided that in no event shall the Average Price be less than $2.00 (the “Closing Shares”); and (ii) $450,000 in cash.

In addition, the Seller shall pay an amount on the 90th day following the closing equal to the sum of: (i) the number of shares of Common Stock that is calculated by dividing $2,000,000 by the Average Price (calculated as if the 20-trading day period ends on the 89th day following the closing), provided that in no event shall the Average Price be less than $2.00 (the “Post-Closing Shares”); and provided further that in the event that the Average Price so calculated is more than the Average Price calculated in the preceding paragraph, the Average Price shall be the Average Price calculated as set forth in the preceding paragraph); and (ii) $400,000 in cash.

If revenue of the business for the one year period ending on the first anniversary of the closing date is at least $1,000,000, plus the Capital Investment Multiplier (as defined below), then the Seller shall earn the number of shares of Common Stock that is calculated by dividing $250,000 by the Average Price (calculated as if the 20–trading day period to which reference is made above ends on such first anniversary), provided that in no event shall the Average Price be less than $2.00. “Capital Investment Multiplier” means 1.5 times the amount of capital invested by the Company or its affiliates in the Seller to support and advance the business, inclusive of loans or other investments provided to Seller prior to the closing, less $250,000.

2. Basis of Presentation

Agribotix, LLC is a Colorado limited liability company ("LLC") established on December 13, 2013, reports on a calendar year basis. The most recent financial information available for Agribotix is for the six months ended June 30, 2018. The information presented for Agribotix as of June 30, 2018 is deemed to be current for these unaudited pro forma condensed combined financial statements. AgEagle Aerial System, Inc, a Nevada corporation, reports on a calendar year basis and is utilizing financial statements as of June 30, 2018 for these pro forma condensed combined financial statements per its quarterly report on Form 10-Q as filed with the SEC on August 14, 2018.

The unaudited pro forma condensed combined financial statements were prepared in accordance with regulations of the Securities and Exchange Commission and are intended to show how the business acquisition might affect the historical financial statements if the transaction had been completed on June 30, 2018 for the purposes of the balance sheet and the six months ended statement of operations as of June 30, 2018 and twelve months ended statement of operations. The pro forma adjustments reflecting the completion of the transactions are based upon the accounting rules for business combinations purchase accounting.

Pursuant to the Purchase Agreement, the Company shall, upon the closing, acquire all right, title and interest in and to all assets owned by the Seller utilized in the Seller’s business of providing integrated agricultural drone solutions and drone-enabled software technologies and services for precision agriculture, except for certain excluded assets as set forth in the Purchase Agreement (the “Purchased Assets”). The Purchase Agreement will be accounted for per GAAP purchase accounting guidelines and as a result the company will record goodwill and other intangibles based on the final valuation report at closing.

The historical financial data has been adjusted to give pro forma effects to events that are (i) directly attributable to the Purchase Agreement (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the transactions. The unaudited pro forma condensed combined financial data also do not include any integration costs. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the Purchase Agreement occurred prior to the specified period.

3. Pro Forma Adjustments

The pro forma adjustments in the unaudited pro forma condensed combined balance sheet as of June 30, 2018 and statement of operations for the six months ended June 30, 2018 and twelve months ended December 31, 2017 are as follows:

(A)	Adjustments to remove assets and or liabilities not accrued as part of the purchased agreement upon closing:
	Removal of cash not being acquired per the purchase agreement	$42,388
	Removal of accounts receivable not being acquired per the purchase agreement	21,325
	Removal of accounts payable not acquired per the purchase agreement	100,684
	Removal of accrued expenses not being acquired per the purchase agreement	24,335
	Removal of deferred revenue not being acquired per the purchase agreement	15,079
	Removal of debt as not being acquired per the purchase agreement	$1,904,149

(B)	Adjustment to record intangibles and goodwill per valuation report of Agribotix as part of purchase price accounting and remove notes payables to be treated as part of consideration given for Agribotix
	To record intangibles as identified per valuation report of Agribotix	$60,400
	To record goodwill as identified per valuation report of Agribotix	4,922,205
	Removal of note payables to be considered part of consideration toward purchase price of Agribotix	$110,000

(C)	Adjustment to remove investment in unconsolidated investee relating to Agribotix and marketable securities of AgEagle Aerial Systems, Inc. in order to record the purchase of assets per valuation report completed at close
	Removal of investment in unconsolidated investee account on balance sheet	$1,079,648
	Removal of marketable securities on balance sheet for AgEagle Aerial Systems, Inc. account on balance sheet	364,000
	Removal of loss on investment from unconsolidated investee on the statement of operations	$30,352

(D)	To record stock consideration given in exchange for asset purchase of Agribotix per the terms of Asset Purchase Agreement	$1,000

(E)	Adjustment to Agribotix's SG&A expenses related to their operations that will not be continued by the Company	$57,164
		$58,082

(F)	Adjustment to Agribotix's professional fees related to their operations that will not be continued by the Company	$44,381
		$8,872

(G)	Adjustment to Agribotix's existing interest expense and other income(expense) related to debt and other assets eliminated at closing	$2,350
		69,689
		(861)
		$117,226

(H)	Adjustment to eliminate the deficit accumulated since inception for Agribotix as the company is being recorded as an asset purchase per accounting guidance	$2,272,886

4. Earnings Per Share

The pro forma weighted-average shares outstanding gives effect to the issuance of 10,440,717 shares of common stock of the Company in connection with the Asset Purchase Agreement as if they occurred at the beginning of the period presented.

5. Common Share Reconciliation per Proforma Balance Sheet

AgEagle shares issued to Agribotix shareholders	1,000,000
AgEagle existing shareholders as of closing	10,164,001
Total common shares outstanding as of closing - basic	11,164,001

4,249,469 Shares of Common Stock

—————————————

PROSPECTUS

—————————————

The date of this prospectus is _______, 2018

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses and costs relating to the registration of the securities will be borne by the Registrant. Such expenses and costs (other than underwriting discounts and commissions) are estimated below. The following table sets forth an itemized statement of all cash expenses expected in connection with the issuance and distribution of the securities being registered. Other than the SEC registration fee, the amounts set forth below are estimates:

SEC registration fee	$984.05
Legal fees and expenses*	$30,000
Accounting fees and expenses*	$5,000
Miscellaneous*	$2,000
TOTAL*	$37,984.05

_______

* to be filed by amendment

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit.  Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director.  Our bylaws provide shall advance costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

On February 22, 2016, the Company issued 500,000 unregistered and restricted shares of its common stock to GreenBlock Capital, LLC as partial payment for consulting services.

On February 25, 2016, the Company sold 200,000 unregistered and restricted shares of its common stock to Raven Industries, Inc. for an aggregate purchase price of $500,000.

On May 6, 2015, the Company sold a convertible debenture in the principal amount of $500,000. The debenture is voluntarily convertible into shares of common stock at a conversion price of $1.25 per share and has a maturity date of June 30, 2017. The convertible debenture automatically converted into 814,381 shares of common stock on March 26, 2018.

On June 6, 2016, the Company sold a convertible debenture in the principal amount of $300,000. The debenture is voluntarily convertible into shares of common stock at a conversion price of $1.25 per share and has a maturity date of June 30, 2017. The convertible debenture automatically converted into 454,440 shares of common stock on March 26, 2018.

On July 14, 2017, we closed a private placement pursuant to a subscription agreement whereby the Company issued a convertible note having a principal amount of $100,005, convertible into our common stock at $1.25 per share and maturing on February 28, 2018. The convertible note automatically converted into 139,943 shares of common stock on March 26, 2018.

On September 28, 2017, we closed a private placement pursuant to a subscription agreement whereby the Company issued a convertible note having a principal amount of $35,000, convertible into our common stock at $1.25 per share and maturing on February 28, 2018. The convertible note automatically converted into 48,194 shares of common stock on March 26, 2018.

On October 4, 2017, the Company issued options to purchase 927,775 shares of common stock to employees and directors.

On October 19, 2017, we closed a private placement pursuant to a subscription agreement whereby the Company issued a convertible note having a principal amount of $50,000, convertible into our common stock at $1.25 per share and maturing on February 28, 2018. The convertible note automatically converted into 68,540 shares of common stock on March 26, 2018.

On December 15, 2016, the Company issued a promissory note with an aggregate principal amount of $30,000 to a related party. On January 24, 2017, we issued a 2nd promissory note with an aggregate principal amount of $30,000 to the same related party. On June 14, 2017, we issued a 3rd promissory note with an aggregate principal amount of $16,050 to the same related party. The notes all convert into our common stock at $1.25 per share and have a maturity date of February 28, 2018. The convertible notes automatically converted into 110,371 shares of common stock on March 26, 2018.

On March 5, 2017, we issued a promissory note with an aggregate principal amount of $10,000 to a related party. On May 15, 2017, we issued a 2nd promissory note with an aggregate principal amount of $10,000 to the same related party. On June 15, 2017, we issued a 3rd promissory note with an aggregate principal amount of $32,000 to the same related party that is part of our management. On July 25, 2017, we issued a 3rd promissory note with an aggregate principal amount of $3,000. The notes all convert into our common stock at $1.25 per share and have a maturity date of February 28, 2018. The convertible notes automatically converted into 77,769 shares of common stock on March 26, 2018.

On November 21, 2017, Alpha Capital Anstalt signed a binding commitment letter with us to provide prior to or at the closing of the Merger a minimum of $4 million in new equity capital. The private placement was consummated on March 26, 2018. In connection with the private placement, we issued 4,626 shares of our Series C Convertible Preferred Stock, convertible into 3,021,061 shares of our common stock. The number of shares of Series C Convertible Preferred Stock issued in the private placement also includes shares of Series C Convertible Preferred Stock issued as a funding commitment equal to 2.5% of the outstanding shares of our common stock on a fully diluted basis.

During the year ended December 31, 2017, the Company issued in connection with the issuance of debentures, warrants to purchase 500,000 shares of the Company’s common stock.

On March 26, 2018, we issued to Alpha Capital Anstalt 1,631 shares of our Series C Convertible Preferred Stock in connection with the Merger. These shares of our Series C Convertible Preferred Stock are convertible into 1,065,142 shares of our common stock. Also on March 26, 2018, we issued 225 shares of Series C Convertible Preferred Stock in exchange for the retirement of $225,000 in debt. These 225 shares were converted into 146,946 shares of common stock and disposed of by the selling stockholder.

On March 31, 2018, the Company issued options to purchase 49,500 shares of common stock to directors.

During the month of April 2018, Alpha Capital Anstalt converted 8.25 shares of Series B Preferred Stock, representing the last outstanding Series B shares, into 5,388 shares of common stock, and 396.86 shares of Series C Preferred Stock into 259,184 shares of common stock at a conversion price of $1.53.

On May 11, 2018, we issued an additional 250 shares of our Series C Convertible Preferred Stock, convertible into 163,265 shares of our common stock. The Series C Convertible Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Convertible Preferred Stock into more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Convertible Preferred Stock.

On June 30, 2018 the Company issued 62,000 options to employees and directors.

On July 10, 2018, the Company issued 41,250 stock options to purchase common stock to a director.

These securities were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, in reliance on the recipient’s status as an “accredited investor” as defined in Rule 501(a) of Regulation D, except for the option grants which were issued pursuant to Rule 701 or Rule 506.

Item 16. Exhibits and Financial Statement Schedules

See the Exhibit Index following the signature page.

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall have deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

 (d)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e)           The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall of 1933 be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)           If and when applicable, the undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(g)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neodesha, State of Kansas, on the 7th day of September, 2018.

AgEagle Aerial Systems Inc.

By:	/s/ Barrett Mooney
Barrett Mooney
Chief Executive Officer
(Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Barrett Mooney	Chief Executive Officer	September 7, 2018
Barrett Mooney	(Principal Executive Officer)

/s/ Nicole Fernandez-McGovern	Chief Financial Officer	September 7, 2018
Nicole Fernandez-McGovern	(Principal Financial and Accounting Officer)

*	Chairman of the Board and President	September 7, 2018
Bret Chilcott

*	Director	September 7, 2018
Grant Begley

*	Director	September 7, 2018
Scott Burell

*	Director	September 7, 2018
Thomas Gardner

*	Director	September 7, 2018
Corbett Kull

* /s/ Nicole Fernandez-McGovern Attorney-in-Fact

EXHIBIT INDEX

3.1	Amended and Restated Articles of Incorporation, as currently in effect (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed on August 14, 2008)

3.2	Certificate of Amendment of Articles of Incorporation as filed with the Nevada Secretary of State on May 29, 2014 (incorporated herein by reference as Exhibit 3.1 on Current Report Form 8-K filed on May 29, 2014)

3.3	Certificate of Amendment of Articles of Incorporation (incorporated by reference as Exhibit 3.1 on Current Report Form 8-K filed on May 29, 2014)

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated herein by reference as Exhibit 4.1 on Current Report Form 8-K filed on March 11, 2015)

3.5	Certificate of Designation of Series C Preferred Stock filed with the Nevada Secretary of State on April 27, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on April 28, 2018)

3.6	Amendment to Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.3 to the Form 8-K filed on March 29, 2018)

3.7	Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the Form 8-K filed on January 6, 2011).

3.8	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the 10% Series A Redeemable Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on March 29, 2018)

3.9	Certificate of Amendment to Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the 10% Series A Redeemable Perpetual Preferred Stock (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on March 29, 2018)

3.10	Certificate of Amendment to the Articles of Incorporation of EnerJex Resources, Inc. to change the company’s name (incorporated by reference to Exhibit 3.4 to the Form 8-K filed on March 29, 2018)

3.11

Certificate of Amendment to the Articles of Incorporation of EnerJex Resources, Inc. to effect a 1-for-25 reverse stock split (incorporated by reference to Exhibit 3.5 to the Form 8-K filed on March 29, 2018)

3.12	Articles of Merger, dated March 26, 2018, by and between AgEagle Aerial Systems, Inc. and AgEagle Merger Sub, Inc.(incorporated by reference from Exhibit 3.6 on Form 8-K filed on March 29, 2018)

3.13	Amended and Restated Bylaws, as currently in effect (incorporated by reference to Appendix C to Schedule 14A filed on May 22, 2013)

4.1*	Form of 8% Convertible Debenture due November 6, 2016

4.2*	Form of 8% Convertible Debenture due June 30, 2017

5.1*	Opinion of Loeb & Loeb LLP regarding legality

10.1	Distribution Agreement, dated February 17, 2016, between the Registrant and Raven Industries, Inc.

10.2*	Incubator Lease Agreement, dated August 28, 2015, between the City of Neodosha, Kansas and the Registrant

10.3*	2017 Equity Incentive Plan of the Registrant

10.4*	Stock Purchase Agreement, dated February 25, 2016, between the Registrant and Raven Industries, Inc.

10.5*	Agreement, dated May 13, 2016, between the Registrant and Botlink, LLC

10.6*	Consulting Agreement, dated March 1, 2015, between the Registrant and GreenBlock Capital, LLC

10.8	Offer Letter, dated July 9, 2017, between the Registrant and Barrett Mooney (incorporated by reference to Exhibit 10.1 on Form 8-K filed on July 19, 2018)

10.9	Form of Deed in Lieu of Foreclosure, dated March 26, 2018 (incorporated by reference to Exhibit 10.1 on Form 8-K filed on March 29, 2018)

10.10	Form of Release and Covenant Not to Sue, dated March 26, 2018 (incorporated by reference to Exhibit 10.2 on Form 8-K filed on March 29, 2018)

10.11	Form of Promissory Note between EnerJex Resources, Inc. and Pass Creek Resources, LLC dated March 26, 2018 (incorporated by reference to Exhibit 10.3 on Form 8-K filed on March 29, 2018)

10.12	Form of Additional Issuance and Exchange Agreement, dated March 26, 2018, by and among EnerJex Resources, Inc. and the investor named therein, relating to the purchase of shares of Series C Preferred Stock (incorporated by reference to Exhibit 10.4 on Form 8-K filed on March 29, 2018)

10.13	Voting Agreement, dated as of October 19, 2017, by and among EnerJex Resources, Inc. and a principal stockholder of AgEagle (incorporated by reference to Exhibit 10.1 on Form 8-K filed October 20, 2017)

10.14*	Form of Exchange Agreement dated November 20, 2017 between the Registrant and Agribotix LLC

10.15*	Form of Agribotix Distribution and Resale Agreement dated November 20, 2017

10.16*	Form of AgEagle Dealer Agreement

10.17*

ASSET PURCHASE AGREEMENT, dated as of July 25, 2018, into by and among the (i) Registrant, (ii) EAGLE AERIAL SYSTEMS, INC., a Nevada corporation and wholly-owned subsidiary of Registrant, (iii) AGRIBOTIX, LLC, a Colorado limited liability company, (iv) the individuals listed on the signature page thereof, and (v) Paul Hoff, in his capacity as the representative of the Seller Investor. (Incorporated by reference to Exhibit 10.1 on Form 8-K filed on July 31, 2018).

14.1*	Code of Ethics of the Registrant Applicable To Directors, Officers And Employees

23.1	Consent of RBSM, LLP, an independent registered public accounting firm

23.2	Consent of D. Brooks and Associates CPA’s, P.A., independent registered public accounting firm

23.3	Consent of EKS&H, LLLP

23.4*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1 to this registration statement)

24.1*	Power of Attorney (included on signature page hereto)

* Previously filed.